Exhibit 10.1

Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Such omissions are designated as **.

LICENSE AGREEMENT

dated as of April 7th, 2004

by and between

Unigene Laboratories, Inc.

and

Novartis Pharma AG

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II LICENSE GRANTS		7
2.1.	License Grant from Unigene to Novartis	7
2.2.	Reservation of Rights to the Licensed Technology	7
2.3.	Novartis Sublicensing Rights	8
2.4.	Improvement License Grants from Novartis to Unigene to manufacture API	9
2.5.	Improvement License Grants from Novartis to Unigene to manufacture proteins or peptides other than API	10
2.6.	Licensed Technology Facilities	10

ARTICLE III PAYMENTS		10
3.1.	Initial Fee to Unigene	10
3.2.	Milestone Payments to Unigene	10
3.3.	Unigene Licensed Technology Royalties	11

ARTICLE IV TECHNOLOGY TRANSFER		14
4.1.	Unigene Know-How and Material Transfer	14
4.2.	Assistance	15
4.3.	Technical Support beyond the Technology Transfer Plan	15
4.4.	Cost of Technology Transfer	15

ARTICLE V SUPPLY AND MANUFACTURE		15
5.1.	Unigene Supply to Novartis	15
5.2.	Novartis Supply to Unigene	15

ARTICLE VI INTELLECTUAL PROPERTY		16
6.1.	Ownership and Inventorship of Sole and Joint Improvements	16
6.2.	Filing, Prosecution, Maintenance and Enforcement of Patents	17

ARTICLE VII REPRESENTATIONS, WARRANTIES AND COVENANTS		20
7.1.	Warranties	20

ARTICLE VIII CONFIDENTIALITY AND EXCHANGE OF INFORMATION		21
8.1.	Confidential Information	21
8.2.	Permitted Disclosures	22
8.3.	Public Announcements	23
8.4.	Publications	23
8.5.	Bankruptcy	24

ARTICLE IX INDEMNIFICATION		24
9.1.	Indemnification of Novartis	24
9.2.	Indemnification of Unigene	24
9.3.	Procedure	25

ARTICLE X DISCLAIMER OF WARRANTIES		25

ARTICLE XI TERM AND TERMINATION		26
11.1.	Term	26
11.2.	Termination for Material Breach	26
11.3.	Termination for Insolvency; Retention of License	26
11.4.	General Effect of Termination	26

ARTICLE XII MISCELLANEOUS		28
12.1.	Governing Law	28
12.2.	Waiver	28
12.3.	Assignment	28
12.4.	Notices	29
12.5.	Force Majeure	30
12.6.	Independent Contractors	30
12.7.	Other Obligations	30
12.8.	Severability	30
12.9.	Further Assurances	31
12.10.	Entire Agreement, Waivers, Etc	31
12.11.	Headings, Construction and Interpretations	31
12.12.	Counterparts	31

- ii -

This License Agreement (this “Agreement”), dated as of April 7th, 2004 (the “Effective Date”), is made between Novartis Pharma AG, a Swiss corporation (“Novartis”) and Unigene Laboratories, Inc., a Delaware corporation (“Unigene”) (each a “Party” and collectively, the “Parties”).

R E C I T A L S

WHEREAS, Unigene has developed certain proprietary technology related to the manufacture of API, Intermediate and Amidating Enzyme;

WHEREAS, Unigene is the owner of all right, title and interest in, or otherwise controls, certain Unigene Patent Rights and Unigene Know-How which relate to the manufacture of API, Intermediate and Amidating Enzyme;

WHEREAS, Unigene desires to grant to Novartis and Novartis desires to obtain, an exclusive, worldwide license under this Agreement for Novartis and/or its Affiliates to develop, have developed, manufacture, use, import and export API, Intermediates and Amidating Enzyme for use in Novartis and Unigene Drug Products;

WHEREAS, Unigene desires to supply, and Novartis desires to be supplied with API suitable for a ** and/or ** Clinical Study for the development of Novartis’ Oral Product according to the terms of the Clinical Supply Agreement attached hereto as Exhibit A;

WHEREAS, the parties shall negotiate in good faith the terms and conditions of a clinical and a commercial supply agreement to cover the supply of API for clinical and commercial use in Unigene’s Drug Products (“Product Supply Agreement” and the “Contract Manufacturing Agreement) as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, Novartis and Unigene, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. “Affiliate” means any legal entity (such as a corporation, partnership, or limited liability company) that Controls, is Controlled by or is under common Control with a Party to this Agreement. For the purposes of this definition, the term “Control” means: (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities (or such lesser percentage which is the maximum allowed by a foreign corporation in a particular jurisdiction); (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities; or (iii) the ability to direct the affairs of any such entity.

1.2. “Amidating Enzyme” means a recombinant enzyme used to convert non amidated peptides or proteins to amidated peptides or proteins.

1.3. “API” or “Active Pharmaceutical Ingredient” means recombinant salmon calcitonin manufactured under or using the Licensed Technology in bulk active ingredient form.

1.4. “Calendar Quarter” means a period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.5. “Calendar Year” means a period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31.

1.6. “Clinical Supply Agreement” means that certain clinical supply agreement, dated as of the date hereof, by and between Novartis and Unigene, which is attached hereto as Exhibit A.

1.7. “Commencement of **” means the date the first ** by or on behalf of Novartis in the first ** for **.

1.8. “Commencement of **” means the date the first ** by or on behalf of Novartis in the first ** for **.

1.9. “Competing Product” means any product sold by a Third Party that contains API. Affiliates, sublicensees, Joint Ventures and distributors of Unigene shall not be considered to be Third Parties.

1.10. “Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated November 6, 2002, between Novartis AG and Unigene.

1.11. “Confidential Information” means (i) any proprietary or confidential information or material in tangible form disclosed hereunder that is marked as “Confidential” at the time it is delivered to the receiving Party, (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within forty-five (45) days thereafter by the disclosing Party.

1.12. “Contract Manufacturing Agreement” shall have the meaning assigned to it in Section 5.2.1.

1.13. “Control,” “Controls,” “Controlled,” or “Controlling” means (except with respect to “Affiliate” as defined in Section 1.1) possession of the ability to grant the licenses or sublicenses as provided herein without violating the terms of any license agreement or other arrangement with any Third Party, or any government regulation or statute.

1.14. “Effective Date” means the date set forth above.

1.15. “Field” means the use by oral administration of the API for the prophylactic and/or therapeutic treatment of any human diseases or disorders, including, but not limited to, osteoporosis.

1.16. “FDA” means, with respect to the United States, the United States Food and Drug Administration, any successor entity thereto, or any equivalent foreign regulatory authority(ies) in a particular country of the Territory.

1.17. “First Commercial Sale” means the first sale of any Novartis Drug Product to a Third Party by Novartis or its respective Affiliates or permitted sublicensees.

1.18. “Future Novartis Products” means any and all drug products developed or licensed by Novartis for use outside the Field during the term of this Agreement, but not yet developed or licenced upon Effective Date, in any formulation containing or incorporating API, alone or in combination with any pharmacologically active ingredient.

1.19. “Improvements” shall collectively mean Joint Improvements, Novartis Non-Severable Sole Improvements, Novartis Severable Sole Improvements and Unigene Sole Improvements, and Non-Severable Joint Improvements.

1.20. “Intermediate” means API precursors generated during the process of manufacturing API.

1.21. “Joint Improvements” means any improvements, inventions, discoveries, processes, improved cell lines, cell banks, clones, vectors, cassettes, and other knowledge, whether or not patentable (including patents, patent applications, divisions, continuations, continuation-in-part, reissues, reexaminations, extensions or supplemental patent certificates) that are (a) jointly made after the Effective Date of this Agreement by at least one individual or individuals under an obligation to assign their rights to such improvements to Unigene and/or its Affiliate as applicable and at least one individual or individuals under an obligation to assign their rights to such improvements to Novartis and/or its Affiliate as applicable and (b) implemented in ** by Novartis and/or its Affiliate and (c) not derived from Unigene Confidential Information, Unigene Licensed Technology or from technology disclosed in any patent which is owned or controlled, in whole or in part, by license from a Third Party, assignment and (d) not derived from Novartis Confidential Information or from technology disclosed in any patent which is owned or controlled, in whole or part, by license from a Third Party, assignment or otherwise by Novartis and/or its Affiliate as applicable.

1.22. “Joint Venture” means any entity, collaboration or association between Unigene and a Third Party for, inter alia, manufacturing API solely for use in Other Unigene Products, in which Unigene has a ** or greater direct ownership of the interest of such entity, collaboration or association and has a significant and active management role.

1.23. “Licensed Technology” means the Unigene Know-How and the Unigene Patent Rights.

1.24. “Net Sales” means with respect to the Novartis Drug Products, the gross amount invoiced by Novartis, its Affiliates, its sublicensees, its co-promoters, its co-marketers or a joint venture to which Novartis, its Affiliates or sublicensees are a party, to unrelated Third Parties on sales of Novartis Drug Product in the Territory less the following customary and reasonable deductions for the Novartis Drug Products:

Trade, quantity and cash discounts allowed;

Commissions, discounts, refunds, rebates, charge-backs, retroactive price adjustments, and any other allowances related directly to the Novartis Drug Product which effectively reduce the net selling price,

Actual Novartis Drug Product returns and allowances;

Delayed ship order credits and discounts pursuant to **, including, but not limited to, ** and coupon discounts;

Any tax, tariffs or duties imposed on the production, sale, delivery export or use of the Product, including, without limitation, sales, use, excise or value added taxes.

1.25. “Non-Severable Joint Improvements” means all improvements, inventions, discoveries, processes, improved cell lines, cell banks, clones, vectors, and cassettes, and other knowledge, whether or not patentable (including patents, patent applications, divisions, continuations, continuation-in-part, reissues, reexaminations, extensions or supplemental patent certificates) that are (a) derived from Unigene Licensed Technology, or from technology disclosed in any patent which is owned or controlled, in whole or in part, by license, assignment or otherwise by Unigene and/or its Affiliates as applicable, and implemented in the ** by Novartis and/or its Affiliate and (b) made after the Effective Date of this Agreement solely by an individual or individuals having access to Unigene Know How and being under an obligation to assign their rights to such improvements to Novartis and/or its Affiliate as applicable, provided, however, that if such improvement was made jointly with an individual or individuals being under an obligation to assign their rights to such improvement to Unigene and/or its Affiliates, as applicable, Unigene’s and/or its Affiliate’s right, title and interest in such Non-Severable Joint Improvements shall be deemed to be a **. Novartis’ and/or its Affiliate’s right, title and interest in such Non-Severable Joint Improvements shall be deemed to be a **.

1.26. “Novartis Non-Severable Sole Improvements” means all improvements, inventions, discoveries, processes, improved cell lines, cell banks, clones, vectors and cassettes, and other knowledge, whether or not patentable (including patents, patent applications, divisions, continuations, continuation-in-part, reissues, reexaminations, extensions or supplemental patent certificates) that are (a) derived from Unigene Licensed Technology, or from technology disclosed in any patent which is owned or controlled, in whole or in part, by license, assignment or otherwise by Unigene and/or its Affiliates as applicable, and implemented in the ** by Novartis and/or its Affiliate and (b) made after the Effective Date of this Agreement solely by an individual or individuals having access to Unigene Know How and being under an obligation to assign their rights to such improvements to Novartis and/or its Affiliate as applicable.

1.27. “Novartis’ Oral Product” means the drug product for use in the Field in development by Novartis upon the Effective Date, in finished pharmaceutical form suitable for oral administration, containing or incorporating API, alone or in combination with any pharmacologically active ingredient.

1.28. “Novartis Drug Products” means (a) the Novartis Oral Product, (b) the Future Novartis Products and (c) the Other Novartis Products.

1.29. “Novartis Severable Sole Improvements” means all improvements, inventions, discoveries, processes, improved cell lines, cell banks, clones, vectors, cassettes, and other knowledge, whether or not patentable (including patents, patent applications, divisions, continuations, continuation-in-part, reissues, reexaminations, extensions or supplemental patent certificates) that are either (a) derived from other than Unigene Licensed Technology upon having been made after the Effective Date of this Agreement solely by an individual or individuals being under an obligation to assign their rights to such improvements to Novartis and/or its Affiliate as applicable and implemented in the ** by Novartis and/or its Affiliate or (b) derived by any individual or individuals under an obligation to assign their rights to such improvements to either Novartis, Unigene, or their Affiliates after the Effective Date of this Agreement from Novartis Confidential Information or from technology disclosed in any patent which is owned or Controlled, in whole or part, by license from a Third Party, assignment or otherwise by Novartis and/or its Affiliate as applicable and implemented in the ** by Novartis or its Affiliates.

1.30. “Other Novartis Products” shall mean any and all drug products developed or licensed by Novartis for use outside the Field upon the Effective Date, in any formulation containing or incorporating API, alone or in combination with any pharmacologically active ingredient.

1.31. “Other Unigene Products” shall mean any and all drug products developed or licensed by Unigene for use outside the Field upon the Effective Date and/or during the term of this Agreement, in any formulation (in particular but not limited to nasal and/or injectable), containing or incorporating API, alone or in combination with any pharmacologically active ingredient.

1.32. “** Clinical Studies” means the ** clinical study for ** in patients to determine ** and/or **.

1.33. “** Clinical Studies” means ** clinical trials for **, as prescribed by applicable FDA regulations.

1.34. “Process Transfer Information” means the information to be supplied by Unigene as set forth in Section 4.1.

1.35. “Term” means the term of this Agreement as set forth in Section 11.1.

1.36. “Territory” means all the countries and territories of the world.

1.37. “Third Party(ies)” means any party(ies) other than Unigene, Novartis or their respective Affiliates.

1.38. “Unigene’s Oral Product” means the drug product in development by Unigene upon Effective Date for use in the Field, containing or incorporating API, alone or in combination with any pharmacologically active ingredient.

1.39. “Unigene Drug Product” means (a) the Unigene Oral Product and (b) the Other Unigene Products.

1.40. “Unigene Know How” means all cell lines, cell banks, clones, vectors, cassettes, separations, purifications, ideas, inventions, data, instructions, processes (including, without limitation, the process of manufacturing API through a fermentation process or through the employment of **), formulas, expert opinions and information, including, without limitation, biological, chemical, pharmacological, physical and analytical, clinical, safety, manufacturing and quality control data and information, in each case, which are necessary or useful for the development, testing, use, manufacture or sale of API, ** and which is in the possession of and owned or Controlled by Unigene and/or its Affiliate as applicable. For avoidance of doubt, Unigene Know-How shall include all **, and Unigene inventions in existence as of the Effective Date or during the Term of this Agreement, but does not include any ** made after the Effective Date for so long as such are included in the Unigene Patent Rights except for those ** set forth by title in **. Upon filing of the corresponding patent applications, such patent applications shall be Unigene Patent Rights deemed to exist prior to the Effective Date. Unigene Know-How shall be Confidential Information of Unigene as defined in Section 1.11 and shall be documented to the extent reasonable in written and/or electronic form.

1.41. “Unigene Patent Rights” means: (i) all patents and patent applications in existence as of the Effective Date or during the Term of this Agreement claiming generically or specifically the manufacture of API, ** including, without limitation, a process for manufacturing API, ** that contain a Valid Claim which would be infringed by making, using, selling, offering for sale, or having made API in the Territory or by the importation of API into the Territory; and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, patents of additions, extensions, supplemental patent certificates, corresponding patents or patent applications in the same or other countries claiming priority from a patent a patent application in existence as of the Effective Date, including those in patent applications or patents derived from Unigene Sole Improvements set forth in Exhibit D that contain a Valid Claim which would be infringed by making, using, selling, offering for sale, or having made API in the Territory or by the importation of API into the Territory, or other governmental actions which extend the term of any Valid Claim of the patent applications or patents in clause (i) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing, in each case which is owned or Controlled, in whole or part, by license, assignment or otherwise by Unigene and/or its Affiliate as applicable as of the Effective Date. The Unigene Patent Rights are set forth in Exhibit E.

1.42. “Unigene Sole Improvements” means all improvements, whether or not severable, inventions, discoveries, processes, improved cell lines, cell banks, clones, vectors, cassettes, separations, purifications and other knowledge, whether or not patentable (including patents, patent applications, divisions, continuations, continuation-in-part, reissues, reexaminations, extensions or supplemental patent certificates), derived from Licensed Technology and made after the Effective Date of this Agreement solely by an individual or individuals under an obligation to assign their rights to such improvements to Unigene and/or its Affiliate as applicable. Unless patented, or a published patent application, all Unigene Improvements shall constitute a part of the Unigene Know-How.

1.43. “U.S. Territory” means the United States of America and all of its territories and possessions, and shall include Puerto Rico.

1.44. “Valid Claim” means a claim in an unexpired and issued patent or pending patent application included in Unigene Patent Rights that has not been disclaimed, revoked or held invalid or unenforceable by a final unappealable decision of a government agency or court of competent jurisdiction, or unappealed within the time limit allowed for appeal, or which has not been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise.

ARTICLE II

LICENSE GRANTS

2.1. License Grant from Unigene to Novartis. Subject to the terms and conditions of this Agreement, Unigene hereby grants to Novartis and its Affiliates an exclusive license under the Licensed Technology to develop, manufacture, sell, use, import and export API, Intermediate and Amidating Enzyme in the Territory solely for the purpose of

(a)	developing, having developed, manufacturing, using, selling, having sold importing and exporting Novartis Drug Products and/or

(b)	manufacturing and selling API to Unigene for use in Unigene Drug Products, by Unigene its Affiliates, licensees or distributors.

2.2. Reservation of Rights to the Licensed Technology.

2.2.1. Unigene’s Oral Product. Notwithstanding the exclusive license granted to Novartis in Section 2.1.1, Unigene shall have the right to

(a)	manufacture API, Amidating Enzyme and Intermediates for use in Unigene’s Oral Product needed until completion of **;

(b)	have manufactured API for use in Unigene’s Oral Product for commercial sale exclusively by Novartis and/or its Affiliates, as per the terms of the Contract Manufacturing Agreement;

(c)	have manufactured API for use in Unigene’s Oral Product by a Third Party, in the event ** according to the terms of this Agreement and/or as contemplated by the Contract Manufacturing Agreement.

(d)	In the event that the Parties shall not negotiate and execute the Contract Manufacturing Agreement as contemplated in Section 5.2 below, or such Contract Manufacturing Agreement shall be terminated, the license granted to Novartis in Section 2.1 (b) shall terminate, and Unigene shall be free to manufacture or have manufacture API for use in Unigene’s Oral Product by a Third Party and/or a Joint Venture.

2.2.2. Other Unigene Products. Notwithstanding the exclusive license granted to Novartis in Section 2.1.1, Unigene shall have the right to

(a)	develop, manufacture, have manufactured by a Joint Venture, sell, use, import and export API, Intermediates and Amidating Enzyme to the extent it is used in Other Unigene Products, it being understood that such Joint Venture shall have the rights to manufacture API solely for use in Other Unigene Products;

(b)	have manufactured API for use in Other Unigene Products by Novartis and/or its Affiliates, as per the terms of the Contract Manufacturing Agreement;

(c)	have manufactured API for use in Other Unigene Products by a Third Party, in the event **, or as contemplated by the Contract Manufacturing Agreement, it being understood that such ** shall have the rights to ** solely for use in **;

(d)	In the event that the Parties shall not negotiate and execute the Contract Manufacturing Agreement as contemplated in Section 5.2 below, or such Contract Manufacturing Agreement shall be terminated, the license granted to Novartis in Section 2.1 (b) shall terminate, and Unigene shall be free to manufacture or have manufacture API for use in Other Unigene Products by a Third Party and/or a Joint Venture.

2.2.3. Right of **. Each Party and its Affiliates will, upon reasonable request, provide the other Party with a right of ** related to **, including but not limited to **, other than the ** for **. ** will have the right to ** relating to the **, including ** shall have the right to ** related to **.

2.3. Novartis Sublicensing Rights.

2.3.1. Novartis shall not be permitted to sublicense the manufacture of API, Amidating Enzyme or Intermediates or provide any Third Party with access to the cell lines, cell banks, clones, vectors, cassettes, separations and purifications or any other Unigene Know-How included within the Licensed Technology without consent and prior written approval from Unigene, which approval shall be within Unigene’s sole discretion.

2.3.2. Novartis shall have the right to sublicense tableting, filling, packaging, finishing and similar aspects of secondary manufacture, of Novartis Drug Products (but excluding **) without consent or approval from Unigene.

2.4. Improvement License Grants from Novartis to Unigene to manufacture API.

2.4.1. For Novartis Non-Severable Sole Improvements and Non-Severable Joint Improvements.

2.4.1.1. During the term of the Contract Manufacturing Agreement and/or this Agreement. During the term of the Contract Manufacturing Agreement and/or this Agreement Novartis and/or its Affiliate as applicable shall upon implementation of Novartis Non-Severable Sole Improvements or Non-Severable Joint Improvements in its manufacture of API, Intermediates or Amidating Enzyme, grant to Unigene, its Affiliates and/or Joint Ventures a ** (except as to **), ** license, without the right to **, to Novartis Non-Severable Sole Improvements solely to manufacture API, Intermediates or Amidating Enzyme.

2.4.1.2. Upon termination of the Contract Manufacturing Agreement and this Agreement. After both the Contract Manufacturing Agreement and this Agreement have terminated any license granted to Unigene under Section 2.4.1.1 above shall be converted to a ** (even as to **), ** license with the right to **, to Novartis Non-Severable Sole Improvements and Non-Severable Joint Improvements solely to manufacture and have manufactured API, Intermediates or Amidating Enzyme.

2.4.1.3. Novartis and its Affiliates shall not at any time license Novartis Non-Severable Sole Improvements and/or Non-Severable Joint Improvements to any Third Party, and shall only employ Novartis Non-Severable Sole Improvements and/or Non-Severable Joint Improvements to manufacture API, Intermediates or Amidating Enzyme for Novartis Drug Products or for Unigene.

2.4.2. For Novartis Severable Sole Improvements.

2.4.2.1. During the term of the Contract Manufacturing Agreement and this Agreement. During the term of the Contract Manufacturing Agreement and this Agreement Novartis and/or its Affiliate as applicable shall upon implementation of Novartis Severable Sole Improvements in its manufacture of API, Intermediates or Amidating Enzyme, grant to Unigene, its Affiliates a ** license, without the right to **, to Novartis Severable Sole Improvements solely to manufacture API, Intermediates or Amidating Enzyme, said licenses to expire upon termination of the **.

2.4.2.2. Upon termination of the Contract Manufacturing Agreement and/or the term of this Agreement. Upon termination of the Contract Manufacturing Agreement and/or the term of this Agreement the Parties shall negotiate in good faith the terms of a ** license, without the right to ** solely to manufacture or have manufactured for Unigene, its Affiliates and/or Joint Ventures API, Intermediates or Amidating Enzyme.

2.4.3. Third Party Manufacturing. Unigene shall have the right to grant the rights granted under ** to a ** and/or ** in case ** for use in ** by a ** is required as per Section ** and/or as contemplated under the terms of the **, provided that such ** and/or ** is bound to confidentiality with respect to any information shared in the implementation of such rights and such ** and/or ** are bound by the terms and limitations of such licenses as set forth herein.

2.5. Improvement License Grants from Novartis to Unigene to manufacture proteins or peptides other than API.

2.5.1. For Novartis Non-Severable Sole Improvements. Upon the request of Unigene, the Parties shall negotiate in good faith the terms of an ** license for ** for use in the production of proteins or peptides other than API. Such licenses will be negotiated on an ** basis, unless agreed to the contrary in writing by the Parties. The right to ** will also be negotiated in good faith on an ** basis.

2.5.2. For Novartis Severable Sole Improvements. Upon the request of Unigene, the Parties shall negotiate in good faith the terms of a ** license for ** for use in the production of proteins or peptides other than API. Such licenses will be negotiated on an ** basis, unless agreed to the contrary in writing by the Parties. The right to ** will also be negotiated in good faith on an ** basis.

2.6. Licensed Technology Facilities. Prior to the commencement thereat, Novartis shall notify Unigene of each location at which Novartis will utilize the Licensed Technology, with respect to the manufacture of API, Amidating Enzyme, Intermediates and/or Novartis Drug Products.

ARTICLE III

PAYMENTS

3.1. Initial Fee to Unigene. In partial consideration for the license to Licensed Technology granted to Novartis under Section 2.1 of this Agreement, Novartis shall pay to Unigene three million five hundred thousand U.S. dollars (U.S. $ 3,500,000) within fifteen (15) days following execution of this Agreement, which amounts shall be non-refundable and not creditable against other amounts due Unigene under this Agreement.

3.2. Milestone Payments to Unigene.

3.2.1. Milestone Schedule for Novartis’ **. In partial consideration for the license to Licensed Technology granted to Novartis under Section 2.1 of this Agreement, Novartis shall pay Unigene the amounts set forth below following the first achievement by Novartis its respective Affiliates or permitted sublicensees, as applicable and as the case may be, of each of the following milestones with respect to the Novartis’ ** (“Milestones”):

Milestone	Amounts
1. The sixtieth (60th) day after initiation of the technology transfer in accordance with the Technology Transfer Plan	U.S. $	2,000,000

2. **	U.S. $	2,500,000

3. ** Commencement of Phase III Clinical Studies by Novartis, **	U.S. $	3,000,000

4. **	U.S. $	*	*

5. **	U.S. $	*	*

3.2.2. For the avoidance of doubt, the parties hereby acknowledge, ** to determine the Milestones listed in Section 3.2.1 shall only relate to **.

3.2.3. Novartis shall provide written notice of achievement of all Milestones other than Milestone 1 to Unigene within fifteen (15) days after such event. For Milestone 1, Novartis shall notify Unigene in writing of the initiation of the Technology Transfer.

3.2.4. If Unigene has shipped API in accordance with the Clinical Supply Agreement, **.

3.2.5. Upon receipt of an invoice from Unigene specifying the Milestone achieved, Novartis shall pay such Milestone within forty-five (45) days after receipt of such invoice.

3.2.6. Each such payment shall be made only one time, based upon achievement of a particular Milestone, regardless of how many times such Milestone is achieved.

3.2.7. Each such payment shall be non-refundable and non-creditable to Novartis against other amounts due to Unigene under this Agreement.

3.3. Unigene Licensed Technology Royalties.

3.3.1. Royalties on Net Sales of Novartis’ Oral Product and Future Novartis Products. In partial consideration of the license and rights granted under the Licensed Technology hereunder, Novartis shall pay royalties to Unigene on Net Sales of Novartis’ Oral Product and Future Novartis Products in the Territory as follows:

3.3.1.1. ** percent ** of annual Net Sales up to and including ** U.S. dollars **;

3.3.1.2. ** percent ** of annual Net Sales in excess of ** U.S. dollars ** up to and including ** U.S. dollars **;

3.3.1.3. ** percent ** of annual Net Sales in excess of ** U.S. dollars ** up to and including ** U.S. dollars **; and

3.3.1.4. ** percent ** of annual Net Sales in excess of ** U.S. dollars **;

provided that, for purposes of this Section 3.3.1, achievement of the Net Sales thresholds set forth shall be determined by adding the total annual Net Sales of all Novartis Drug Products during each Calendar Year in all countries of the Territory. The royalty rates so determined shall solely be paid on Net Sales of Novartis’ Oral Product and Future Novartis Products.

By way of examples: **.

3.3.2. Royalties on Net Sales of Other Novartis Products. In partial consideration of the license and rights granted under the Licensed Technology hereunder, Novartis shall pay ** percent ** royalties to Unigene on ** Net Sales of Other Novartis Products.

3.3.3. Unigene Licensed Technology Royalties. Except for ** which ** existing as of the Effective Date and the ** (which are deemed to be ** as of the Effective Date), ** filed during the term of the Agreement shall be evaluated by the Parties as to their value and utility, and if employed by Novartis or its Affiliates the Parties shall negotiate in good faith as to their inclusion and value on a case by case basis.

3.3.4. Royalty Term. In accordance with Section 3.3.1 and 3.3.2 Novartis shall be obliged to pay royalties until the termination of this Agreement pursuant to Article 11 as follows:

3.3.4.1. Novartis shall pay royalties as per Section 3.3.1 and 3.3.2 on a country by country basis until the later of (a) the expiration of the last to expire Valid Claim of the Unigene Patent Rights as listed in Exhibits D and E attached hereto in the country where Novartis Drug Products are sold or (b) with respect to the territory of the European Union and rest of world ten (10) years after First Commercial Sale of each Novartis Drug Product, and with respect to the U.S. Territory fifteen (15) years after First Commercial Sale of each Novartis Drug Product.

3.3.4.2. Loss of Market Exclusivity. After the occurrence of the later event for a Novartis Drug Product in a country under Section 3.3.4.1, the royalty on the Net Sales for such Novartis Drug Products shall be reduced by ** percent ** in such country.

3.3.4.3. Market Approval of a Competing Product. In the event a Competing Product enters the market with respect to a Novartis Drug Product in a country during the term of this Agreement, royalty payments as per Section 3.3.1 and/or 3.3.2 with respect to such Novartis Drug Product(s) in such country shall be reduced by ** percent **, it being agreed, that in **, such ** percent ** reduction shall be in addition.

3.3.5. Payment of Royalties. Payment of royalties shall be made forty five (45) days after the end of each Calendar Quarter on all Net Sales in the preceding quarter (“Quarterly Payment”). For each quarter, a detailed report shall be delivered to Unigene forty-five (45) days after quarter end setting forth the total Net Sales by country in the Territory for the preceding Calendar Quarter. Such report shall include gross sales in local currency, number of units sold, the weighted average selling price per unit of Novartis Drug Product, the itemized deductions to arrive at the Net Sales, Net Sales in local currency and in US Dollars, and the (calculated) currency conversion rates. In the event that a Net Sales threshold as described in Section 3.3.1 is met during a Calendar Quarter, **.

3.3.6. Single Royalty; Non-Royalty Sales. No royalty shall be payable under Section 3.3.1 and 3.3.2 above with respect to sales of the Novartis Drug Products among Novartis its Affiliates and permitted sublicensees for resale to a Third Party. In no event shall more than one such royalty be due to Unigene hereunder with respect to the sale of each Novartis Drug Products.

3.3.7. Third Party Fees or Royalties. Novartis shall be fully responsible for the payment of any additional royalties, license fees, milestones and any and all other payments due to Third Parties that are required for Novartis, its Affiliates or licensees to develop, use, market, sell or import unless, prior to the Effective Date, Unigene was aware of and did not disclose to Novartis Third Party rights that would be infringed by the development, use, marketing, sale or importation of API. In such case, Unigene shall be responsible for the payment of such additional royalties, license fees, milestones, and any and all other payments due to Third Parties required for Novartis, its Affiliates or licensees to develop, use, market, sell or import **.

3.3.8. Currencies. Payments under this Agreement shall be made in United States Dollars. Net Sales for each country shall be converted into United States Dollars using Novartis’ then current standard exchange rate methodology ** for converting such local currency to the United States Dollar.

3.3.9. Manner of Payments. All sums due to Unigene under this Agreement shall be payable in United States Dollars by bank wire transfer in immediately available funds to such bank account as Unigene shall designate. Novartis shall notify Unigene, in advance, as to the date and amount of any such wire transfer. For any payment made more than forty-five (45) days from the due date, Novartis shall pay interest at the ** on the unpaid amount (unless a lower percentage is required by law).

3.3.10. Tax Withholding. Any tax, duty or other levy paid or required to be withheld by Novartis on account of royalties or other payments payable to Unigene under this Agreement shall be deducted from the amount of royalties or payments otherwise due, provided that Novartis shall make such deductions only to the minimum extent required by the relevant jurisdiction. Novartis shall secure and send to Unigene proof of payment of any such taxes, duties or other levies withheld and paid by Novartis for the benefit of Unigene, and cooperate at Unigene’s reasonable request to ensure that amounts withheld are reduced, creditable (or otherwise recoverable) to the fullest extent permitted by the relevant jurisdiction.

3.3.11. Financial Records and Audits; Unigene’s Right to Audit. Unigene, at its own cost, through an independent auditor (who will have executed a confidentiality agreement with Novartis) reasonably acceptable to Novartis, may inspect and audit the records of Novartis and its Affiliates (including, without limitation, Sandoz), as may be necessary and for the sole purpose of verifying the accuracy of all financial and numerical information and calculations provided in the reports of Novartis relating to the sale of Novartis Drug Product and any royalties due to Unigene under Section 3.3. Novartis shall, and shall cause its Affiliates (including, without limitation, Sandoz), provide access to such records during reasonable and regular business hours. Such audits shall not be conducted more than once in any four (4) consecutive calendar quarters during the period that Novartis has an obligation to pay Royalties hereunder. The auditors shall report to Unigene only the amount of Royalty due. Unigene shall provide Novartis with written notice of its election to inspect and audit the records related to the royalty due hereunder not less than thirty (30) days prior to the proposed date of review of such records by Unigene’s auditors. Novartis shall, and shall cause its Affiliates (including, without limitation, Sandoz) to, maintain sufficient records to permit the inspection and auditing permitted hereunder for three (3) years after the date of each respective reporting period (or such longer period as such records are required to be maintained by applicable law, rule, regulation or similar requirement). Novartis shall, and shall cause each of its Affiliates (including, without limitation, Sandoz) to, prepare its records and reports according to IAS rules (International Accounting Standards) consistently applied. Should the auditor find any underpayment of royalties by Novartis, Novartis shall promptly pay Unigene the amount of such underpayment, plus interest ** per annum or portion thereof on the amount of any underpayment from the date payment was due, and shall reimburse Unigene for the cost of the audit should such underpayment equal or exceed ** of royalties paid in any Calendar Quarter.

3.3.12. Bundling. When a Novartis Drug Product is bundled with one or more other Novartis Drug Products or one or more other products sold by Novartis which are not Novartis Drug Products, the selling price for each such Novartis Drug Product shall be the ** sold to a Third Party in an arm’s length transaction. However, in no event shall Novartis be constrained in pricing any Novartis Drug Product and in no event shall Novartis be required to reveal to Unigene the pricing of any Novartis Drug Product or any other product sold by Novartis as part of the bundle.

ARTICLE IV

TECHNOLOGY TRANSFER

4.1. Unigene Know-How and Material Transfer. Upon written notice from Novartis Unigene shall use its reasonable commercial efforts to promptly transfer, or cause to be transferred to Novartis and/or its designated Affiliate a copy of Unigene Know-How reduced to written or electronic form and all Process Transfer Information that is reasonably required by Novartis and or its Affiliates in accordance with the Technology Transfer Plan, it being understood that initiation of the technology transfer and locations as determined in the Technology Transfer Plan in Exhibit C attached hereto may be adjusted by Novartis as needed, it being further understood, that provided the Licensed Technology shall be transferred to Novartis’ Affiliate Sandoz, Kundl, the locations as determined in Exhibit C shall remain unchanged. Unigene Know-How shall remain the exclusive property of Unigene and shall be deemed to be Unigene’s Confidential Information.

4.2. Assistance. In accordance with the Technology Transfer Plan and upon written request by Novartis and/or its Affiliates Unigene shall provide the Novartis Affiliate with technical support with respect to the transfer, implementation and use of the Unigene Know-How in the manufacture of API, Amidating Enzyme and Intermediates (the “Technical Support”). The Technical Support as agreed on in the Technology Transfer Plan will be provided ** in connection with the provision of the Technical Support. The Technical Support will be provided at the locations designated in the technology transfer plan, and shall include access to documents and key personnel necessary to allow Novartis to develop the expertise to manufacture, and access and visits to the Unigene facilities to observe the manufacturing; provided, however, that Technical Support provided at Unigene’s facilities shall not be permitted to interfere with the day-to-day operations thereof. It is understood, that the Technical Support to be provided by Unigene ** shall be limited to **, provided that such man days may be reallocated by Novartis and/or its Affiliates to different tasks of the Technology Transfer Plan as needed, except as to the designated locations to provide the Technical Support, which shall remain unchanged. All Technical Support shall be provided in English. All information provided by Unigene in carrying out the Technical Support shall be deemed to be Unigene Know-How.

4.3. Technical Support beyond the Technology Transfer Plan. It is understood that activities, scale, locations, timing and man days as listed in the Technology Transfer Plan are best estimates only and may require adaptation as well as additional activities and additional man days by Unigene. All costs and out -of-pocket expenses incurred by Unigene for Technical Support requested by Novartis in addition to the Technical Support agreed on in the Technology Transfer Plan shall be borne by Novartis. Such additional Technical Support shall be reimbursed at the rate of Euro ** per man-day with each man-day equal to at least eight (8) working hours.

4.4. Cost of Technology Transfer. All other cost of such technology transfer shall be borne by Novartis. If the parties come to an agreement on the Contract Manufacturing Agreement as set forth in Section 5.2.2, then all costs of such technology transfer shall be borne by Novartis, whether or not Novartis continues to develop Novartis’ Oral Product. Termination of this Agreement shall not relieve the obligation of Novartis to bear all such costs, provided the parties have agreed on the Contract Manufacturing Agreement pursuant to Section 5.2.2. below.

ARTICLE V

SUPPLY AND MANUFACTURE

5.1. Unigene Supply to Novartis. Unigene hereby agrees to manufacture, sell and deliver API for use in the development of Novartis’ Oral Product pursuant to the Clinical Supply Agreement attached hereto as Exhibit A, which terms shall be incorporated herein.

5.2. Novartis Supply to Unigene.

5.2.1. Clinical and Commercial Supply of API for use in Unigene Drug Products. Within ** days following Effective Date, which may be extended by mutual agreement (the “Negotiation Period”) Novartis and Unigene shall negotiate in good faith toward concluding a clinical supply agreement (“Product Supply Agreement”) and a commercial supply agreement (the “Contract Manufacturing Agreement”). Such Product Supply Agreement and Contract Manufacturing Agreement shall incorporate the principles as set forth in Exhibits B, C and F, provided, however, that Exhibits B, C and F shall be legally nonbinding to both parties and are subject to final senior management approval of both parties.

5.2.2. In the event that Sandoz, Kundl, shall be appointed by Novartis to be the party to the Contract Manufacturing Agreement, the Contract Manufacturing Agreement (Exhibit B), the Product Supply Agreement (Exhibit F) and the Technology Transfer Plan (Exhibit C) shall be binding on both parties, provided, however, that the initiation of the Technology Transfer Plan and the Obligated Date in the Product Supply Agreement shall be adjusted as needed.

5.2.3. In the event that no Contract Manufacturing Agreement shall be concluded and executed within the Negotiation Period despite good faith negotiations, the license granted to Novartis under Section 2.1 (b) shall terminate.

ARTICLE VI

INTELLECTUAL PROPERTY

6.1. Ownership and Inventorship of Sole and Joint Improvements.

6.1.1. Ownership. Unigene shall solely own all right, title, and interest in all Unigene Sole Improvements. Novartis and or its Affiliates shall solely own all right, title, and interest in all Novartis Non-Severable Sole Improvements and Novartis Severable Sole Improvements. Each Party shall own an undivided right, title, and interest, as defined under the applicable U.S. law, in any Joint Improvements and Non-Severable Joint Improvements, and whether patentable or not patentable subject to the provisions of this Agreement. Each Party shall reasonably promptly disclose to the other Party all Improvements made by it. Each Party shall notify the other Party if it wishes to file a patent application concerning an Improvement no later than thirty (30) days before the anticipated date of such filing. If an express grant of rights from one Party to the other is required in any country to give full force and effect to this provision, the Parties shall execute any instrument necessary to accomplish the intent of the foregoing grant.

6.1.2. Inventorship. Inventorship and, subject to this Agreement the rights of ownership, of inventions and other intellectual property rights conceived and/or reduced to practice in connection with the development activities hereunder shall be determined in accordance with the laws of the United States. It is understood that, except as otherwise provided herein, neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license, assign, mortgage or exploit a Joint Improvement by reason of joint ownership of any such intellectual property, and may otherwise undertake all activities a sole owner might undertake with respect to such Joint Improvement without the consent and without accounting to the other joint owner, except as otherwise provided in this Agreement or as the Parties may otherwise agree in writing.

6.2. Filing, Prosecution, Maintenance and Enforcement of Patents.

6.2.1. Licensed Technology. If Unigene elects not to prosecute or maintain such patent applications or ensuing patents or claims included in Unigene Patent Rights in any country of the Territory, Unigene shall give Novartis notice thereof within a reasonable period prior to allowing such patent applications or patents or such claims encompassed by such patent applications or patents to lapse or become abandoned or unenforceable, and Novartis shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain such patent applications and patents or divisional applications related to such claims encompassed by such patent applications or patents in countries of Novartis’ choice throughout the world. Patents which Novartis has assumed the prosecution and maintenance of shall no longer be included in the Unigene Patent Rights.

6.2.2. Sole Improvements. Each of Unigene and Novartis (“Filing Party”) shall be responsible for the reasonable and diligent filing and prosecution of all patent applications relating to its Sole Improvements under this Agreement, but no party shall have an obligation to file an application relating to such Sole Improvement. Each Filing Party shall bear the cost and responsibility for the filing and prosecution of all such patent applications. The Filing Party shall provide the other Party with (a) a brief summary of the Sole Invention, and (b) the main claim at least thirty (30) days before the patent application is planned to be filed. The other Party may comment and make recommendations about content and filing strategy, which comments the Filing Party shall take under consideration. The Filing Party shall also keep the other Party informed of all material issues relating to the preparation, filing and prosecution of such patent applications. Neither Party shall file any patent application which shall lead to the disclosure of the other Party’s Confidential Information unless the other Party has first agreed in writing to the filing. If Novartis decides not to continue to prosecute or maintain a patent application or patent in a country for Novartis Non-Severable Sole Improvements after such patent or patent application has been published and Unigene wishes to do so, then the Novartis Non-Severable Sole Improvement and resulting patent applications and patents shall be assigned to Unigene and such patent applications and patents shall become part of Unigene Patent Rights and shall no longer be a Novartis Non-Severable Sole Improvement. Prior to publication, Novartis and/or its Affiliates will have no obligation to assign such patents or patent applications to Unigene.

6.2.3. Joint Improvements. In the case of Joint Improvements and Non-Severable Joint Improvements, the Parties shall decide whether or not to secure patent protection and which Party shall bear the primary responsibility for preparing, filing and prosecuting the Patent applications resulting there from. Patent-related expenses for Joint Improvements and Non-Severable Joint Improvements are **. If the Parties cannot agree which Party shall bear the primary responsibility for preparing, filing, and prosecuting Patent Applications resulting from a Joint Invention or a Non-Severable Joint Improvement, then counsel mutually agreeable to the Parties shall prepare, file and prosecute the patent applications and the Parties shall ** related thereto. Each Party shall promptly render all necessary assistance reasonably requested by the other Party in applying for and prosecuting the patent applications. Neither Party shall file any patent application on Joint Improvements or a Non-Severable Joint Improvement which shall lead to the disclosure of the other Party’s Confidential Information, unless the other Party has first agreed in writing to the filing. If a Party responsible for the prosecution or maintenance of a patent or patent application directed to a Joint Improvement or a Non-Severable Joint Improvement elects not to continue prosecution or maintenance of such patent or patent application, the Party will give the other Party notice of such election within a reasonable period prior to allowing such patent or patent application to lapse or become unenforceable, and the other Party will have the right to continue prosecution or maintenance of such patent or patent application; and if ** decides not to file a patent application for a Non-Severable Joint Improvement, Unigene shall be permitted to do so. If a Party (the “Relinquishing Party”) declines to pay its share of patent-related expenses for any patent application or patent directed to a Joint Improvement or a Non-Severable Joint Improvement, the other Party may assume payment of the Relinquishing Party’s share of the patent-related expenses, and the Relinquishing Party will assign title to such patent application or patent to Party assuming payment.

6.2.4. Enforcement of Unigene Patent Rights. Subject to Section 6.2.5 below, in the event that a Party learns that any Unigene Patent Rights necessary for the manufacture, use and/or sale of API are infringed or misappropriated by a Third Party in any country in the Territory, or is subject to a declaratory judgment action arising from such infringement in such country, such Party shall promptly notify the other Party hereto. Unigene shall have the initial right (but not the obligation) to enforce such Unigene Patent Rights by initiating an appropriate suit or action against such Third Party, or defend any declaratory judgment action with respect thereto, at its expense, and to use Novartis’ name in connection therewith; provided that such use without Novartis’ written consent may only occur where necessary or indispensable for Unigene to bring such suit or action. Novartis shall have the right to join in any suit or action initiated by Unigene within 90 days of the bringing of such suit or action by Unigene. Novartis may retain counsel of its choosing, at Novartis’ sole expense, or Novartis may utilize the counsel selected and directed by Unigene and share equally in the costs associated therewith. In the event that Unigene fails to initiate a suit or action to enforce such Unigene Patent Rights against such a Third Party in any jurisdiction in the Territory within ninety (90) days after notification of such infringement, Novartis may initiate such suit or action in its own name with regard to the applicable Unigene Patent Rights against such infringement, at the expense of Novartis, and to use Unigene’s name in connection therewith; provided that such use without Unigene’s written consent may only occur where necessary or indispensable for Novartis to bring such suit or action. If Novartis initiates such a suit or action, Unigene will have the right to join within ninety (90) days of the bringing of such suit or action by Novartis. Unigene may retain counsel of its choosing, at Unigene’s sole expense, or Unigene may utilize the counsel selected and directed by Novartis and share equally in the costs associated therewith. If only one Party is prosecuting a suit or action, the Party involved in the suit or action (the “Enforcing Party”), shall keep the other Party hereto reasonably informed of the progress of any such action. Unigene and/or Novartis shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made in a suit or action to which they were an active Party. Any excess amount recovered shall be allocated as follows: if the suit is joined by both Parties, the excess amount recovered is divided equally, and if only one Party brings the suit (the “Litigating Party”) and is not joined by the other Party, then only the Litigating Party shall receive the excess amount recovered.

6.2.5. Enforcement of Joint Improvement Patent Rights. Notwithstanding anything to the contrary in Section 6.2.4 above, in the event that any patent that is jointly owned by Unigene and Novartis under Section 6.1.1 of this Agreement is infringed or misappropriated by a Third Party, Novartis and Unigene shall discuss whether, and, if so, how, to enforce such jointly owned patent or defend such jointly owned patent in an infringement action, declaratory judgment or other proceeding. In the event only one Party wishes to participate in such proceeding, it shall have the right to proceed alone, at its expense, and may retain any recovery; provided, however, that at the request and expense of the participating Party, the other Party agrees to cooperate and join in any proceedings in the event that a Third Party asserts that the coowner of such Joint Improvement patent rights or Non-Severable Joint Improvement patent rights is necessary or indispensable to such proceedings. The participating Party shall keep the other Party hereto reasonably informed of the progress of such proceeding. Damages recovered by a Party or Parties in an action under this Section 6.2.5 are to be allocated according to the scheme set out in Section 6.2.4, above.

6.2.6. Infringement Claims. If the manufacture, use, or sale of API in the Territory pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement against Unigene or Novartis, or their Affiliates, such Party shall promptly notify the other Party hereto. If Novartis or its Affiliate is not named as a Party in such a claim, suit or proceeding, Novartis or its Affiliate may, at its own expense and through counsel of its own choice, seek leave to intervene in such claim, suit or proceeding. Unigene agrees not to oppose such intervention. If Novartis or its Affiliate, and not Unigene, is named as a Party to such claim, suit or proceeding, Novartis shall have the right to control the defense and settlement of such claim, suit or proceeding, at its own expense, using counsel of its own choice. Unigene, however, at its own expense and through counsel of its own choice, may seek to intervene if the claim, suit or proceeding relates to the commercialization of the API in the Field, and in such event, Novartis and its Affiliates agree not to oppose such intervention. If Novartis or its Affiliate is named as a Party, or if Novartis or its Affiliate is successful in intervening in actions brought against Unigene or its Affiliate, and Unigene shall, at any time, tender its defense to Novartis or its Affiliate, then Novartis shall defend Unigene in such claim, suit or proceeding, at Novartis’ own expense and through counsel of its own choice, and Novartis shall control the defense and settlement of any such claim, suit or proceeding; provided, Novartis shall not enter into any agreement which (i) extends or purports to exercise Novartis’ rights under Unigene’s Licensed Technology beyond the rights granted pursuant to this Agreement, (ii) makes any admission regarding (a) wrongdoing on the part of Unigene, or (b) the invalidity, unenforceability or absence of infringement of any Unigene Patent Rights or patent claiming a Joint Invention, without the prior written consent of Unigene, which consent shall not be unreasonably withheld. The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

6.2.7. Litigation Activities Update. The Parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning API, provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a Party pursuant to this Article 6 may be entered into without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1. Warranties.

7.1.1. Unigene. Unigene warrants and represents to Novartis that:

7.1.1.1. as of the Effective Date, and except as otherwise disclosed to Novartis, it has full Control of the Licensed Technology to grant the rights and licenses granted hereunder, and that it otherwise has the full right and authority to enter into this Agreement;

7.1.1.2. as of the Effective Date, there are no existing or threatened actions, suits or claims pending against it with respect to the Licensed Technology or its right to enter into and perform its obligations under this Agreement;

7.1.1.3. as of the Effective Date, to the best of Unigene’s knowledge, there are no existing intellectual property rights that would be infringed by Novartis’ practice of the Licensed Technology in the Territory or by the developing, making, use or importation by Novartis of API in the Territory;

7.1.1.4. as of the Effective Date, it has not granted, and will not grant during the Term of this Agreement, any right, license or interest in or to the Licensed Technology that is in conflict with the rights or licenses granted under this Agreement, nor as of the Effective Date, has it encumbered any Unigene Know-How and/or Unigene Patent Rights, except as set forth on Exhibit G, attached hereto and incorporated herein;

7.1.1.5. as of the Effective Date, it has no knowledge from which it concludes that the process by which it manufactures API would infringe patent rights of Third Parties in the Territory;

7.1.1.6. there is nothing in any Third Party agreement Unigene has entered into as of the Effective Date, which, in any way, will limit Unigene’s ability to perform all of the obligations undertaken by Unigene hereunder, and that it will not enter into any agreement after the Effective Date under which Unigene would incur any such limitations;

7.1.1.7. it has not intentionally concealed from Novartis the existence of any pre-clinical or clinical data or information concerning API, or anticipated components thereof, which suggests that there may exist quality, toxicity, safety and/or efficacy concerns which may materially impair the utility and/or safety of API, or anticipated components thereof; and

7.1.1.8. it will perform all of its obligations under any Third Party agreements necessary to maintain Unigene Patent Rights as set out in Appendix E, and will maintain such agreements in full force and effect and will not terminate or amend such agreements without Novartis’ written approval.

7.1.2. Novartis. Novartis warrants and represents to Unigene that:

7.1.2.1. as of the Effective Date, it has the full right and authority to enter into this Agreement;

7.1.2.2. as of the Effective Date, there are no existing or threatened actions, suits or claims pending against it with respect to its right to enter into and perform its obligations under this Agreement;

7.1.2.3. as of the Effective Date, it has not granted, and it will not employ or license, right, title or interest in or to the Novartis Non-Severable Improvements, the Novartis Severable Sole Improvements and/or Joint Improvements which is in conflict with the rights or licenses granted to Unigene under this Agreement, or is inconsistent with this Agreement and

7.1.2.4. there is nothing in any Third Party agreement Novartis has entered into as of the Effective Date, which, in any way, will limit Novartis’ ability to perform all of the obligations undertaken by Novartis hereunder, and that it will not enter into any agreement after the Effective Date under which Novartis would incur any such limitations.

ARTICLE VIII

CONFIDENTIALITY AND EXCHANGE OF INFORMATION

8.1. Confidential Information. Except as expressly provided herein, the Parties agree that, for the Term of this Agreement and for ten (10) years thereafter, the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing Party hereto pursuant to this Agreement, except that to the extent that it can be established by the receiving Party by competent proof that such Confidential Information:

8.1.1. was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

8.1.2. was generally available to the public at the time of its disclosure to the receiving Party;

8.1.3. became generally available to the public after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

8.1.4. was independently developed by the receiving Party without reference to any information or materials disclosed by the disclosing Party; or

8.1.5. was subsequently disclosed to the receiving Party by a person other than a Party without breach of any legal obligation to the disclosing Party.

The foregoing obligations shall be in addition to, and not in lieu of, the obligations of confidentiality set forth in the Confidentiality Agreement.

8.2. Permitted Disclosures.

8.2.1. Each Party hereto may disclose the other’s Confidential Information to the extent such disclosure is reasonably necessary in connection with the conduct of the development activities to be conducted hereunder, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities or conducting clinical trials, provided that if a Party is required to make any such disclosure of another Party’s Confidential Information, it will give reasonable advance notice to the latter Party of such disclosure and, will use its commercially reasonable best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). In no event shall Novartis, its Affiliate or any Third party include Unigene Confidential Information in any patent application without written consent from Unigene, nor disclose such information to any non-governmental Third Party unless the Third Party has entered into a Confidentiality Agreement at least as protective as this Article 8. Similarly, in no event shall Unigene, its Affiliate or any Third Party include Novartis Confidential Information in any patent application without written consent from Novartis, nor disclose such information to any non-governmental Third Party unless the Third Party has entered into a Confidentiality Agreement at least as protective as this Article 8.

8.2.2. Notwithstanding anything in this Agreement or in any other agreement to the contrary, each Party to this Agreement (and each employee, representative, or other agent of each Party) may (but is not required to) disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and the other agreements and instruments to be executed in connection herewith, as of the earlier of (a) the date of public announcement of discussions relating to the transactions contemplated by this Agreement, (b) the date of public announcement of such transactions, or (c) the date of the execution of the Agreement to enter into such transactions; provided, however, that such disclosure shall be prohibited to the extent required to comply with any applicable federal or state securities laws; and provided further that the confidentiality provisions of this Agreement and the other agreements and instruments relating to the transactions between the Parties shall continue to apply to information that is irrelevant to understanding the tax treatment or tax structure of the transactions contemplated hereby and thereby (including, without limitation, the names and other identifying details of any Party to this Agreement). The preceding sentences are intended to cause the transaction contemplated herein to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Internal Revenue Code (the “Code”) and shall be construed in a manner consistent with such purpose. Each Party recognizes that the privilege each has with respect to the confidentiality of the transaction contemplated by this Agreement or the confidentiality of a communication relating to such transaction, including a confidential communication with its attorney or with a federally authorized tax practitioner under Section 7252 of the Code, is not intended to be waived by the foregoing.

8.2.3. Novartis and its Affiliates hereby agree to be parties to the Confidentiality Agreement described in Section 1.10 as of its effective date.

8.3. Public Announcements. No public announcement or other disclosure to Third Parties concerning the existence of, terms, or subject matter of this Agreement shall be made, either directly or indirectly, by any Party to this Agreement, except as may be legally required or as may be required for recording purposes, without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or disclosure. The Party desiring to make any such public announcement or other disclosure (including, without limitation, those which are legally required or may be required for recording purposes) shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, which shall be at least three (3) business days prior to release of such proposed announcement or disclosure, and shall provide the other Party with a written copy thereof, in order to allow such other Party to comment upon such announcement or disclosure. Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other governmental or regulatory agencies, including, without limitation, requests for confidential treatment of proprietary information of either Party included in any such disclosure. Notwithstanding the foregoing, Novartis hereby agrees that Unigene shall be entitled to issue a press release in the form attached hereto as Exhibit H without the need for further approval by Novartis.

8.4. Publications. Neither Party shall submit for written or oral publication any manuscript, abstract or the like which includes data or other information containing the other Party’s Confidential Information without first obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, and shall be promptly given or refused. In no event shall either party be required to approve publication of its Know-How or other Confidential Information. Nothing herein shall be construed to prevent Novartis from disclosing on a need to know basis any information received from Unigene hereunder to an Affiliate, Third Party distributor, research or clinical contractor of Novartis, provided, such recipient shall be bound by confidentiality obligations as set out herein with respect to Confidential Information. Nothing herein shall be construed to prevent Unigene from disclosing any information on a need to know basis received from Novartis or its Affiliate to a Third Party distributor, research or clinical contractor, licensee or potential licensee of Unigene provided such recipient shall be bound by confidentiality provisions set out herein with respect to Confidential Information.

8.5. Bankruptcy. All Confidential Information disclosed by one Party to the other shall remain the intellectual property of the disclosing Party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a Party to this Agreement based on the insolvency or bankruptcy of such Party, the bankrupt or insolvent Party shall promptly notify the court or other tribunal (i) that Confidential Information received from the other Party under this Agreement remains the property of the other Party, and (ii) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent Party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other Party’s Confidential Information and to ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1. Indemnification of Novartis. Unigene shall indemnify and hold harmless Novartis and its respective Affiliates, directors, officers, employees, agents and counsel, and the successors and assigns of the foregoing (the “Novartis Indemnitees”), from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and/or arbitration) resulting from a claim, suit or proceeding brought by a Third Party against a Novartis Indemnitee, to the extent arising from or occurring as a result of (a) Unigene’s material breach of this Agreement, or (b) the research, development, commercialization and/or marketing of any Unigene Drug Products by Unigene, its Affiliates, designees, sublicensees and Joint Ventures, except, in each case, to the extent caused by the negligence or willful misconduct of Novartis (including their respective Affiliates and sublicensees) or to the extent that Novartis is obligated to indemnify Unigene under Section 9.2 below or pursuant to the Clinical Supply Agreement or Contract Manufacturing Agreement. It is understood that the foregoing indemnity does not include any lost profits or consequential damages.

9.2. Indemnification of Unigene. Novartis shall indemnify and hold harmless Unigene and its Affiliates and their respective directors, officers, employees, agents and counsel and the successors and assigns of the foregoing (the “Unigene Indemnitees”), from and against any and all liabilities, damages, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and/or arbitration) brought by a Third Party against a Unigene Indemnitee, arising from or occurring as a result of: (a) the conduct of clinical trials and development activities related to API, Amidating Enzyme, Intermediates and/or Novartis Drug Products by either Novartis or its Affiliates or sublicensees, (b) the research, development, manufacture, marketing and/or commercialization of any Novartis Drug Product by Novartis or its Affiliates or sublicensees (including without limitation, Novartis Drug Product liability claims, (c) the use of the Licensed Technology by Novartis or its Affiliates or sublicensees except as is expressly authorized pursuant to this Agreement, or (d) any material breach of this Agreement by Novartis except, in each case, to the extent caused by the negligence or willful misconduct of Unigene, its Affiliates, designees, sublicensees and Joint Ventures or to the extent that Unigene is obligated to indemnify Novartis under Section 9.1. It is understood that the foregoing indemnity does not include any lost profits or consequential damages.

9.3. Procedure. A Party (the “Indemnitee”) that intends to claim indemnification under this Article 9 shall promptly notify the other Party (the “Indemnitor”) in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee or any of its Affiliates, sublicensees or their directors, officers, employees, agents or counsel intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the Parties. The indemnity agreement in this Article 9 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is made without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 9. At the Indemnitor’s request, the Indemnitee under this Article 9, and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification and provide full information with respect thereto.

ARTICLE X

DISCLAIMER OF WARRANTIES

THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN. UNIGENE AND NOVARTIS DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY, EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WHETHER THE UNIGENE AND/OR THE NOVARTIS DRUG PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE UNIGENE AND/OR THE NOVARTIS DRUG PRODUCTS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER UNIGENE OR NOVARTIS BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES UNDER OR INCIDENTAL TO THIS AGREEMENT, ITS PERFORMANCE OR THE NEGOTIATIONS LEADING UP TO ITS ENTRY, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, LOSS OF OR DAMAGE TO GOODWILL OR TO ANY OTHER EXPECTATION BENEFIT, OR LIABILITY TO THIRD PARTIES, EXCEPT AS PROVIDED FOR IN ARTICLE IX.

ARTICLE XI

TERM AND TERMINATION

11.1. Term. This License Agreement shall be effective as of the Effective Date. Unless this License Agreement is otherwise terminated earlier pursuant to provisions of this Article 11, this License Agreement shall continue in full force and effect until date which first occurs of (a) the date Novartis and its Affiliates cease to manufacture API for use in Novartis Drug Products and in Unigene Drug Products or (b) the date Novartis and/or its Affiliates decide not to manufacture API.

11.2. Termination for Material Breach. Either Party may terminate this License Agreement in the event the other Party and/or its Affiliates and/or its Joint Ventures have materially breached or defaulted in the performance of any of its obligations hereunder, and if such default is not corrected within sixty (60) days after receiving written notice from the other Party with respect to such default, such other Party shall have the right to terminate this Agreement by giving written notice to the Party in default, provided the notice of termination is given within one (1) year of when the Party giving notice knew or should have known of the default and prior to correction of the default; provided that the time period for providing such notice of termination shall be extended for so long as the Parties are engaged in good faith negotiations to resolve the situation. Notwithstanding the above, in the case of a failure of Novartis to pay any Royalty, and/or Milestone, and/or upfront payment due hereunder, the period for cure of any such failure to pay following written notice from Unigene thereof shall be thirty (30) days and, unless payment is made by Novartis within such period or unless Novartis has notified Unigene that a good faith dispute exists regarding Novartis’ failure to pay, the termination shall become effective at the end of such thirty (30) day period.

11.3. Termination for Insolvency; Retention of License. If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization or the dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, the other Party may immediately terminate this Agreement effective upon notice of such proceeding. Notwithstanding the bankruptcy of a Party, or the impairment of performance by a Party of its obligations under this Agreement as a result of bankruptcy or insolvency of such Party, and subject to such Party’s rights to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement, the other Party shall be entitled to retain the licenses under the terms and conditions granted herein.

11.4. General Effect of Termination.

11.4.1. Accrued Obligations. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

11.4.2. Return of Materials. Upon any termination of this Agreement except as for termination by Novartis according to Section 11.2, Novartis shall promptly return to Unigene all of Unigene’s Confidential Information in Novartis’ possession or control (except for one copy of Confidential Information which is to be retained in the confidential files of Novartis for record purposes only). Upon any termination of this Agreement, Unigene shall promptly return to Novartis all of Novartis’ Confidential Information in Unigene’s possession or control (except for one copy of Confidential Information which is to be retained in the confidential files of Unigene for record purposes only).

11.4.3. Stock on Hand. In the event that this Agreement is terminated for any reason, other than upon the occurrence of a material breach by Novartis pursuant to Section 11.2, after commencement of commercial sales of Novartis Drug Products by Novartis and/or its Affiliates and sublicensees, Novartis and its Affiliates and sublicensees shall have the right to sell (as to Novartis Drug Product only) or otherwise dispose of the stock of any Novartis Drug Products then on hand for up to six (6) months after the date of termination, subject to Article 3 and the other applicable terms of this Agreement, including, but not limited to, royalty obligations. If Unigene terminates this Agreement pursuant to Section11.2, Novartis and its Affiliates and sublicensees shall immediately cease all sales of Novartis Drug Products.

11.4.4. Termination of Licenses for material breach by Novartis. Subject to Section 11.4.3, upon termination of this Agreement by Unigene due to an uncured material breach by Novartis pursuant to Section 11.2, the licenses granted to Novartis under this Agreement shall terminate.

11.4.5. Material Breach by Unigene. In the event of disclosure of Licensed Technology in violation of this Agreement and/or the Contract Manufacturing Agreement by Unigene to a Third Party so as to enable a Third Party to manufacture API for commercial purposes, and at the sole option of Novartis all provisions of this Agreement shall remain in full force and effect with the exception of Sections 2.4, 2.5, 3.1, 3.2, 3.3.1, 3.3.2, 3.3.3, 3.3.4 and 3.3.5 which shall terminate with immediate effect, provided Novartis does not terminate the Agreement as per Section 11.2. In all other events of a material breach by Unigene, and provided Novartis, in its sole discretion, does not terminate the Agreement as per Section 11.2, all provisions of this Agreement shall remain in full force and effect, with the exception that the royalty obligations pursuant to Section 3.3 shall be reduced by ** percent **, and Sections 2.4, 2.5, 3.1 and 3.2 shall terminate with immediate effect, provided Novartis does not terminate the Agreement accordance with Section 11.2.

11.4.6. Bankruptcy Provisions. All rights to the Licensed Technology granted to Novartis under Article 2 hereof are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(52) of the U.S. Bankruptcy Code. The Parties agree that Novartis, as licensee of such rights, shall retain and may fully exercise all of its rights and elections under the U.S.

Bankruptcy Code, subject to performance by Novartis of its obligations under this Agreement. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Unigene under the U.S. Bankruptcy Code, Novartis shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to Novartis (a) upon any such commencement of a bankruptcy proceeding upon written request therefore by Novartis, unless Unigene elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of Unigene upon written request therefore by Novartis, provided, however, that upon Unigene’s (or its successor’s) written notification to Novartis that Unigene is again willing and able to perform all of its obligations under this Agreement, Novartis shall promptly return all such tangible materials to Unigene.

11.4.7. Survival. Articles 2.4.1.2, 2.4.1.3, 2.4.2.2, 2.4.3 (survives the License Agreement as long as the Contract Manufacturing Agreement is in effect) 3.7, 3.8, 3.9, 3.10, 6.2.2, 6.2.3, 6.2.5, 6.2.6,8, 9, 10,11, 12.1, 12.3, 12.4, 12.6, 12.9, 12.10, 12.11, shall survive the expiration or termination of this Agreement for any reason. In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the observation and performance of the aforementioned surviving portions of this Agreement.

ARTICLE XII

MISCELLANEOUS

12.1. Governing Law. This Agreement shall be deemed to have been made in the State of New Jersey, U.S.A., and its form, execution, validity, construction and effect shall be determined in accordance with, and any dispute arising from the performance or breach hereof shall be governed by and construed in accordance with, the laws of the State of New Jersey, without reference to conflicts of laws principles. Each of the Parties irrevocably submits to the exclusive jurisdiction of the state and federal courts situated in the State of New Jersey for purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby and agrees not to commence any action, suit or proceeding relating hereto except in such courts. NO PARTY HERETO SHALL CHALLENGE OR CONTEST THE SUBJECT MATTER OR PERSONAL JURISDICTION OF ANY SUCH COURT OR ITS VENUE OR ASSERT THE DEFENSE OF “FORUM NONCONVENIENS”.

12.2. Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

12.3. Assignment. This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party hereto; except either party may assign this

Agreement, without such consent, to (i) an Affiliate or (ii) an entity that acquires all or substantially all of the capital stock, business or assets of the Party to which this Agreement pertains, (whether by merger, reorganization, acquisition, sale, or otherwise) and agrees in writing to be bound by the terms and conditions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

12.4. Notices. Any notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by international express delivery service, registered or certified air mail, return receipt requested, postage prepaid, or by facsimile (confirmed by prepaid registered or certified air mail letter or by international express delivery mail) (e.g., FedEx)), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties, or such other address as may be specified in writing to the other:

If to Novartis:	Novartis Pharma AG
Lichtstrasse 35
4002 Basel, Switzerland
Attention: Herve Girsault
Telephone: +41 61 324 68 77
Telecopy: +41 61 324 23 22

with copies to:	General Counsel

All notices properly delivered to Novartis as provided in this Section 12.4 shall satisfy all of Unigene’s notification obligations hereunder.

If to Unigene:	Unigene Laboratories, Inc.
110 Little Falls Road
Fairfield, NJ 07004
Attention: President
Telephone: 973-882-0860
Telecopy: 973-227-6088

with copy to:	Dechert LLP
Princeton Pike Corporate Center
P.O. Box 5218
Princeton, New Jersey 08543-5218

For deliveries:

Dechert LLP
Princeton Pike Corporate Center
997 Lenox Drive
Building 3, Suite 210
Lawrenceville, New Jersey 08648
Attention: James Marino, Esq.
Telephone: 609-620-3214
Telecopy: 609-620-3259

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.5. Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, terrorism, war, hostilities between nations, governmental law, order or regulation, embargo, action by the government or any agency thereof, act of God, storm, fire, accident, labor dispute or strike, sabotage, explosion or other similar or different contingencies, in each case, beyond the reasonable control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use its commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than six (6) months, the Parties hereto shall consult with respect to an equitable solution including, without limitation, the possible termination of this Agreement.

12.6. Independent Contractors. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute Novartis or Unigene as partners or joint venturers in the legal sense. No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other Party or to bind any other Party to any contract, agreement or undertaking with any Third Party.

12.7. Other Obligations. Except as expressly provided in this Agreement or as separately agreed upon in writing between Unigene and Novartis, each Party shall bear its own costs incurred in connection with the implementation of the obligations under this Agreement.

12.8. Severability. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law. In the event that the terms and conditions of this Agreement are materially altered as a result of the above, the Parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.

12.9. Further Assurances. At any time or from time to time on and after the date of this Agreement, either Party shall at the request of the other Party (i) deliver to the requesting Party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license, and (iii) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

12.10. Entire Agreement, Waivers, Etc. This Agreement, including all its Exhibits, together with the Confidentiality Agreement constitutes the entire agreement, both written or oral, with respect to the subject matter hereof, and supersedes and terminates all prior or contemporaneous understandings or agreements, whether written or oral, between the Parties with respect to such subject matter hereof. In the event of any conflicts among the Agreements, this Agreement shall govern. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

12.11. Headings, Construction and Interpretations. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

12.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument even if both Parties have not executed the same counterpart.

IN WITNESS WHEREOF, the Parties hereto have caused this License Agreement to be duly executed by their authorized representatives as of the Effective Date.

UNIGENE LABORATORIES, INC.		NOVARTIS PHARMA AG

By:	/s/ Warren P. Levy	By:	/s/ Herve Girsault
Name:	Warren P. Levy	Name:	Herve Girsault
Title:	President and Chief Executive Officer	Title:	Head, Global Partnering
Date:	4/7/04	Date:	4/7/04

		By:	/s/ Bettina Egli
		Name:	Bettina Egli
		Title:	Legal Counsel
		Date:	4/7/04

EXHIBIT A

CLINICAL SUPPLY AGREEMENT

THIS CLINICAL SUPPLY AGREEMENT (this “Agreement”) is entered into as of April 7th, 2004 (the “Effective Date”), by and between Novartis Pharma AG, a Swiss corporation (“Novartis”), and Unigene Laboratories, Inc., a Delaware corporation (“Unigene”) (each a “Party” and collectively, the “Parties”). All terms not otherwise defined herein shall have their respective meaning as set forth in the License Agreement and the Contract Manufacturing Agreement (as defined below).

1.	GENERAL SCOPE OF AGREEMENT

In connection with that certain License Agreement, dated as of the date hereof, by and between Novartis and Unigene (the “License Agreement”), and that certain Contract Manufacturing Agreement between Sandoz GmbH and Unigene, Unigene hereby agrees to manufacture, sell and deliver to Novartis the quantities of material described in the Task Order attached hereto as Exhibit A (the “Product”), and in conformity with the terms of the Task Order and the Quality Assurance Agreement entered into by Unigene and Novartis as of the date hereof attached hereto as Exhibit B (the Task Order and the Quality Assurance Agreement are referred to collectively herein as the “Quality Requirements”).

2.	TERM OF AGREEMENT

Unless sooner terminated pursuant to Paragraph 12, this Agreement shall commence on the date set forth above and shall continue in force until the Termination Date as defined herein. The Termination Date shall be the date on which Novartis accepts the final shipment of Product to be delivered pursuant to Paragraph 3C of this Agreement.

3.	ACCEPTANCE AND PAYMENT

A.	Acceptance

(1)	Product delivered pursuant to this Agreement shall be subject to inspection at Novartis’ facilities for compliance with the Quality Requirements.

(2)	Within forty-five (45) days after the applicable shipment of the Product is received by Novartis at the specified Novartis location, and Unigene has provided the documentation required by the Task Order, Novartis may analyze the shipment of the Product If Novartis determines that any shipment of Product, in whole or in part, fails to conform to the Quality Requirements, Novartis shall so inform Unigene in writing describing the reason for such rejection in detail and providing copies of all written materials upon which such rejection is based.

B.	Consequences of Rejection

If Unigene receives a complaint under Paragraph 3(A), the following procedures shall apply:

(a)	If the alleged defect concerns the quantity or quality of the API delivered and Unigene accepts the details submitted by Novartis as to the API’s noncompliance, Unigene shall supply to Novartis (at Unigene’s cost, including the cost of raw materials and components related thereto) the replacement quantity of the API that was allegedly missing or defective from the original batch.

(b)	If the alleged defect concerns the quantity or quality of the API delivered and Unigene does not accept the details submitted by Novartis, then within thirty (30) days from the date on which the details of Novartis’ complaint are received by Unigene, Unigene will appoint an independent scientific and technical expert acceptable to Novartis to review Novartis’ details supporting its complaint of noncompliance. Novartis shall not unreasonably refuse to accept the appointment of the independent scientific and technical expert identified by Unigene. The findings of the expert shall be final and conclusively binding on the parties as to whether the API complies with the Quality Requirements. If the analysis of the expert does not confirm Novartis’ complaint, Novartis shall pay for any replacement quantities delivered by Unigene. If the expert holds that the API does not meet the Quality Requirements, all the fees and costs of the expert and the independent laboratory appointed by the expert to analyze the API shall be paid by Unigene, and Novartis shall have no obligation to pay for such replacement quantities of API and Unigene shall be responsible for all costs associated therewith (including the cost of raw materials, components and shipment related thereto). If the expert rejects Novartis’ complaint, all such fees and costs of the laboratory and the expert will be paid by Novartis, Novartis shall pay for any replacement quantities delivered by Unigene in addition to the original quantities delivered, and Novartis shall be considered to have finally and completely accepted such batch of the API.

C.

Except as otherwise provided in Paragraph 3B(b), Novartis shall pay for Product accepted by it within forty-five (45) days after receipt by Novartis of an invoice from Unigene unless in dispute. All sums due to Unigene shall be payable in United States Dollars by bank wire transfer in immediately available funds to such bank account as Unigene shall designate. The Product will be shipped, at Novartis’ cost, from Unigene FCA Boonton, New Jersey INCOTERMS 2000 in accordance with Novartis’ shipping instructions as provided in writing to Unigene. In addition, Unigene shall use Novartis’ designated carrier and shall ship the Product to the address designated on the Task Order. Risk of loss in transit from Novartis’ designated carrier shall lie with Novartis. Unigene shall cooperate with Novartis’ designated carrier and provide all required carrier documentation for the shipment of Product. Novartis shall be responsible only for those taxes imposed on a purchaser by operation of law.

D.	Novartis has the right to purchase from Unigene a total of ** of Product (the “Total Amount”) by ** (the “Obligated Date”) at a price of U.S. ** per ** (the “Obligated Price”). The Total Amount comprises the sum of the “Obligated Amount” (** of Product) and the “Additional Amount” (** of Product). Upon the Effective Date, Novartis shall pay to Unigene a non-refundable payment of U.S. $2,100,000 for the order of the Product equal to the sum of (i) U.S. **, and (ii) U.S. ** The total of two million one hundred thousand dollars (U.S. $2,100,000) shall be paid by Novartis to Unigene within ** days of the Effective Date. The payment in Paragraph 3D(i) is payment in full for the Obligated Amount to be delivered in accordance with the Task Order. The payment in Paragraph 3D(ii) is the down payment for the Additional Amount to be delivered in accordance with the Task Order. Novartis shall inform Unigene in writing on or before ** whether it wishes Unigene to prepare and deliver the Additional Amount in accordance with the Task Order. Unigene shall credit the U.S.** down payment in Paragraph 3D(ii) at $U.S. ** of Product on a ** for each shipment invoiced to Novartis of Product which is part of the Additional Amount, and Novartis shall pay the remainder of U.S.** of Additional Amount. For example, if Unigene ships ** of Additional Product, the aggregate purchase price will be ** of which will be credited against the down payment (paid in accordance with Paragraph 3D (ii) and ** which will be due in accordance with Paragraph 3C. If after Novartis has provided notice on or before ** that it wishes to purchase the Additional Amount, Novartis fails to purchase all or part of the Additional Amount by the Obligated Date, then Novartis shall pay Unigene the difference between (i) the Additional Amount multiplied by the Obligated Price, and (ii) the amount actually paid to Unigene by Novartis for the portion of Additional Amount purchased pursuant to this Agreement.

E.	Novartis may employ Product supplied by Unigene under this Agreement in connection with ** clinical trials.

4.	COMMUNICATIONS

In the Task Order, the Parties shall identify individuals who shall serve as the Parties’ representatives as to technical and administrative matters. Except in case of emergency, all communications between Novartis and Unigene shall be made through these representatives. Any written communication required or deemed necessary hereunder shall be deemed to have been properly served or sent if delivered in person, sent by a recognized overnight delivery service, or deposited in the United States mail, postage prepaid, for mailing by registered or certified mail, and addressed to these representatives.

Unigene shall immediately inform Novartis of any occurrence that creates material uncertainty as to Unigene’s ability to comply fully with any aspect of the Task Order. Without limiting Unigene’s obligations pursuant to this Paragraph, the Parties’ technical representatives shall establish a regular schedule of conferences to facilitate such communications.

5.	INTELLECTUAL PROPERTY

Intellectual property matter shall be governed by Article 6 of the License Agreement.

6.	CONFIDENTIALITY AND EXCHANGE OF INFORMATION

Confidentiality and the Exchange of Confidential Information shall be governed by Article 8 of the License Agreement.

7.	PUBLICITY

Except as otherwise permitted by Section 8.3 of the License Agreement, neither Party shall disclose either the fact or terms of this Agreement without the prior written consent of the other Party except as required by law.

Neither Party will use, or authorize others to use, the name, symbols, or marks of the other Party in any advertising or publicity material or make any form of representation or statement with regard to this Agreement or any Task Order issued hereunder which would constitute an express or implied endorsement by the other Party of any commercial product or service without that other Party’s prior written approval.

8.	DOCUMENTATION, INSPECTIONS AND AUDITING

Unigene will document all aspects of its procedures as described in the Task Order and Quality Assurance Agreement and will deliver to Novartis (or, where applicable, make available to Novartis for inspection during mutually agreeable times during normal business hours) in a timely manner all of the documentation described in the Task Order. In addition, to the extent that such requests do not include Unigene proprietary or trade secret information and do not conflict with other contractual or legal obligations of Unigene, Unigene will cooperate in good faith to provide any additional documentation that Novartis may reasonably require to determine whether to accept or reject the Product. If Unigene declines to provide any additional documentation in its possession and requested by Novartis, then Novartis may, in its sole discretion, reject the Product.

During the term of this Agreement and for three (3) years thereafter (or for such longer period as may be required by law, regulation, or other administrative requirement), Unigene will maintain all books, records and other documents (including but not limited to the documents referred to in Paragraph 8A) relating to the performance of this Agreement or required to be kept by law or permit.

9.	INDEMNIFICATION

A.

Unigene agrees to indemnify, defend and hold Novartis and its subsidiaries and affiliates (including all officers, directors, employees, contractors and agents of the foregoing) harmless from and against any and all third party claims, demands, causes of action, damages, liabilities, losses, costs and expenses, including attorneys’ fees (collectively, the “Claims”), arising out of the negligence or willful misconduct of Unigene in the performance of obligations under this

Agreement (including, but not limited to, the performance of Unigene’s employees, subcontractors or agents); or from the breach by Unigene of its warranties, except to the extent that such Claims were caused by the negligence or willful misconduct of Novartis. Unigene further agrees to indemnify, defend and hold Novartis and its subsidiaries and affiliates (including all officers, directors, employees, contractors and agents of the foregoing) harmless from and against any and all Claims arising out of the actual or alleged infringements of any patents, trademarks, copyrights or other third party intellectual property rights arising from the manufacture of the Product by Unigene.**.

B.	Novartis agrees to indemnify, defend and hold Unigene and its subsidiaries and affiliates (including all officers, directors, employees, contractors and agents of the foregoing) harmless from and against any and all Claims, arising out of the negligence or willful misconduct of Novartis in the performance of its obligations under this Agreement (including, but not limited to, the performance of Novartis’ employees, subcontractors or agents); or from the administration or use of the Product by Novartis, except to the extent that such Claims were caused by the negligence or willful misconduct of Unigene in the performance of its obligations under this Agreement (including, but not limited to, the performance of Unigene’s employees, subcontractors or agents); or from the breach by Unigene of its warranties.

C.	The Party seeking indemnification (“Indemnitee”) will notify promptly the Party from which indemnification is sought (“Indemnitor”) of any complaint, claim or injury relating to any loss subject to indemnification hereunder. Indemnitor shall have the right to select defense counsel and to direct and control the defense or settlement of any such liability, claim, action or suit. Indemnitee shall cooperate fully with Indemnitor and its legal representatives in the investigation and defense relating to any loss subject to indemnification hereunder.

D.	EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, UNIGENE MAKES NO WARRANTIES AS TO THE PRODUCT, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING AS TO THE MERCHANTABILITY OF THE PRODUCT OR ITS FITNESS FOR A PARTICULAR PURPOSE OR THAT THE USE OF THE PRODUCT WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS HELD BY A THIRD PARTY.

10.	INSURANCE

A.	Unigene agrees that it shall maintain liability insurance in the amount of ** for a period of five (5) years following termination of this Agreement.

B.

Upon execution of this Agreement, Unigene will provide Novartis with evidence of Unigene’s insurance. Unigene will name Novartis as an additional insured party under Unigene’s insurance policy. Unigene will not change or cancel Unigene’s insurance program and will make all premium payments needed to keep such insurance in force. In the event that Unigene becomes aware of any changes to its insurance program, Unigene will promptly notify Novartis in writing of such changes.

11.	FORCE MAJEURE

Neither Party shall be liable to the other for any failure to deliver or receive Product or for any delay in delivery or receipt of Product when such failure or delay shall be caused (directly or indirectly) by fire; flood; accident; explosion; equipment or machinery breakdown; sabotage; strike or any labor disturbance (regardless of the reasonableness of the demands of labor); civil commotion; riot; invasion; war; act of terrorism; any act, restraint, requisition, regulation or direction of any governmental authority (whether or not valid); shortage of labor, fuel, power or raw materials; inability to obtain supplies; inability to obtain or delays of transportation facilities; any Act of God; or any other event beyond the reasonable control of the Party whose performance is affected (each, an “Event of Force Majeure”). The Party whose performance is so affected shall provide prompt written notice to the other, shall indicate the estimated duration of such Event of Force Majeure, and shall use all commercially reasonable efforts to mitigate the effects of such Event of Force Majeure. If, by reason of any such Event of Force Majeure, Unigene is excused from performance, then, to the extent Product are not delivered to Novartis in the quantities or at the times required hereunder, Novartis may purchase a replacement product from other sources without liability or obligation to Unigene. In the event Novartis purchases a replacement product from another source, then Novartis may, to the full extent of such purchases, reduce its quantity purchase commitment, if any, hereunder. All such quantities of replacement product so purchased by Novartis shall be considered Product purchased from Unigene for purposes of calculating discounts based on volume allowed under this Agreement, if any. During any period of shortage due to any of said Events of Force Majeure, Unigene shall allocate its supply of Product fairly and equitably among its customers, including Novartis. In addition, Novartis may, at its option, extend the Term of this Agreement to permit partial or total delivery of Product not delivered because of any such Event of Force Majeure. If such Event of Force Majeure continues for more than sixty (60) days, Novartis has the option, at any time thereafter during which the Event of Force Majeure is continuing, to terminate this Agreement without liability to Unigene, except to pay for Product already accepted.

12.	TERMINATION

A.	This Agreement and the Task Order issued hereunder may be terminated by Novartis with or without cause upon thirty (30) days written notice to Unigene; provided, however, that, if Novartis terminates this Agreement without cause, together with the delivery of such written notice, Novartis shall deliver to Unigene a termination payment**; provided further, however, that if Novartis terminates this Agreement with cause, within thirty (30) days after such written notice, Novartis shall deliver to Unigene a termination payment for costs incurred by Unigene for any fulfillment of Unigene’s obligations under this Agreement through the date of such written notice. Upon receipt of such written notice, Unigene shall cease all activities under this Agreement related to the manufacture and delivery of the Product, except as to the delivery of Product already accepted and paid for.

B.	In the event that (a) either Party becomes insolvent or is unable to pay its debts as they become due, or a petition in bankruptcy or for reorganization is filed by or against them, or a receiver is appointed of the whole or any substantial portion of its property; or (b) either Party is in material breach of its obligations hereunder, which breach remains uncured for sixty (60) business days following receipt of written notice from the other specifying the breach, then the other Party shall have the right to terminate this Agreement with immediate effect, and without prejudice to its other rights or remedies, by written notice of such election.

C.	This Agreement and the Task Order may be terminated by either party for a material breach upon sixty (60) days prior written notice, during which period the other party shall have the opportunity to cure such breach. Notwithstanding the above, in the case of a failure of Novartis to pay any payment due hereunder, the period for cure of any such failure to pay following written notice from Unigene thereof shall be thirty (30) days and, unless payment is made by Novartis within such period or unless Novartis has notified Unigene that a good faith dispute exists regarding Novartis’ failure to pay, the termination shall become effective at the end of such thirty (30) day period.

13.	CONFORMANCE WITH LAW AND ACCEPTED PRACTICE; WARRANTIES

A.	Unigene shall perform this Agreement: (i) in a professional manner; and (ii) in conformance with that level of care and skill ordinarily exercised in similar circumstances by other manufacturers of products that are the same as or similar to the Product. Unigene warrants that all Product furnished hereunder has been manufactured, prepared for shipment and delivered to Novartis’ commercial carrier in accordance with all applicable federal, state and local laws, rules, regulations, orders, ordinances and guidelines and good industry practice. Unigene has and will maintain all licenses, permits, and similar authorizations required for the manufacturing, processing and packaging of the Product.

B.	Unigene warrants that all Product supplied hereunder: (i) is owned by Unigene free of any lien, claim or encumbrance; (ii) conforms fully to every specification set forth in the Task Order; (iii) conforms fully to every specification set forth in the Quality Assurance Agreement; (iv) to Unigene’s knowledge and belief, is free from contamination and any latent or patent defects in design, materials or workmanship; (v) does not, to Unigene’s knowledge and belief, infringe any patent, any other intellectual property right or any other proprietary right of any third party for which Unigene does not have a license; and (vi) is, to Unigene’s knowledge and belief, suitable for use in humans; (vii) **; (viii) **. Without limiting the generality of the foregoing, Unigene acknowledges and understands that Novartis may use the Product, in Novartis’ sole discretion, as the active pharmaceutical ingredient in clinical (human) trials, and Novartis acknowledges and understands that Unigene: (1) has not received any governmental approval in the United States for the use of the Product in humans; and (2) has no knowledge of any further formulation of the Product by Novartis, nor of the protocol that Novartis may utilize for human administration of the Product.

14.	SUBCONTRACTORS

Unigene shall not subcontract any of this Agreement without the prior written approval of Novartis. Any such approval shall not relieve Unigene of its obligations under this Agreement.

15.	APPLICABLE LAW

This Agreement shall be construed by and enforced in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws. Any lawsuit which may arise with respect to this Agreement shall be brought only in a court of competent jurisdiction located in the State of New Jersey.

16.	INDEPENDENT CONTRACTOR

A.	In the performance of this Agreement, Unigene shall be deemed to be and shall be an independent contractor and, as such, neither the Unigene nor its employees shall be entitled to any benefits applicable to employees of Novartis.

B.	Neither Party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty or representation as to any matter. Neither Party shall be bound by the acts or conduct of the other.

17.	ENTIRE AGREEMENT

This Agreement, together with the Task Order (annexed hereto as Exhibit A), the Quality Assurance Agreement (annexed hereto as Exhibit B), the License Agreement including all its Exhibits represent the entire understanding between the Parties with respect to the subject matter hereof and merge and supercede all prior and contemporaneous agreements or understandings, oral or written with respect thereto. None of the Agreements referenced in this Paragraph shall be modified except by a writing signed by the Parties to the particular Agreement to be modified specifying that it is a modification to the particular Agreement to be modified

18.	SEVERABILITY

The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof.

19.	ASSIGNMENT

This Agreement shall not be assignable by either Party to any third party without the written consent of the other Party hereto; provided, however, that either party may assign this Agreement, without such consent, to (i) an affiliate; or (ii) an entity that acquires all or substantially all of the capital stock, business or assets of Unigene to which this Agreement pertains, (whether by merger, reorganization, acquisition, sale, or otherwise) and agrees in writing to be bound by the terms and conditions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

20.	WAIVER

The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the Party making the waiver.

21.	DEBARMENT CERTIFICATION

Unigene hereby represents and warrants that neither Unigene nor any person employed by Unigene in connection with any work to be performed for or on behalf of Novartis has been debarred under Section 306(a) or (b) of the Federal Food, Drug and Cosmetic Act, and that no debarred person will in the future be employed by the Unigene in connection with any work to be performed for or on behalf of Novartis. If at any time after execution of this Agreement, the Unigene becomes aware that the Unigene or any person employed by the Unigene in connection with any work to be performed for or on behalf of Novartis shall become or shall be in the process of being debarred, the Unigene hereby agrees to so notify Novartis at once.

22.	SURVIVAL

The provisions of Paragraphs 5, 6, 7, 8B, 9, 10, 15, 18, 19 and 20 and this Paragraph 22 shall survive the expiration or termination of this Agreement as well as all payment obligations pending at the time of expiration or termination, if any.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

NOVARTIS PHARMA AG

/s/ Herve Girsault
Name:	Herve Girsault
Title:	Head, Global Partnering

/s/ Bettina Egli
Name:	Bettina Egli
Title:	Legal Counsel

UNIGENE LABORATORIES, INC.

/s/ Warren P. Levy
Name:	Warren P. Levy
Title:	President and Chief Executive Officer

EXHIBIT A

TASK ORDER

1.	Product: recombinant calcitonin **

2.	Quantity of Product: a total of **, to be supplied as follows:

**	(Obligated Amount)

**	(Obligated Amount)

**	(Obligated Amount)

**	(Additional Amount)

**	(Additional Amount)

**	(Additional Amount)

3.	To be delivered to:

Robert Gallagher

One Health Plaza

East Hanover, NJ 07936

4.	Product Specifications: as attached hereto in Schedule 1

5.	Price: **

6.	Supplier Procedure Documentation:

Unigene will provide the following documents and/or information to Novartis, it being understood that any and all data to be provided in accordance with this Task Order shall be in compliance with Section 2.2.4 (Right of Reference) of the License Agreement:

A.	**

B.	**

C.	**

D.	**

E.	**

F.	**

A - 1

G.	**

H.	**

I.	**

J.	**

K.	**

L.	**

M.	**

N.	**

O.	**

7.	Contacts:

If to Novartis for Technical Matters:	If to Supplier for Technical Matters:

Simon Bateman, Ph.D/	Paul Shields, Ph.D.
Director, Technical Research and Development	Director, Plant Operations
Novartis Pharmaceuticals Corporation	Unigene Laboratories, Inc.
One Health Plaza	83 Fulton St.
East Hanover, New Jersey 07936	Boonton, New Jersey 07005

If to Novartis for Administrative Matters:	If to Supplier for Administrative Matters:

Robert Wager	James P. Gilligan, Ph.D, MSIB
Vice President of Product Development
Novartis Pharmaceuticals Corporation	Unigene Laboratories, Inc.
One Health Plaza	110 Little Falls Road
East Hanover, New Jersey 07936	Fairfield, New Jersey 07004

A - 2

SCHEDULE 1

PRODUCT SPECIFICATIONS

**

NOVARTIS PHARMACEUTICALS CORPORATION

AND

UNIGENE LABORATORIES, INC.

QUALITY ASSURANCE AGREEMENT

This Quality Assurance (QA) Agreement is between Novartis Pharmaceuticals Corporation (Novartis) and Unigene Laboratories, Inc. (Unigene).

Address:	Unigene
83 Fulton Street
Boonton, New Jersey 07005

and

Novartis
One Health Plaza
East Hanover, NJ 07936-1080

1.	Objective of the Agreement

This agreement covers the quality assurance aspects of any manufacturing and control performed by Unigene for Novartis with respect to clinical studies conducted by Novartis.

This agreement shall form an integrated part of any contract or project work order entered into in the future between Novartis and Unigene with respect to the manufacturing of API clinical materials (“API”) except as expressly stated otherwise in such contract or project work order.

Unigene shall comply with all current FDA, ICH and EU Good Manufacturing Practice (cGMP) regulation (“Regulations”) with respect to the API supplied by Unigene.

2.	Specifications for the Product

Each lot of API manufactured by Unigene shall meet the product specifications as agreed in writing by the parties (“Specifications”).

3.	Definitions

-Manufacturing: Any component, excipient, or comparator involved in the manufacturing of API by Unigene for Novartis.

EXHIBIT B

-Storage Conditions: The requirements for temperature and humidity under which a product must be held to assure it will meet specifications for the prescribed time period.

4.	Starting Materials

All starting materials shall be either supplied by Novartis or Unigene, or purchased by Unigene from suppliers approved by Novartis. All applicable products or raw materials used by Unigene in Manufacturing shall meet the requirements of all then-current EU Directives concerning Transmissible Spongifoam Encephalopathy (TSE). This includes all appropriate documentation and TSE Questionnaire being included with the material.

5.	Testing and Release

Upon receipt of starting materials for Manufacturing, the shipping containers must be checked by Unigene for:

Completeness and accuracy of material shipment

External condition

Intact and authentic seal

Identity of material

Unigene must maintain records of each batch of starting material used in Manufacturing consisting of quantity delivered, usage of each batch, and investigation into any discrepancy.

If Unigene orders starting materials for use in Manufacturing, Unigene is responsible for testing and release of material according to agreed upon test methods and specifications.

6.	Retained Samples of Starting Materials—Not Required

7.	Storage

Unigene stores all materials according to the supplier’s specifications.

8.	Manufacturing

General

Manufacturing is carried out according cGMP Regulations and Specifications.

At any time immediately prior to or during Manufacturing, Unigene agrees to advise Novartis of any other products or processes in Unigene’s manufacturing facility which

EXHIBIT B

may present a potential hazard or adversely affect the quality of the API(s)(e.g. b-Lactam/Cephalosporin antibiotics).

Unigene agrees not to subcontract to a third party or have done by a third party any of the work entrusted to it under this agreement without Novartis prior written approval.

Manufacturing of Clinical Supplies

Unigene will prepare a master batch record for each API to be manufactured. Unigene will generate the complete batch documentation that is necessary in accordance with cGMP.

The complete batch documentation will be archived by Unigene for 20 years from the date of manufacture and then transferred to Novartis, East Hanover.

The complete batch manufacturing record must include the following information:

•	Name of product

•	Batch number of product

•	Starting and finishing date of product manufacture

•	Designation of all starting materials (including batch number and quantity) used during manufacture

•	Reference to equipment used

•	Checked technical readiness for manufacture (line clearance/cleaning status)

•	Product with batch number manufactured in same equipment immediately prior to Novartis product(s)

•	Detailed data and observations concerning all important operations, especially the critical manufacturing steps, including the data obtained from automatic control devices

•	Information and explanation about deviations from norms and exceptional events (e.g. deficiencies and respective corrective measures) initialed by a responsible manager

•	Signatures of persons authorized to perform and monitor the processes

•	Results of in-process controls and decisions taken accordingly initialed by an authorized person

•	yield(s)

•	Double signature according to FDA-GMP guidelines

9.	Samples of Products

Novartis will be responsible for storing retained samples under appropriate Storage Conditions.

10.	Transport – To be addressed in contract or project work order.

EXHIBIT B

11.	Release of Products for Clinical Studies

The release of API and products for clinical studies is the responsibility of Novartis.

12.	Waste Material and Remaining Product

Subject to any contract or project work order, disposition of all waste or unused API in the possession of a party shall be the responsibility of the possessing party.

Each party agrees to destroy all material in a secure and legal manner in accordance with all Federal, State and local environmental laws and regulations.

13.	Failure Investigations

Unigene agrees to investigate failure of API to meet Specifications within 30 days and will keep Novartis completely informed.

14.	Inspections by Novartis

Upon reasonable advance written notice by Novartis to Unigene, Novartis shall have the right to inspect the Manufacturing and warehousing operations of Unigene to assure that the operations are done in accordance with cGMP Regulations.

Novartis shall have access to all mutually agreed upon relevant documentation (e.g. equipment qualification, calibration, etc.) related to cGMP Regulations and Manufacturing. Novartis shall be entitled to send a representative to Unigene any time during the manufacture upon advance written notice.

If health authority inspections are required with respect to an API, Unigene hereby agrees to cooperate with Novartis with respect to such inspection even after the completion of its work under this Agreement, upon Novartis’ reasonable written request and at Novartis expense.

15.	Inspection by Regulatory Authority

Unigene agrees to inform Novartis promptly of any inspections of regulatory authorities related to any API.

16.	Change Control

Unigene will have a change control procedure in place.

17.	Persons to whom Communications should be addressed

EXHIBIT B

Persons who should be contacted by Unigene and Novartis in matters of quality assurance and contractural agreements are set forth in Enclosure A and in any separate agreement.

18.	Changes in the Contract

This agreement and the relevant enclosures may not be changed except by written agreement signed by the parties hereto.

Novartis Pharmaceutical Corporation		Unigene Laboratories, Inc.

By:	Kathleen Greene	By:	Warren P. Levy

Date:	April 4, 2003	Date:	April 16, 2003

Enclosure A: Persons to whom communications should be addressed.

Persons who should be contacted in matters of Quality Assurance and QA agreements are:

Novartis **	Unigene **

Persons who should be contacted in contractual agreements and related matters:

Novartis **	Unigene **

Novartis **	Unigene **

AMENDMENT No. 1

to

QA AGREEMENT between NOVARTIS and UNIGENE

This Quality Assurance (QA) Agreement Amendment aims:

•	to clarify the original approved QA Agreement dated April 16, 2003 between Novartis Pharmaceuticals Corporation (Novartis) and Unigene Laboratories, Inc. (Unigene) and

•	to comply with internal and external Regulatory changes that have occurred since the original QA became valid.

General Remarks:

a) The word “API”, “product” or “drug substance” can be used interchangeably as the intended meaning in all cases is the substance with all impurities which result from synthesis or processing/engineering. In the following text the word “PRODUCT(S)” will be used.

b) Due to new requirements of the European Union, laid down in the new Clinical Trial Directive, Unigene shall provide Novartis with a GMP certificate or a copy of the newest license or permission of the health authority to produce drug products for human use for clinical trial purposes.

c) Unless otherwise specified in the Business Contract, raw data and all GMP relevant documentation covered by this agreement have to be sent by Unigene to NOVARTIS in case of discontinuation of service by Unigene.

Paragraph 4 (Starting Materials)

If starting materials or raw materials are provided by Unigene, Unigene ensures and certifies that their quality is in compliance with the current TSE Guidelines published by the relevant European Authorities (EMEA/410/01Rev1). The Novartis questionnaires are the basis for an assessment of safety with regard to TSE. For authorities asking for more documentation (e.g., Japan), Unigene shall use its reasonable commercial efforts to provide the requested documentation provided such documentation is in its possession or, if appropriate, Unigene is able to obtain the documentation from a third party supplier. All costs associated with such documentation shall be the responsibility of Novartis.

Paragraph 6 (Retained Samples of Starting Material)

Unigene will keep - from each bulk-batch released for human use—a quantity of starting material as retention samples enough to repeat the release analysis twice.

The container-label will indicate the PRODUCT(S) name, Unigene material code, sampler and sampling date.

Unigene will keep the retention sample for 12 years. In case of unstable material shorter retention periods are possible, if justification is documented.

NOVARTIS initials:                                                                                                                               UNIGENE initials:

CONFIDENTIAL – contains proprietary information and may not be divulged without prior approval of Contract parties.

Amendment No. 1 to QA Agreement between Novartis and Unigene

Paragraph 8 (Manufacturing)

•	Cleaning Assessment

Unigene commits to perform a cleaning assessment for batches to be supplied to Novartis with respect to prevention of contamination of PRODUCT(S) by previous batches as well as contamination of subsequent batches by PRODUCT(S) and to perform cleaning verifications / validations as needed.

•	Analytical record:

Unigene shall use validated analytical methods for all analytical measurements related to the release of PRODUCT(S). Unigene shall prepare the complete analytical documentation which is required for the release of the PRODUCT. The complete analytical record, including raw data, will be archived by Unigene at least 20 years from the date of analysis. In addition to the analytical results the analytical documentation must include the following information:

Name of the PRODUCT(S)

Batch number of the PRODUCT(S)

Date of Analysis

Reference to the equipment used

Reference to the testing instruction version used

Detailed information and explanation of any deviations from the testing instructions

Investigation report for out specification test results

Signature of the person(s) responsible for carrying out the testing and the person(s) who reviewed and/or approved the test results.

•	Batch Record Review

A copy of the first batch master, allbatch records (bulk manufacture, bulk analytics, bulk packaging) and the corresponding batch record review sheets prepared by Unigene QA of PRODUCT(S) are reviewed by Novartis TRD QA Services at the Unigene facilities for release by Novartis.

If the batch master document is changed, it needs to be approved again by Novartis TRD QA Services prior to manufacture.

Paragraph 11 (Release of Products for Clinical Studies)

Unigene issues a certificate of analysis of the PRODUCT(S) using the specifications given in the batch record. Novartis upon receipt of the PRODUCT(S) will perform an identity and potency testing.

NOVARTIS initials:                                                                                                                               UNIGENE initials:

CONFIDENTIAL – contains proprietary information and may not be divulged without prior approval of Contract parties.

Amendment No. 1 to QA Agreement between Novartis and Unigene

The decision to release the PRODUCT(S) for technical and/or investigational human use shall be the responsibility of Novartis.

Paragraph 16 (Change Control)

Unigene has a change control procedure in place.

Novartis has to be informed by Unigene prior to any planned change for batches supplied to Novartis. Change requests should be supported by appropriate technical documentation (test data, drawings, explanations etc.) to support the change and to confirm that technical performance has not been altered. Prior to the implementation of a quality relevant change related to the manufacture and analysis of PRODUCT(S), Novartis has to be informed and must agree in writing.

Signatures:

Unigene Laboratories, Inc.

NAME	NAME

Date	Date

Novartis Pharmaceutical Corporation

NAME	NAME

Date	Date

NOVARTIS initials: UNIGENE initials:
CONFIDENTIAL – contains proprietary information and may not be divulged without prior approval of Contract parties.

EXHIBIT B

CONTRACT MANUFACTURING AGREEMENT

dated as of

by and between

Unigene Laboratories, Inc.

and

Sandoz GmbH

TABLE OF CONTENTS

1.	DEFINITIONS	1
2.	ANALYTICAL PHASE	8
3.	PILOT PHASE	9
4.	CONTRACT MANUFACTURE PHASE AND MINIMUM PURCHASE OBLIGATION	10
5.	RAW MATERIALS	14
6.	DELIVERY	14
7.	PERSON-IN-PLANT; AUDITS AND INSPECTIONS; SAFETY ISSUES	15
8.	DURATION	17
9.	FORECAST AND SUPPLY	17
10.	FIRM ORDERS	19
11.	PRICING	20
12.	INTELLECTUAL PROPERTY	20
13.	PAYMENT	24
14.	LIMITATION OF LIABILITY	24
15.	PRODUCT SPECIFICATION	24
16.	WARRANTIES AND INDEMNITIES	25
17.	INSURANCE	27
18.	CONFIDENTIALITY AND EXCHANGE OF INFORMATION	27
19.	PRODUCT RECALLS	30
20.	TERMINATION	31
21.	CONSEQUENCES OF TERMINATION	32
22.	ACCEPTANCE	34
23.	FORCE MAJEURE	35
24.	SPECIFIC INVESTMENTS	35
25.	NOTICES	36
26.	ENTIRE AGREEMENT	37
27.	RESERVED	37
28.	MISCELLANEOUS PROVISIONS	37
29.	GOVERNING LAW AND JURISDICTION	39
30.	DISPUTE RESOLUTION	39

- i -

Exhibit B

CONTRACT MANUFACTURING

AGREEMENT

THIS AGREEMENT is made on                 , 2004

•	BETWEEN:

(1)	Unigene Laboratories, Inc., 110 Little Falls Road, Fairfield, NJ 07004 (“Unigene”), and

(2)	Sandoz GmbH, whose principal office is at Biochemiestrasse 10, A6250 Kundl, Austria (“Sandoz”);

WHEREAS:

(A)	Novartis Pharma AG (“Novartis”) and Unigene have entered into a License Agreement in which inter alia, Unigene grants Novartis and its Affiliates an exclusive license to manufacture API under the Licensed Technology for Unigene for use in Unigene’ s Oral Product and Novartis assumes the cost of the technology transfer

(B)	Sandoz, a Novartis Affiliate, carries on the business of, inter alia, bulk manufacture of pharmaceutical products,

(C)	Novartis and Unigene wish for Sandoz to manufacture API for use in Unigene Drug Product and Novartis Drug Product under the Licensed Technology exclusively licensed to Novartis under the License Agreement;

(D)	Sandoz is willing to manufacture API under the Licensed Technology for use in Unigene Drug Product under the terms and conditions set out in this Agreement and for Novartis under the terms and conditions set out in a separate agreement;

•	IT IS AGREED as follows:

1.	DEFINITIONS

(1)	In this Agreement:

“Affiliates” means any legal entity (such as a corporation, partnership, or limited liability company) that Controls, is Controlled by or is under common Control with a Party to this Agreement. For the purposes of this definition, the term “Control” means: (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities (or such lesser percentage which is the maximum allowed by a foreign corporation in a particular jurisdiction); (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities; or (iii) the ability to direct the affairs of any such entity.

“Agreement” means this contract manufacturing agreement

“Amidating Enzyme” means a recombinant enzyme used to convert non amidated peptides or proteins to amidated peptides or proteins.

“Analytical Phase” means the period of time during which Sandoz will conduct the analytical tests as set out in Clause 2.

“Analytical Phase Protocol” means the protocol describing (a) the analytical tests to be conducted by Sandoz during the Analytical Phase and (b) the expected duration of the Analytical Phase, which are to be agreed upon in writing by the parties before commencement of the Analytical Phase.

“API” or “Active Pharmaceutical Ingredient” means recombinant salmon calcitonin manufactured under or using the Licensed Technology, in bulk active ingredient form according to the description in Schedule 8.

“API Specifications” means the specification of the lyophilized API, along with the set of analytical tests, methods and acceptance criteria for API attributes. The initial API Specifications are contained in Schedule 2, as amended in accordance with Clause 15.

“Bankruptcy” has the meaning as set forth in Clause 20(1)(b).

“Batch” means uniquely identified or identifiable API that has been Processed in one process or series of processes.

“Confidential Information” means (i) any proprietary or confidential information or material in tangible form disclosed hereunder that is marked as “Confidential” at the time it is delivered to the receiving Party, (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within forty-five (45) days thereafter by the disclosing Party.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated November 6, 2002, between Novartis AG and Unigene.

“Certificate of Analysis” means a document signed by an authorized employee of Sandoz stating and confirming that the API to which such document refers has been Manufactured in accordance with this Agreement, including the API Specifications and cGMP.

“cGMP” means the United States’ current Good Manufacturing Practices pursuant to the U.S. Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. Sect. 301 et seq.), and pursuant to relevant regulations found in Title 21 of the U.S. Code of Federal Regulations (including Parts 210, 211, 600 and 611) and any comparable laws, rules or regulations of any agreed-upon foreign jurisdiction, as each may be amended from time to time. At the time of this agreement, this includes compliance with European Union and United States regulatory and statutory requirements relating to good manufacturing, laboratory, warehousing and distribution practices and adherence to any applicable product license requirements and relevant current U.S., E.U. guidance documents.

“CMC” means the Chemistry, Manufacturing, and Controls content of regulatory applications including all INDs and NDAs (and amendments thereto) filed by Unigene.

“Contract Manufacture” means commercial Manufacture of the API during the period of time after completion of the Pilot Phase through the termination of this Agreement, as further described in Clause 4.

“Demonstration Lot Campaign” means a campaign of ** (**) Batches at ** w.v. (** (**) Engineering and ** (**) cGMP Batches), commencing on TBD

“Effective Date” means the date of this Agreement.

“Engineering” means, as relevant to the Batch, that such Batch is not necessarily manufactured according to cGMP and any resulting API may not meet the API Specifications.

“Excess Orders” has the meaning as set forth in Clause 9(3).

“Field” means the use by oral administration of the API for the prophylactic and/or therapeutic treatment of any human diseases or disorders, including, but not limited to, osteoporosis.

“Firm Order” has the meaning as set forth in Clause 10 and is understood to be binding on the parties pursuant to the terms of this Agreement.

“Future Novartis Products” means any and all drug products developed or licensed by Novartis for use outside the Field during the term of this Agreement, but not yet developed or licensed upon Effective Date, in any formulation containing or incorporating API, alone or in combination with any pharmacologically active ingredient.

“Improvements” shall collectively mean Joint Improvements, Non-Severable Joint Improvements, Novartis Non-Severable Sole Improvements, Novartis Severable Sole Improvements and Unigene Sole Improvements.

“IND” means an Investigational New Drug Application.

“Initial Termination Notice” has the meaning as set forth in Clause 8.

“Intellectual Property” means (i) copyrights, patent rights and extensions thereof, know-how, confidential information, database rights, and rights in trade marks and designs (whether registered or unregistered); (ii) applications for registration, and the right to apply for registration, for any of the same, iii) Supplementary Protection Certificates and (iv) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world.

“Intermediate” means API precursors generated during the process of manufacturing API.

“Joint Improvement” means any improvements, inventions, discoveries, processes, improved cell lines, cell banks, clones, vectors, cassettes, and other knowledge, whether or not patentable (including patents, patent applications, divisions, continuations, continuation-in-part, reissues, reexaminations, extensions or supplemental patent certificates) that are (a) jointly made after the Effective Date of this Agreement by at least one individual or individuals under an obligation to assign their rights to such improvements to Unigene and/or its Affiliate as applicable and at least one individual or individuals under an obligation to assign their rights to such improvements to Sandoz and/or its Affiliate as applicable and (b) implemented in the ** by Novartis and/or its Affiliate and c) not derived from Unigene Confidential Information, Unigene Licensed Technology or from technology disclosed in any patent which is owned or controlled, in whole or in part, by license, assignment or otherwise by Unigene and/or its Affiliate as applicable, and d) not derived from Sandoz and/or its Affiliate’s Confidential Information or from technology disclosed in any patent which is owned or Controlled, in whole or part, by license from a Third Party, assignment or otherwise by Sandoz and/or its Affiliate as applicable.

“Joint Venture” means any entity, collaboration or association between Unigene and a Third Party for, inter alia, manufacturing API solely for use in Other Unigene Products, in which Unigene has a **) % or greater direct ownership of the interest of such entity, collaboration or association and has a significant and active management role.

“Launch” means **) days after first commercial sale of Unigene’s Oral Product to a wholesaler, healthcare management organization, hospital or pharmacy in either the United States or the European Union after Regulatory Approval is issued.

“Licensed Technology” means the Unigene Know-How and the Unigene Patent Rights as described in the License Agreement.

“License Agreement” means the license agreement between Novartis and Unigene on a date even with this Agreement.

“Manufacture” means the production of the API in bulk from the Raw Materials using the Process and shall, where relevant, include manufacturing, packaging, storing, handling, testing and quality control, and “Manufactured” and “Manufacturing” shall be interpreted accordingly.

“Manufacturing Records” means all documents relating to the Manufacture of a Batch, including manufacturing instructions, deviations, test results, out of specification results, investigations, bills of materials and certificates of analysis.

“Modification” means any modification, addition, improvement, or adaptation, material or otherwise.

“NDA” means New Drug Application, or the comparable application required by the European Union, filed for the API in final dosage form by Unigene, its Affiliate, licensee, distributor or designee, with the U.S. FDA or EMEA and all subsequent submissions, supplements or amendments related thereto.

“Non-Severable Joint Improvements” means all improvements, inventions, discoveries, processes, improved cell lines, cell banks, clones, vectors, and cassettes, and other knowledge, whether or not patentable (including patents, patent applications, divisions, continuations, continuation-in-part, reissues, reexaminations, extensions or supplemental patent certificates) that are (a) derived from Unigene Licensed Technology, or from technology disclosed in any patent which is owned or controlled, in whole or in part, by license, assignment or otherwise by Unigene and/or its Affiliates as applicable, and implemented in the ** by Sandoz and/or its Affiliate and (b) made after the Effective Date of this Agreement solely by an individual or individuals having access to Unigene Know How and being under an obligation to assign their rights to such improvements to Sandoz and/or its Affiliate as applicable, provided, however, that if such improvement was made jointly with an individual or individuals being under an obligation to assign their rights to such improvement to Unigene and/or its Affiliates, as applicable, Unigene’s and/or its Affiliate’s right, title and interest in such Non-Severable Joint Improvements shall be deemed to be a Unigene Sole Improvement. Sandoz’s and/or its Affiliate’s right, title and interest in such Non-Severable Joint Improvements shall be deemed to be a **.

“Novartis Drug Products” means (a) the Novartis Oral Product, (b) the Future Novartis Products and (c) the Other Novartis Products.

“Novartis Non-Severable Sole Improvements” means all improvements, inventions, discoveries, processes, improved cell lines, cell banks, clones, vectors and cassettes, and other knowledge, whether or not patentable (including patents, patent applications, divisions, continuations, continuation-in-part, reissues, reexaminations, extensions or supplemental patent certificates) that are (a) derived from Unigene Licensed Technology, or from technology disclosed in any patent which is owned or controlled, in whole or in part, by license, assignment or otherwise by Unigene and/or its Affiliates as applicable, and implemented in the ** by Sandoz and/or its Affiliate and (b) made after the Effective Date of this Agreement solely by an individual or individuals having access to Unigene Know How and being under an obligation to assign their rights to such improvements to Sandoz and/or its Affiliate as applicable.

“Novartis Oral Product” means the drug product for use in the Field in development by Novartis upon the Effective Date, in finished pharmaceutical form suitable for oral administration, containing or incorporating API, alone or in combination with any pharmacologically active ingredient.

“Novartis Severable Sole Improvements” means all improvements, inventions, discoveries, processes, improved cell lines, cell banks, clones, vectors, cassettes, and other knowledge, whether or not patentable (including patents, patent applications, divisions, continuations, continuation-in-part, reissues, reexaminations, extensions or supplemental patent certificates) that are either (a) derived from other than Unigene Licensed Technology upon having been made after the Effective Date of this Agreement solely by an individual or individuals being under an obligation to assign their rights to such improvements to Sandoz and/or its Affiliate as applicable and implemented in the ** by Sandoz and/or its Affiliate or (b) derived by any individual or individuals under an obligation to assign their rights to such improvements to either Sandoz, Unigene, or their Affiliates after the Effective Date of this Agreement from Sandoz Confidential Information or from technology disclosed in any patent which is owned or Controlled, in whole or part, by license from a Third Party, assignment or otherwise by Sandoz and/or its Affiliate as applicable and implemented in the ** by Sandoz or its Affiliates.

“Other Novartis Products” means any and all drug products developed or licensed by Novartis for use outside the Field upon the Effective Date and/or during the term of this Agreement, in any formulation (in particular but not limited to nasal and/or injectable) containing or incorporating API, alone or in combination with any pharmacologically active ingredient.

“Other Unigene Products” means any and all drug products developed or licensed by Unigene for use outside the Field upon the Effective Date, in any formulation (in particular but not limited to nasal and/or injectable), containing or incorporating API, alone or in combination with any pharmacologically active ingredient.

“Per Gram Price” means the price of API calculated on a per gram basis in accordance with Schedule 7 and other provisions of this Agreement.

“Pilot Batches” means a consistent series of **) Batches at ** w.v., unless the parties otherwise agree on a greater number of Batches.

“Pilot Phase” means the period of time during which Sandoz will implement the Process in its facilities and conduct the pilot Manufacture of the Pilot Batches.

“Process” means the series of methods and techniques provided by Unigene by which the API is Manufactured, as defined in the Manufacturing Records and Process Transfer Information, and “Processed” and “Processing” shall be interpreted accordingly. The Process may be changed from time to time by agreement of the parties and in accordance with Schedule 3.

“Process Transfer Information” means all know-how, registration data, experience, instructions, standards, methods, test and trial results, manufacturing processes, hazard assessments, quality control standards, formulae, specifications, storage data, samples, drawings, designs, validation reports of analytical methods and all other relevant information relating to the API, the Process, Manufacture or storage of the API, including the information and the Process Transfer Materials as set out in Schedule 4.

“Process Transfer Materials” means the working cell bank vials, reference standards and antibody reagents to be provided by Unigene to Sandoz for the Analytical Phase, as listed in Schedule 4.

“Raw Materials” means the raw materials set out in Schedule 6, which are required by Sandoz to conduct the Manufacture, as amended in writing by the parties from time to time.

“Regulatory Approval” means any product license, marketing authorization or clinical trials certificate issued by the relevant Regulatory Authority and in terms permitting, as appropriate, the importation, distribution, sale, marketing or use of a drug product for human use containing API.

“Regulatory Authority” means the European Medicines Evaluation Agency (“EMEA”) or the U.S. Food and Drug Administration (“FDA”) or any equivalent competent governmental regulatory body in each non-U.S. jurisdiction in which the API in its final dosage form is being marketed, distributed or used.

“Released” means the mechanism by which Sandoz states that the API was Manufactured in accordance with this Agreement, including cGMP, and conforms with the API Specifications based on the results of all API tests listed on Schedule 2. Release is demonstrated by issue of a Certificate of Analysis.

“Rolling Commercial Forecast” has the meaning as set forth in Clause 9(1)(b).

“Technology Transfer Plan” means the plan set forth in Exhibit C of the License Agreement (attached hereto as Schedule 9) for transferring Unigene’s analytical tests, Process Transfer Information and API Specifications to Sandoz.

“Third Party(ies)” means any party(ies) other than Unigene, Novartis or their respective Affiliates.

“Unigene’s Oral Product” means the drug product in development by Unigene upon Effective Date for use in the Field, containing or incorporating API, alone or in combination with any pharmacologically active ingredient.

“Unigene Drug Product” means (a) Unigene’s Oral Product and (b) the Other Unigene Products.

“Unigene Sole Improvements” means all improvements, whether or not severable, inventions, discoveries, processes, improved cell lines, cell banks, clones, vectors, cassettes, separations, purifications and other knowledge, whether or not patentable (including patents, patent applications, divisions, continuations, continuation-in-part, reissues, reexaminations, extensions or supplemental patent certificates), derived from Licensed Technology and made after the Effective Date of this Agreement solely by an individual or individuals under an obligation to assign their rights to such improvements to Unigene and/or its Affiliate as applicable. Unless patented, or a published patent application, all Unigene Improvements shall constitute a part of the Unigene Know-How.

“w.v.” means working volume scale.

(1)	Words importing the singular shall include the plural and vice versa.

(2)	Words denoting persons shall include bodies corporate and unincorporated associations of persons and vice versa.

(3)	Clauses 1(1) and 1(2) apply unless the contrary intention expressly appears elsewhere in this Agreement.

(4)	Any reference, express or implied, to any law includes references to

(a)	that law as amended, extended or applied by or under any other law (before or after the signature of this Agreement) and

(b)	any subordinate legislation made (before or after the signature of this Agreement) under that law, as amended, extended or applied as described in Clause 1(4)(a).

(5)	The headings in this Agreement are for convenience of reference only and do not affect the interpretation or scope of this Agreement or any provision herein.

(6)	Wherever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including, without limitation” and “including, but not limited to” (or “includes, without limitation” and “includes, but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”).

(7)	The Schedules attached hereto are an integral part of this Agreement and are incorporated herein by reference.

2.	ANALYTICAL PHASE

(1)	Upon written request from Novartis, Unigene will begin supplying and transferring to Sandoz all Process Transfer Information that is reasonably required for Sandoz to Manufacture and deliver the API as set forth in the Technology Transfer Plan. Unigene will use its commercially reasonable endeavors to ensure that the Process Transfer Information is supplied and transferred to Sandoz in accordance with the timetable set out in the Technology Transfer Plan.

(2)	Unigene will provide such technical assistance as is required to enable the effective transfer of the Process Transfer Information referred to in Clause 2(1) including but not limited to demonstration of the Process in Unigene’s facilities in accordance with the Technology Transfer Plan.

(3)	Sandoz shall carry out analytical testing of the Process Transfer Information in accordance with the Analytical Phase Protocol set forth in the Technology

Transfer Plan. Sandoz will perform all such activities at its or its Affiliates’ facilities, but it may subcontract tests to laboratories subject to Clause 28(7).

(4)	If during the Analytical Phase the parties identify an unforeseeable technical problem, which prevents Sandoz from conducting analytical tests pursuant to the Analytical Phase Protocol, then the following procedure shall apply:

(a)	Sandoz may request further reasonable technical assistance from Unigene and Unigene shall according to Clause 4(8)(a)provide technical assistance as reasonably deemed appropriate by Sandoz.

(b)	Sandoz shall use its commercially reasonable endeavors to resolve the problem and Unigene shall be entitled to have a representative present at the Sandoz site and to fully participate in solving such problem to ensure that this provision is satisfied.

(c)	If the parties are unable to resolve the problem in the manner described in Clause 2(4)(b) within **) weeks of identification thereof, unless the parties are progressing to a mutually agreeable resolution of the problem, then Sandoz may terminate this Agreement, in which case the parties’ obligations hereunder shall terminate, other than each party’s obligation of confidentiality and to return the other party’s Confidential Information.

(5)	Upon completion of the Analytical Phase, Sandoz shall provide a written report to Unigene confirming in reasonable detail that the agreed targets as set out in the Analytical Phase Protocol have been reached. The parties will then commence the Pilot Phase as set out in Clause 3.

3.	PILOT PHASE

(1)	Upon completion of the Analytical Phase Sandoz shall implement the Process in its facilities and Manufacture the Pilot Batches of the API, although not necessarily in compliance with the API Specifications, for the purpose of qualifying the Process. In accordance with the Technology Transfer Plan, the Pilot Phase shall run for a minimum of **) **, with the actual number of total ** to be agreed upon by Unigene and Sandoz based on the results of the Pilot Phase. The parties acknowledge that Sandoz’s ability to conduct the Pilot Phase in accordance with this timetable is dependent on timely delivery by Unigene in accordance with the Technology Transfer Plan of agreed-upon Process Transfer Information. The parties agree to use their commercially reasonable endeavors to ensure that the timeline for the Pilot Phase is met.

(2)	If during the Pilot Phase the parties identify an unforeseeable technical problem, which prevents Sandoz from Manufacturing the Pilot Phase Batches, then the following procedure shall apply:

(a)	Sandoz may request further reasonable technical assistance from Unigene and Unigene shall according to Clause 4(8)(a)provide technical assistance as reasonably deemed appropriate by Sandoz.

(b)	Sandoz shall use its commercially reasonable endeavors to resolve the problem to both parties’ satisfaction and Unigene shall be entitled to have a representative present at the Sandoz site and to fully participate in solving such problem to ensure that this provision is satisfied.

(3)	If the parties are unable to resolve the problem in the manner described in Clause 3(2)(b) and are not progressing to a mutually agreeable resolution of the problem within a minimum of **) weeks of identification thereof, then Sandoz may terminate this Agreement, in which case the parties’ obligations hereunder shall terminate, other than each party’s obligation of confidentiality and to return the other party’s Confidential Information.

(4)	Subject to completion of the Pilot Phase, Sandoz will conduct the Demonstration Lot Campaign, and will deliver the Product produced therefrom to Novartis Pharma AG upon completion of such campaign. The parties agree that the Demonstration Lot Campaign means that Sandoz shall Manufacture (a) up to ** Engineering Batches of API and (b) ** cGMP Batches of API that meet the API Specifications, within the timeline stated in Clauses 9(1)(c) and 11(1). If during the Demonstration Lot Campaign the parties identify an unforeseeable technical problem, which prevents Sandoz from Manufacturing the Demonstration Lot Campaign, then Sandoz may request further reasonable technical assistance from Unigene and Unigene shall according to Clause 4(8)(a) provide technical assistance as reasonably deemed appropriate by Sandoz.

(5)	Deliverables during the technology transfer shall be provided by Unigene in accordance with Schedule 10.

4.	CONTRACT MANUFACTURE PHASE AND MINIMUM PURCHASE OBLIGATION

(1)	Unigene’s Oral Product

(a)	Subject to completion of the Pilot Phase and the Demonstration Lot Campaign, Sandoz shall have the exclusive right and obligation to Manufacture the API for Unigene, its Affiliates, licensees and distributors for commercial use in Unigene’s Oral Product during five (5) years after Launch (unless this Agreement is terminated earlier in accordance with the terms herein); After such five year period (unless this Agreement is terminated earlier in accordance with the terms herein) Unigene’s purchase obligation shall be reduced to **% of its requirements of API for use in Unigene’s Oral Product for an additional period of five (5) years.

These first ten years shall be considered to be the Initial Term as defined in Section 8 of this Agreement; provided, however, that subject to Clause 10 Unigene shall be entitled to Manufacture on its own or have manufactured by a Third Party any amount of API that Sandoz does not Manufacture for Unigene.

(b)	Other Unigene Products

Subject to completion of the Pilot Phase and the Demonstration Lot Campaign, Sandoz shall have the right and obligation to Manufacture the API for Unigene, its Affiliates, licensees and distributors for commercial use for Other Unigene Products, in accordance with this Agreement to the extent such API shall not be manufactured by Unigene, its Affiliates and/or Joint Ventures; provided, however, that subject to Clause 10, Unigene shall be entitled to have Manufactured by a Third Party any amount of API not Manufactured by Unigene, its Affiliates and/or Joint Ventures that Sandoz does not Manufacture for Unigene.

(2)	Requirements for API of all other distributors, licensees or Affiliates of Unigene other than Novartis shall be covered by Unigene’s forecasts and orders.

(3)	Subject to the terms of this Agreement, starting from January 1, of the year following the earlier of the Regulatory Approval by FDA or EMEA of Unigene’s Oral Product, during the term of this Agreement Unigene shall purchase a minimum quantity of ** of API per calendar year or pay the corresponding amount.

(4)	Subject to completion of the Demonstration Lot Campaign, Sandoz will commence Contract Manufacture. The amount of API to be Manufactured by Sandoz and purchased by Unigene during the Contract Manufacture is subject to the forecasts to be provided by Unigene as described in Clause 9.

(5)	Sandoz covenants that:

(a)	It has and will maintain during the term of this Agreement, a manufacturer’s license.

(b)	It will Manufacture the API in accordance with this Agreement, including utilizing the Process and complying with cGMP and the API Specifications except for

•	the first ** Engineering Batches each upon scale up to ** w.v. or ** w.v. and

•	the first Engineering Batch in the event of production interruption of more than ** months or as a result of Process changes.

(c)	Any Raw Materials employed by Sandoz in the Manufacture and not supplied by or on behalf of Unigene will at the time of use conform to the requirements stated in Clause 5(3).

(d)	It will maintain complete and adequate records pertaining to its Manufacture, analysis and distribution of the API (including the Manufacturing Records) in accordance with the types of records to be maintained as described in cGMP, the format and content of such records to be agreed upon by the parties, provided that the parties will use reasonable efforts to agree upon Sandoz’s standard form to the extent appropriate in light of Unigene’s regulatory filing requirements. In addition to the foregoing, Sandoz shall maintain all site-relevant and CMC-relevant documents necessary to the filing of an IND and an NDA by Unigene, and samples of the API as are required by cGMP. Unigene shall have access to all such records and samples during normal business hours after reasonable advance written notice. In the event Unigene requires records or documentation, other than those to be maintained by Sandoz as described above, in order to file applications comparable to an NDA in countries other than the United States or those in the European Union, Sandoz will assist Unigene in the preparation of such records and documentation to the extent requested by Unigene, and Unigene will compensate Sandoz for such assistance at a rate of ** Euro per man-day with each man-day equal to at least eight (8) working hours.

(e)	The API will be labeled, prepared and packed for shipment in accordance with labeling requirements as specified by Unigene from time to time.

(f)	It will be responsible for the treatment and/or disposal of all waste generated as a result of Manufacturing the API in accordance with all applicable laws, regulations and directives, and the maintenance of detailed and complete records related thereto.

(6)

It will not incorporate any Improvements into the Process without Unigene’s prior agreement, which Unigene will not unreasonably withhold. Upon implementation of Joint Improvements, **% of the cost savings shall be applied to lower the cost per gram of API by applying Schedule 7. Upon implementation of any other improvements, the cost savings shall be applied to lower the cost per gram of API by applying Schedule 7 in a ratio of **, it being understood that the majority of the saving is enjoyed by the originator of the Improvement (Sandoz or Unigene).

(7)	Sandoz may at any time undertake any change (including routine maintenance and repair work) to any of its premises or facilities or equipment directly used in the Manufacture; provided that any such change shall not be a detriment to the API or adversely affect the per gram price of the API to Unigene.

(8)	Sandoz shall assist Unigene in the preparation of, in a form suitable for submission to the FDA and the EMEA, a drug master file or other such documentation in relation to the Manufacture of the API as may be reasonably required by Unigene in support of Unigene’s submissions to the FDA and the EMEA in respect of the API. Sandoz shall also respond in a timely manner to all queries and requests for information from the FDA and the EMEA, and shall maintain information about the API and its Manufacture for such time and in such manner as required by the FDA and the EMEA; provided, however, that Sandoz shall notify Unigene prior to responding to the FDA or the EMEA and permit Unigene to consult with it in formulating such response. Sandoz shall also assist Unigene (to the extent requested by Unigene) in the preparation of documentation in relation to the Manufacture of the API for the purpose of supporting Unigene’s submission to any other Regulatory Authorities and shall respond (to the extent requested by Unigene) to any queries and requests for information from such other Regulatory Authorities, and Unigene shall compensate Sandoz for such assistance at a rate of ** Euro per man-day (with each man-day equal to at least eight (8) working hours). For such submission the documents shall be provided in the English language at no cost to Unigene, except for batch records and SOPs. Unigene shall bear the cost of translating into English the batch records and SOPs if such translation is requested by Unigene or a Regulatory Authority.

(9)	Unigene covenants that:

(a)

in accordance with the Technology Transfer Plan (attached hereto as Schedule 9), Unigene shall provide Sandoz upon written request by Sandoz with technical support with respect to the transfer, implementation and use of the Unigene Know-How in the manufacture of API and Amidating Enzyme and Intermediates (the “Technical Support”). The Technical Support will be provided ** to Sandoz and ** of out-of pocket expenses (including, without limitation, food, lodging and travel-related expenses) incurred by Unigene (including, without limitation, those incurred by its FTEs) in connection with the provision of the Technical Support. The Technical Support will be provided at the locations designated in the Technology Transfer Plan; provided, however, that Technical Support provided at Unigene’s facilities shall not be permitted to interfere with the day-to-day operations thereof. All Technical Support shall be provided in English. All information provided by Unigene in carrying out the Technical Support and summarized in writing shall be deemed to be Unigene’s Confidential Information. It is understood, that the Technical Support to be provided by Unigene at Sandoz’ site may be reallocated by Sandoz to different tasks of the Technology Transfer Plan as needed. It is also understood that activities, scale, locations, timing and man days as listed in the Technology Transfer Plan, are best estimates only and may require adaptation as well as additional activities and additional man days by Unigene with the agreement of the Parties and as governed by the License Agreement.

(b)	It will maintain throughout the term of this Agreement appropriate Regulatory Approvals for Unigene Drug Products for any jurisdiction or territory in which Unigene is marketing or distributing such products.

(c)	It shall, as soon as it becomes aware of the same, notify Sandoz of any hazards to the health or safety of any personnel of Sandoz or the possibility of cross contamination of any other products being manufactured or stored by Sandoz.

(d)	Pilot Batches and non-cGMP Batches will not be used for clinical trials.

5.	RAW MATERIALS

(1)	Unigene shall not supply any Raw Materials.

(2)	Sandoz will contract with third parties and pay for the supply of all Raw Materials necessary to Manufacture and package the API in accordance with this Agreement.

(3)	All Raw Materials obtained by Sandoz from a third party and employed in the Manufacture of the API will at the time of use (a) comply with the relevant specification as may be agreed upon by the parties and (b) with respect of ruminant-sourced Raw Materials, will conform with the Note for Guidance on Minimizing the Risk of Transmitting Animal Spongiform Encephalopathy Agents via Medicinal APIs, Revision September 2000 (CPMP/BWP/1230/98 rev.1).

6.	DELIVERY

(1)	Unless the parties otherwise agree from time to time with respect to specific Batches of API, no API (other than the Engineering Batches) will be delivered unless it has first been Released by Sandoz. Delivery will be made only if Unigene secures payment as described in Clause 10.

For avoidance of doubt delivery of the **) cGMP Demonstration Batches of API shall be made by Sandoz to Novartis.

Delivery of the API ordered by Unigene shall be made by Sandoz to Unigene, or such nominee as designated by Unigene in writing, on an ex works Sandoz facility basis (Incoterms 2000) and in accordance with the specific delivery provisions set out in the applicable Firm Order (as described in Clause 10). All API sent to Unigene shall meet API Specifications and shall be stored and shipped in accordance with Schedule 1.

(2)	Sandoz will arrange for transportation of the API from Sandoz’s premises to Unigene or its designee by a reputable transportation agent, subject to Unigene’s written approval.

(3)	All costs and expenses for the transportation of the API (including transportation insurance, and dedicated transportation containers) from Sandoz’s premises to Unigene (or its designee) shall be borne by Unigene. All such costs shall be billed to and paid by Unigene directly.

(4)	Title in the Product and any samples produced under this Agreement shall pass from Sandoz to Unigene upon transfer to Unigene’s designated transportation agent.

7.	PERSON-IN-PLANT; AUDITS AND INSPECTIONS; SAFETY ISSUES

(1)	Upon Sandoz’s receipt of at least seven (7) days’ prior notice from Unigene during the Contract Manufacture phase of this Agreement, Unigene may place up to two (2) employees or authorized representatives (with such authorized representatives being subject to Sandoz’s prior reasonable approval) on-site at Sandoz’s manufacturing facility during the Manufacture of the API hereunder. Unigene’s employees or representatives at Sandoz shall accept Sandoz’s reasonable procedures regulating external customer relationships (including cGMP training, hygiene, confidentiality and controlled access to facilities and documents) and will obtain Sandoz’s agreement prior to any active participation in the Process or analytical testing.

(2)

Upon Sandoz’s receipt of at least two (2) months notice from Unigene, Sandoz will permit Unigene employees or authorized representatives (with such authorized representatives being subject to Sandoz’s prior reasonable approval) to conduct an audit and inspection of all documents, processes and facilities of Sandoz or of any approved subcontractor applicable to the Manufacture of the API (hereinafter an “Audit”). The scope and manner of each Audit shall be determined by Unigene in consultation with Sandoz; provided, however, that Unigene shall conduct such Audits only (a) during regular business hours at the time that Sandoz is Manufacturing the API or when the plant is idle and (b) for the purpose of making quality control inspections to ensure compliance with this Agreement and applicable laws. Without limitation to the foregoing, Unigene shall be entitled (a) to conduct an annual two-day full-quality Audit of the Process and Sandoz’s facilities and (b) to conduct a two-day pre-approval inspection preparation Audit prior to the launch of any Unigene Drug Product, each of which shall be conducted in the manner to be determined by Unigene in consultation with Sandoz. Sandoz will provide Unigene with a written response within thirty (30) days to any written Audit observations made by Unigene. Unigene’s right to conduct such Audits, however, is subject to the conditions described in Clause 7(4).

(3)	If Sandoz is required by any governmental authority or Regulatory Authority to have inspected or approved the site of Manufacturing or storing the API or any Raw Materials, Sandoz shall permit and cooperate with officials of the governmental authority or Regulatory Authority to inspect such sites.

(4)	During commercial Manufacture of the API, persons in plant or visits by Unigene up to **) full days (i.e., up to eight (8) hours per day, two (2) people at the same time) in total per year shall be at no cost to Unigene.

API relevant visits specifically for Unigene Drug Product by government authority representatives, by Regulatory Authority representatives or by Unigene (other than as provided in Clause 7(4), in the Technology Transfer Plan or otherwise in this Agreement) will be charged by Sandoz to Unigene per visit or presence of persons in the plant at the rate of ** Euro per day or ** Euro per month (office hours, Monday to Friday). Sandoz’s obligation to allow visitors who are employees of Unigene or authorized representatives (with such authorized representatives being subject to Sandoz’s prior reasonable approval) is on condition that: (a) such visitors agree in writing to observe the reasonable customary requirements of Sandoz regarding security, health and safety, confidentiality or any other applicable regulations at the relevant premises; (b) any visit shall be under the specific supervision of Sandoz (without relieving any visitors of any obligations with respect to any damage or injury caused by them); and (c) Unigene uses reasonable endeavors to ensure that any visit and the number of visits is of minimal disruption to Sandoz’s day-to-day business. Unigene shall provide Sandoz with reasonable notice prior to each Unigene visit, communicate to Sandoz the reason for each Unigene visit and ensure that Unigene visits are made by relevant personnel only. Unigene, in consultation with Sandoz, will develop an agenda for each Unigene visit.

Unigene shall be responsible to obtain all domiciliary licenses or any other licenses prescribed by law or the competent authorities for all persons visiting Sandoz’s plant. In addition Unigene shall be responsible for all costs related to the visit of persons including but not limited to costs for transport to Sandoz’s plant, hotel accommodation, medical treatment or daily allowances.

(5)	Sandoz shall provide Unigene with prompt notice of any information it receives relating to the safety of the API, including any confirmed or unconfirmed information on adverse, serious or unexpected events associated with the use of the API regardless of the source. For serious (based on a good-faith evaluation) unexpected events, notice must be given by telephone within one (1) business day after receipt of the information and followed by written notice not less than one (1) week thereafter. Unigene, with Sandoz’s cooperation, shall be responsible for responding to the FDA and filing any reports with the FDA concerning such reactions (including Drug Experience Reports) caused by the API.

(6)	Sandoz shall be responsible for ensuring the safe operation of the Manufacture of the API in its premises and, in particular, that the Process Transfer Materials supplied by Unigene can be safely used in Sandoz’s premises.

8.	DURATION

Subject to the provisions for earlier termination contained herein, this Agreement shall come into force on the Effective Date hereof and shall continue in force thereafter for ten (10) years after Launch (herein referred to as the “Initial Term”). This Agreement will terminate upon expiration of the Initial Term only if one party provides the other party with notice of termination no less than twenty-four (24) months prior to the end of the Initial Term (the “Initial Termination Notice”). In the event neither party provides the other party with an Initial Termination Notice, this Agreement will automatically continue and will terminate, unless earlier terminated in accordance with the provisions of this Agreement, only after one party provides the other with no less than twenty-four (24) month’s written notice (which notice may be given prior to or after the expiration of the Initial Term).

9.	FORECAST AND SUPPLY

(1)	The parties shall work on the basic premise that Unigene shall at all times endeavor to give Sandoz as much advance notice as possible of any changes in its forecasts, and Sandoz shall use its commercially reasonable efforts to accommodate such changes.

(a)	Non binding rolling forecast. Unigene will use its best efforts in planning and investigating its requirements and will starting by ** provide for API, a rolling three (3) calendar year forecast and will update such forecast yearly.

(b)

Rolling Commercial Forecasts, Firm Orders. Upon the earlier of Regulatory Approval by FDA or EMEA of Unigene’ s Oral Product the forecast shall consist of (i) a Firm Order for API for Calendar Year 1 of such three (3) year forecast, and (ii) requirements for API for the subsequent calendar years 2 and 3. The forecasts for subsequent calendar years 2 and 3 shall be updated quarterly, and shall be a Firm Order for each subsequent year upon June 30 for the subsequent Calendar Year and **% of such forecasted requirements for the subsequent calendar year 2 shall constitute a binding minimum requirement to the extent exceeding ** kg. (subsequent calendar year 2 being the calendar year immediately following that for which a Firm Order is provided) (collectively such information is referred to as a “Rolling Commercial Forecast”). Except for separate agreement Unigene agrees that it will not deliver a Firm Order for API that will require Manufacture of API in excess of ** per calendar year at ** w.v. scale or requires Manufacture at ** w.v.

Firm Orders which Unigene may place before Regulatory Approval shall be placed also not later than by June 30 of the previous year and shall not require Manufacture of API before **, unless agreed otherwise by the parties. Such Firm Orders shall not be for less than ** of API.

(c)	Initial Seven Year Forecast. Unigene’s current non-binding seven (7) year forecast for API is attached as Schedule 5 for information purposes only.

(2)	With respect to each Firm Order (a) Unigene will be obligated to purchase ** of the quantity of API set forth in such Firm Order and (b) Sandoz will be obligated to fulfill ** of the quantity of API set forth in the Firm Order, except as justified by Batch volumes based on the number of ** of API ordinarily produced per Batch and provided that the Firm Order shall not exceed the previous year’s forecast for such calendar year (i.e., when the year was the second year of a Rolling Commercial Forecast) by more than **. In the event Unigene requests API from Sandoz in excess of ** of the Firm Order (“Excess Orders”), Sandoz will use its commercially reasonable efforts to accommodate such Excess Orders consistent with this Agreement (including, without limitation, upon financial terms no higher than described herein) in an attempt to meet Unigene’s requirements for the API. Sandoz shall inform Unigene whether it will fill Excess Orders within thirty (30) days of receiving the applicable Firm Order so as to permit Unigene to manage its inventory of API and respond to market demand.

(3)	The parties agree that manufacture of API will be conducted in principle at the ** w.v. unless the parties mutually agree on increasing the production scale to ** w.v. scale. In planning the supply of API for the following year, Sandoz shall agree in advance with Unigene which capacity of manufacture will be utilized, and in doing so, Sandoz shall endeavor that Unigene’s supply requirements and all regulatory requirements (including the provision by Sandoz of validation and regulatory support if necessary) are met.

(4)	If a Unigene Firm Order will require a manufacturing campaign of greater than a total of ** in a given calendar year in the principal scale of ** w.v., as measured by determining the average yield of the two most recent campaigns, Sandoz may scale up the Process to ** w.v. as applicable. For purposes of the foregoing, the term “**” shall mean **, plus the time required for an initial batch. Such scale up is subject to Unigene’s approval if it would result in an increase of the Per Gram Price.

10.	FIRM ORDERS

(1)	Each Rolling Commercial Forecast, including the related Firm Order, shall be delivered by Unigene in such manner as reasonably requested by Sandoz. Each Firm Order shall constitute a binding obligation upon Sandoz to Manufacture API, provided, Unigene provides Sandoz in connection with a Firm Order with security for payment, (e.g. irrevocable and unconditional guarantee by a first class bank being accepted by Sandoz, payment in advance or any other security being reasonably acceptable to Sandoz) and Unigene to accept and pay for the quantities of API ordered therein if, and to the extent that, such API is Manufactured in accordance with the Process, meets the API Specifications and is delivered in accordance with the terms of the related Firm Order. (2)(3)(4)11.

(2)	All Firm Orders shall be in writing and shall identify and reference the quantity of API ordered, the price to be paid for such API, packaging requirements, preferred delivery schedule, delivery locations, invoice information and instructions. A Firm Order shall always constitute a binding obligation even if one of the items as aforementioned is missing. Upon receipt of a Firm Order, Sandoz shall confirm within four (4) weeks its receipt of the Firm Order and provide Unigene with Manufacturing dates and depending on Sandoz’s available capacity accommodating as close as possible to Unigene’s preferred delivery schedule.

(3)	Sandoz shall immediately notify Unigene by telephone and in writing (a) if Sandoz acquires any information that it will not be able to fill the then most recent Firm Orders or (b) of any other production issues or other information of which Sandoz becomes aware that may affect the regulatory status of drug products containing API, or relate to the ability of Sandoz to supply API in accordance with this Agreement and/or any Firm Orders. Sandoz shall only be relieved of its obligation to supply Product in accordance with this Agreement upon the occurrence of a Force Majeure or uncured material breach by Unigene. In no event shall Unigene take delivery of API later than 3 months after Release.

(4)

In the event of a shortfall which results in the delivery in a given calendar year of less than ** of the quantities covered by the Firm Order, Sandoz shall manufacture for Unigene such delayed quantities in the next Novartis API slot for Novartis and Unigene on a pro rata basis based on the Firm Orders then outstanding. Unigene shall be permitted to terminate this Agreement if the shortfall is not fully cured within ** months from the date of the shortfall. However, any cure cannot result in another shortfall of the Firm Order for such **-month period. A shortfall by more than **% of a confirmed Firm Order in a given calendar year shall allow Unigene to prematurely terminate the Agreement according to Clause 20 (1) (a) and/or have API manufactured by Unigene, its Affiliates, its Joint Ventures or a Third Party if Sandoz does not cure such shortfall within the ** month period following such shortfall.

11.	PRICING

(1)	All orders for the API for delivery during Contract Manufacture shall be at the price(s) set out in Schedule 7 and subject to adjustment as expressly stated in Clause 4(5)(g). Schedule 7 shall be updated for the first time after the Process is implemented and the Demonstration Lot Campaign batches are Manufactured and for the second time after 10 additional consistent consecutive batches of API have been Manufactured for Novartis and/or Unigene.

(2)	If, as a result of Sandoz’s Manufacturing the API, a Regulatory Authority (because of an inspection of Sandoz’s facilities or otherwise) requires a change in the Process or Manufacture or to the API Specifications that affects the cost of Manufacturing the API, then upon written notification by either party to the other, Sandoz and Unigene will meet to discuss (a) any change to the price of the API, (b) the date upon which such price increase or decrease will take effect, and (c) any other consequences arising from such change. In the event that within two (2) months of said notification, the parties cannot agree on an increased or decreased price or on any other measure that is required to be taken as a result of such change then the parties shall consult an international public accounting firm acceptable to both parties, whose opinion shall be binding, and the costs for which shall be borne equally by the parties, provided that the effective date of such increase or decrease will be the date on which the accounting firm issues its opinion to both parties.

(3)	In the event the parties agree to change the scale of Contract Manufacture to ** w.v., then the parties will enter into good-faith negotiations to adjust the Per Gram Price, applying the same principles as set out in Clauses 11(1) and (2); provided, however, that the parties are not obligated to make such change if they cannot reach agreement.

12.	INTELLECTUAL PROPERTY

(1)	Except as expressly provided in this Agreement or the License Agreement, each party hereby acknowledges that it shall not acquire any rights in respect of any of the other party’s Intellectual Property.

(2)	Except as is necessary for the proper performance of this Agreement by the parties, or as provided in the License Agreement, no license, express or implied, is granted by this Agreement by either party to the other under, in or to any of its Intellectual Property rights.

(3)	Subject to the License Agreement, title to and property in all Improvements, processes, software or any other thing developed by a company hereunder or any of its employees in performance of this Agreement (including Manufacturing Records and validation data) shall vest in **.

(4)	The original Manufacturing Records shall be held by Sandoz, provided that all information contained in the Manufacturing Records shall be treated as Confidential Information of Unigene and shall not be used or disclosed by either party other than for the purposes of permitting each party to exercise its rights or fulfill its obligations under this Agreement and, where necessary, for disclosure to the relevant Regulatory Authorities in order to comply with regulatory requirements relating to the Manufacture of the API by Sandoz. Upon termination of this Agreement, Sandoz will deliver all such records and information (including the Process Transfer Information and Manufacturing Records) to Unigene, but it may retain one copy solely for archival purposes to ensure compliance with its confidentiality obligations under this Agreement.

(5)	The disposition and licensing of Improvements shall be governed by the terms of the License Agreement, including but not limited to section 2.4 and 2.5, which shall analogously apply on the relationship between Sandoz and Unigene and being outlined in Schedule 11 hereto.

(6)	Ownership and Inventorship of Sole and Joint Improvements.

(a)	Ownership. Unigene shall solely own all right, title, and interest in all Unigene Sole Improvements. Sandoz and or its Affiliates shall solely own all right, title, and interest in all Novartis Non-Severable Sole Improvements and Novartis Severable Sole Improvements. Each Party shall own an undivided right, title, and interest, as defined under the applicable U.S. law, in any Joint Improvements and Non-Severable Joint Improvements, and whether patentable or not patentable subject to the provisions of this Agreement. Each Party shall reasonably promptly disclose to the other Party all Improvements made by it. Each Party shall notify the other Party if it wishes to file a patent application concerning an Improvement no later than thirty (30) days before the anticipated date of such filing. If an express grant of rights from one Party to the other is required in any country to give full force and effect to this provision, the Parties shall execute any instrument necessary to accomplish the intent of the foregoing grant.

(b)	Inventorship. Inventorship and, subject to this Agreement the rights of ownership, of inventions and other Intellectual Property rights conceived and/or reduced to practice in connection with the development activities hereunder shall be determined in accordance with the laws of the United States. It is understood that, except as otherwise provided in the License Agreement or herein, neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license, assign, mortgage or exploit a Joint Improvement by reason of joint ownership of any such intellectual property, and may otherwise undertake all activities a sole owner might undertake with respect to such Joint Improvement without the consent and without accounting to the other joint owner, except as otherwise provided in this Agreement or as the Parties may otherwise agree in writing.

(7)	Filing, Prosecution, Maintenance and Enforcement of Patents.

(a)	Licensed Technology. If Unigene elects not to prosecute or maintain such patent applications or ensuing patents or claims included in Unigene Patent Rights in any country of the Territory, Unigene shall give Sandoz notice thereof within a reasonable period prior to allowing such patent applications or patents or such claims encompassed by such patent applications or patents to lapse or become abandoned or unenforceable, and Sandoz shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain such patent applications and patents or divisional applications related to such claims encompassed by such patent applications or patents in countries of Sandoz’s choice throughout the world. Patents which Sandoz has assumed the prosecution and maintenance of shall no longer be included in the Unigene Patent Rights.

(b)

Sole Improvements. Each of Unigene and Sandoz (“Filing Party”) shall be responsible for the reasonable and diligent filing and prosecution of all patent applications relating to its Sole Improvements under this Agreement, but no party shall have an obligation to file an application relating to such Sole Improvement. Each Filing Party shall bear the cost and responsibility for the filing and prosecution of all such patent applications. The Filing Party shall provide the other Party with (a) a brief summary of the Sole Invention, and (b) the main claim at least thirty (30) days before the patent application is planned to be filed. The other Party may comment and make recommendations about content and filing strategy, which comments the Filing Party shall take under consideration. The Filing Party shall also keep the other Party informed of all material issues relating to the preparation, filing and prosecution of such patent applications. Neither Party shall file any patent application which shall lead to the disclosure of the other Party’s Confidential Information unless the other Party has first agreed in writing to the filing. If Sandoz decides not to continue to prosecute or maintain a patent application or patent in a country for Novartis Non-Severable Sole Improvements after such patent or patent application has been published and Unigene wishes to do so, then the Novartis Non-Severable Sole Improvement and resulting patent applications and patents shall be assigned to Unigene and such patent applications and patents shall become part of Unigene Patent Rights and shall no longer be a Novartis Non-Severable Sole Improvement. Prior to publication, Sandoz and/or its Affiliates will have no obligation to assign such patents or patent applications to Unigene.

(c)	Joint Improvements. In the case of Joint Improvements and Non-Severable Joint Improvements, the Parties shall decide whether or not to secure patent protection and which Party shall bear the primary responsibility for preparing, filing and prosecuting the Patent applications resulting there from. Patent-related expenses for Joint Improvements and Non-Severable Joint Improvements are **. If the Parties cannot agree which Party shall bear the primary responsibility for preparing, filing, and prosecuting Patent Applications resulting from a Joint Invention or a Non-Severable Joint Improvement, then counsel mutually agreeable to the Parties shall prepare, file and prosecute the patent applications and the Parties shall ** related thereto. Each Party shall promptly render all necessary assistance reasonably requested by the other Party in applying for and prosecuting the patent applications. Neither Party shall file any patent application on Joint Improvements or a Non-Severable Joint Improvement which shall lead to the disclosure of the other Party’s Confidential Information, unless the other Party has first agreed in writing to the filing. If a Party responsible for the prosecution or maintenance of a patent or patent application directed to a Joint Improvement or a Non-Severable Joint Improvement elects not to continue prosecution or maintenance of such patent or patent application, the Party will give the other Party notice of such election within a reasonable period prior to allowing such patent or patent application to lapse or become unenforceable, and the other Party will have the right to continue prosecution or maintenance of such patent or patent application; and if ** decides not to file a patent application for a Non-Severable Joint Improvement, ** shall be permitted to do so. If a Party (the “Relinquishing Party”) declines to pay its share of patent-related expenses for any patent application or patent directed to a Joint Improvement or a Non-Severable Joint Improvement, the other Party may assume payment of the Relinquishing Party’s share of the patent-related expenses, and the Relinquishing Party will assign title to such patent application or patent to Party assuming payment.

(d)	Enforcement of Unigene Patent Rights, enforcement of Joint Improvement Patent Rights, infringement claims and litigation activities update shall be governed by the terms and conditions of the License Agreement, including but not limited to Sections 6.2.4, 6.2.5, 6.2.6. and 6.2.7., which shall analogously apply on the relationship between Sandoz and Unigene and being outlined in Schedule 11 hereto.

13.	PAYMENT

(1)	Except as expressly stated elsewhere in this Agreement, invoices based on a Per Gram Price, will be submitted to Unigene for each cGMP Batch made pursuant to a Firm Order when the cGMP Batch of API has been Released, and is delivered to Unigene or Unigene’s transportation agent by Sandoz in accordance with this Agreement. Unigene will pay to Sandoz the full invoice price for the API to the bank account designated by Sandoz within **) days after the date of receipt of the invoice, provided that such payment shall not prejudice Unigene’s right to analyze each Batch in accordance with Clause 22 and to claim replacement quantities.

(2)	Sandoz shall maintain accurate and complete accounting records specifically relating to the Manufacture of the API under this Agreement, in accordance with generally accepted accounting principles and practices consistently applied. To the extent such records may be relevant, in Unigene’s reasonable opinion, determining whether Sandoz is complying with its obligations under this Agreement, Unigene may appoint an independent international public accounting firm reasonably acceptable to Sandoz to audit such records during Sandoz’s normal working hours subject to providing five (5) days written notice of such audit to Sandoz. For this purpose, Sandoz shall retain such records for a period of seven (7) years from the date of payment of each invoice by Unigene.

14.	LIMITATION OF LIABILITY

EXCEPT AS A RESULT OF GROSS NEGLIGENCE, RECKLESSNESS, WILLFUL AND KNOWING MISCONDUCT OR ILLEGAL ACTIVITY, NEITHER PARTY SHALL IN ANY CIRCUMSTANCES BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL OR INDIRECT LOSS OR DAMAGE OR LOSS OF PROFIT OF WHATSOEVER NATURE, INCLUDING DAMAGE TO GOODWILL, LOSS OF MARKET SHARE, EXISTING OR PROSPECTIVE, OR THE COST OF ANY DELAY OF ANY REGULATORY PROGRAM.

15.	PRODUCT SPECIFICATION

(1)

The parties acknowledge that they may adjust the API Specifications during the course of the Analytical Phase and the Pilot Phase. Unigene, in consultation with Sandoz, will reasonably establish the final API Specifications (taking into account the information relating to the API learned during the Analytical Phase and the Pilot Phase) prior to submission of the first application for Regulatory Approval.

Until the final API Specifications are so established, the draft API Specifications, as amended from time to time by agreement of the parties, shall apply for the purposes of the obligations set out in this Agreement.

(2)	Once the API Specifications are fixed by agreement of the parties for submission of the first application for Regulatory Approval, the API Specifications may be amended from time to time (a) as dictated by the FDA and applicable laws or (b) by Unigene, provided that the Unigene amended API Specifications are reasonable in light of Sandoz’s technical capabilities and capacity. Unigene shall be responsible for the cost of validation after such amendment and any increases in cost of Manufacturing the API as a result of such amendment.

16.	WARRANTIES AND INDEMNITIES

(1)	Sandoz represents and warrants that (a) the API will be Manufactured in compliance with the Process, cGMP and the requirements of the FDA or the EMEA (as applicable), (b) the API will be in conformity with the API Specifications when delivered to Unigene except for the first ** Engineering Batches each upon scale up to ** w.v. and ** w.v., (c) it will comply with all applicable environmental laws and regulations in Austria, (d) it has and shall maintain all necessary and applicable licenses and permits for the Manufacture of the API, (e) it shall deliver with the API a Certificate of Analysis in a form to be agreed upon by the parties, and (f) it is not debarred and has not and will not knowingly use in any capacity the services of any person debarred under Section 306(a) or (b) of the U.S. Generic Drug Enforcement Act of 1992 or any comparable law of any non-U.S. jurisdiction, as each may be amended from time to time.

(2)	Sandoz represents and warrants that it performs internal cGMP audits no less than once per year in order to ensure compliance with the requirements of the API Specifications and agrees to give a written certification of compliance with cGMP, in English and at no cost to Unigene, to (a) Unigene upon Unigene’s request and/or (b) Regulatory Authorities upon such Regulatory Authorities’ request. Unigene shall have the right upon reasonable notice during business hours to audit the quality systems of Sandoz, including inspecting the facilities used in Manufacture, warehousing and shipping of the API. If Sandoz becomes aware that any shipment of the API to Unigene does not meet all the requirements of the API Specifications, Sandoz will promptly notify Unigene.

(3)	Unigene represents and warrants that as of the Effective Date it is not aware of any other third party patent rights, under which Unigene is not already licensed with the right to sub-license, that may be asserted to be valid and infringed by the Manufacture of the API by Sandoz under the terms of this Agreement.

(4)	EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, THE PARTIES PROVIDE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PRODUCT AND DISCLAIM ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING (A) THE IMPLIED WARRANTIES OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, AND OF NONINFRINGEMENT, AND (B) ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICE.

(5)	Sandoz shall indemnify and hold Unigene, its Affiliates and their respective directors, officers, employees and agents harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from all claims, demands, actions and other proceedings by any Third Party to the extent arising from (a) breach of any representation, warranty or covenant of Sandoz under this Agreement or (b) the negligence, reckless or willful misconduct of Sandoz in the performance of its obligations and its permitted activities under this Agreement and based on applicable law, including the Manufacture of the API.

(6)	Unigene shall indemnify and hold Sandoz, its Affiliates and their respective officers, employees and agents harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from all claims, demands, actions and other proceedings by any Third Party to the extent arising from (a) the breach of any representation, warranty or covenant of Unigene under this Agreement, (b) the research, development, commercialization or marketing by Unigene of Unigene Drug Product containing API manufactured and sold to Unigene by Sandoz, or (c) the negligence, recklessness or willful misconduct of Unigene in the performance of its obligations and its or their permitted activities under this Agreement and based on applicable law.

(7)	Unigene shall indemnify and hold Sandoz, its Affiliates and their respective officers, employees and agents harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from all claims, demands, actions and other proceedings by any Third Party arising from any infringement by Sandoz of any third party Intellectual Property arising from its use of the Process and the Process Transfer Information for Manufacture of the API; provided that Sandoz had not made any modifications, improvements, adaptations or additions to the Process or the Process Transfer Information, whichever is the subject of the infringement claim, from how they were received from Unigene, except for those modifications requested by Unigene.

(8)	The party claiming the benefit of any indemnity hereunder must promptly notify the other of any claim as soon as it becomes aware of any claim, permit the other party to control the defense of the action, not accept any compromise or settlement of such claim or take any material steps in relation to such claim without the prior consent of the other party (not to be unreasonably withheld or delayed) and shall fully cooperate with the other party in the handling of any such claim.

17.	INSURANCE

(1)	Following supply of API from Sandoz to Unigene, Unigene shall have in place product liability insurance with a reputable insurer in an amount it deems appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement. At Sandoz’s request, Unigene shall provide Sandoz with evidence of the existence and maintenance of such cover.

(2)	Sandoz shall have in place public and product liability insurance with a reputable insurer in an amount it deems appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement. At Unigene’s request, Sandoz shall provide Unigene with evidence of the existence and maintenance of such cover.

18.	CONFIDENTIALITY AND EXCHANGE OF INFORMATION

(1)	Confidential Information. Except as expressly provided herein, the Parties agree that, for the Term of this Agreement and for ten (10) years thereafter, the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing Party hereto pursuant to this Agreement, except that to the extent that it can be established by the receiving Party by competent proof that such Confidential Information:

(a)	was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b)	was generally available to the public at the time of its disclosure to the receiving Party;

(c)	became generally available to the public after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)	was independently developed by the receiving Party without reference to any information or materials disclosed by the disclosing Party; or

(e)	was subsequently disclosed to the receiving Party by a person other than a Party without breach of any legal obligation to the disclosing Party.

(2)	Permitted Disclosures.

(a)	Each Party hereto may disclose the other’s Confidential Information to the extent such disclosure is reasonably necessary in connection with the conduct of the development activities to be conducted hereunder, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities or conducting clinical trials, provided that if a Party is required to make any such disclosure of another Party’s Confidential Information, it will give reasonable advance notice to the latter Party of such disclosure, and will use its commercially reasonable best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). In no event shall Sandoz, its Affiliate or any Third party include Unigene Confidential Information in any patent application without written consent from Unigene, nor disclose such information to any non-governmental Third Party unless the Third Party has entered into a Confidentiality Agreement at least as protective as this Clause 18. Similarly, in no event shall Unigene, its Affiliate or any Third Party include Sandoz Confidential Information in any patent application without written consent from Sandoz, nor disclose such information to any non-governmental Third Party unless the Third Party has entered into a Confidentiality Agreement at least as protective as this Clause 18.

(b)

Notwithstanding anything in this Agreement or in any other agreement to the contrary, each Party to this Agreement (and each employee, representative, or other agent of each Party) may (but is not required to) disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and the other agreements and instruments to be executed in connection herewith, as of the earlier of (a) the date of public announcement of discussions relating to the transactions contemplated by this Agreement, (b) the date of public announcement of such transactions, or (c) the date of the execution of the Agreement to enter into such transactions; provided, however, that such disclosure shall be prohibited to the extent required to comply with any applicable federal or state securities laws; and provided further that the confidentiality provisions of this Agreement and the other agreements and instruments relating to the transactions between the Parties shall continue to apply to information that is irrelevant to understanding the tax treatment or tax structure of the transactions contemplated hereby and thereby (including, without limitation, the names and other identifying details of any Party to this Agreement). The preceding sentences are intended to cause the transaction contemplated herein to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Internal Revenue Code (the “Code”) and shall be construed in a manner consistent with such purpose. Each Party recognizes that the privilege each has with respect to the confidentiality of the transaction contemplated by this Agreement or the confidentiality of a communication relating to such transaction, including a confidential communication with its attorney or with a federally authorized tax practitioner under Section 7252 of the Code, is not intended to be waived by the foregoing.

(c)	Sandoz and its Affiliates hereby agree to be parties to the Confidentiality Agreement described in Clause 1(1) as of its effective date.

(3)	Public Announcements. No public announcement or other disclosure to Third Parties concerning the existence of, terms, or subject matter of this Agreement shall be made, either directly or indirectly, by any Party to this Agreement, except as may be legally required or as may be required for recording purposes, without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or disclosure. The Party desiring to make any such public announcement or other disclosure (including, without limitation, those which are legally required or may be required for recording purposes) shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, which shall be at least three (3) business days prior to release of such proposed announcement or disclosure, and shall provide the other Party with a written copy thereof, in order to allow such other Party to comment upon such announcement or disclosure. Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other governmental or regulatory agencies, including, without limitation, requests for confidential treatment of proprietary information of either Party included in any such disclosure.

(4)	Publications. Neither Party shall submit for written or oral publication any manuscript, abstract or the like which includes data or other information containing the other Party’s Confidential Information without first obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, and shall be promptly given or refused. In no event shall either party be required to approve publication of its Know-How or other Confidential

Information. Nothing herein shall be construed to prevent Sandoz from disclosing on a need to know basis any information received from Unigene hereunder to an Affiliate, Third Party distributor, research or clinical contractor of Sandoz or its Affiliates, provided, such recipient shall be bound by confidentiality obligations as set out herein with respect to Confidential Information. Nothing herein shall be construed to prevent Unigene from disclosing any information on a need to know basis received from Sandoz or its Affiliate to a Third Party distributor, research or clinical contractor, licensee or potential licensee of Unigene provided such recipient shall be bound by confidentiality provisions set out herein with respect to Confidential Information.

(5)	Bankruptcy. All Confidential Information disclosed by one Party to the other shall remain the Intellectual Property of the disclosing Party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a Party to this Agreement based on the insolvency or bankruptcy of such Party, the bankrupt or insolvent Party shall promptly notify the court or other tribunal (i) that Confidential Information received from the other Party under this Agreement remains the property of the other Party, and (ii) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent Party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other Party’s Confidential Information and to ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

19.	PRODUCT RECALLS

(1)	If Sandoz or Unigene is required or requested by any government authority, or if Unigene in its sole discretion otherwise elects, to recall or dispose of any API for any reason, Unigene shall be responsible for conducting any recall or disposal of such API, and Sandoz shall cooperate with and give all reasonable assistance to Unigene in conducting any such recall or disposal, at Unigene’s expense. If Sandoz determines a recall or disposal may be necessary, then Sandoz will notify Unigene promptly in writing. In any event, Sandoz shall use its commercially reasonable efforts to promptly replace all recalled or disposed API (but in no event later than ** months after the commencement of the recall).

(2)	Sandoz shall provide Unigene with prompt notice of any information it receives relating to the safety of the API, including any confirmed or unconfirmed information on adverse, serious or unexpected events associated with the use of the API regardless of the source. For serious (based on a good-faith evaluation) unexpected events, notice must be given by telephone within one (1) business day after receipt of the information and followed by written notice not less than one (1) week thereafter. Unigene, with Sandoz’s cooperation, shall be responsible for responding to the FDA and filing any reports with the FDA concerning such reactions (including Drug Experience Reports) caused by the API.

(3)	Unigene shall keep Sandoz informed of any information it receives involving the API that relates to any hazards to the health or safety of any personnel of Sandoz.

20.	TERMINATION

(1)	Each party may, without prejudice to its other rights and remedies, terminate this Agreement immediately by written notice to the other party if the other party

(a)	is in material breach of any of its obligations under the Agreement and either that breach is incapable of remedy or the other party has failed to remedy the breach within six (6) months after receiving written notice requiring it to remedy that breach, except for payments due wherein the time to remedy the breach is thirty (30) days; or

(b)	becomes unable to pay its debts or becomes insolvent, or an order is made or a resolution passed for the liquidation, administration, winding up, bankruptcy or dissolution of the other party (otherwise than for the purposes of a solvent amalgamation or reconstruction), or an administrative or other receiver, manager, trustee, liquidator, administrator or similar officer is appointed over all or any substantial part of the assets of the other party, or the other party enters into or proposes any composition or arrangement with its creditors generally, or anything analogous to any of these events occurs in any applicable jurisdiction (collectively, “Bankruptcy”).

(2)	Unigene may terminate this Agreement one (1) month following Unigene’s written notice that development or sale of Unigene’s Oral Product is discontinued for any business, scientific, regulatory or safety reasons or no Launch of Unigene’s Oral Product is performed. Upon receiving such notice Sandoz shall use reasonable commercial efforts to mitigate any costs or expenses. In the event Unigene resumes development or sale of Unigene’s Oral Product within a three-year period after discontinuation then this Agreement shall revive.

(3)

In the event Sandoz becomes aware of or receives written notice of a threatened patent infringement claim relating to Sandoz’s Manufacturing the API, and such patent infringement claim does not relate to technical information or know-how incorporated into the Manufacturing process by Sandoz, Sandoz shall promptly notify Novartis Pharma AG and Unigene in writing of such claim. As soon as practicable after Unigene receives such written notice, the parties and their respective patent legal counsel will meet to discuss in good faith the validity of such infringement claim, applicable legal precedence and all possible resolutions of the matter, including Unigene’s proposals. If (x) continued performance by

Sandoz thereafter of its obligations under this Agreement will be held to constitute an infringement of a third party’s valid patent rights, (y) any Unigene proposal will not likely be successful in avoiding such infringement (e.g., by attempting to procure a license to such valid patent rights at Unigene’s expense), and (z) the indemnification provided by Unigene pursuant to this Agreement or in addition to this Agreement is not adequate, then Sandoz may terminate this Agreement on ** days’ prior written notice to Unigene.

(4)	Termination of this Agreement shall not affect any accrued rights or liabilities of either party, nor shall it affect the coming into force or the continuation in force of any provision of this Agreement that is expressly or by implication intended to come into force or continue in force on or after termination.

(5)	This Agreement may be terminated by Sandoz if the parties are unable to resolve a problem under clauses 2(4)(c), 3(3) or 3(4).

(6)	This Agreement shall not terminate upon termination of the License Agreement.

21.	CONSEQUENCES OF TERMINATION

(1)	Upon expiration of this Agreement or its termination for any reason:

(a)	Each party shall return to the other all information and materials supplied by the other party; in particular, the Process Transfer Information (including the Process Transfer Materials) supplied by Unigene pursuant to Clause 2 shall be promptly returned to Unigene;

(b)	Sandoz shall continue to maintain information about the facility, API and its production for such time and in such manner as required by any Regulatory Authority in the Territory and shall continue to respond in a timely manner to all queries and requests for information from Regulatory Authorities;

(c)	Sandoz shall, at Unigene’s option, immediately cease Manufacture or complete in-process Manufacture;

(d)	Subject to Clause 21(1)(b), each party shall deliver to the other all materials, reports, and other documents (including copies thereof) in its possession or control containing Confidential Information of the other party, and each will cease to make use of the other’s Confidential Information;

(e)

Unigene shall pay for all API which meets API Specifications that has been ordered pursuant to Firm Orders as forecasted for year 1 of the Rolling Commercial Forecast, or, missing Firm Orders after June 30 due to a delay in ordering, the minimum quantity as per Clause 4 at prices then prevailing; and shall take delivery of all such API as well as pay for the minimum purchase obligation of **% as forecasted for the year 2 of the Rolling Commercial Forecast. Only in the event the forecast for year 2 exceeds or equals ** Sandoz shall manufacture and Unigene shall take delivery of such **% obligation API to be paid for by Unigene. For quantities below ** there shall be no obligation for Sandoz to manufacture but there shall be an obligation for Unigene to pay for the minimum purchase obligation of **% as forecasted for the year 2 of the Rolling Commercial Forecast., In the event of a termination before June 30 and no Firm Order being pending for the subsequent year Unigene shall only pay for the minimum purchase obligation of **% as forecasted for the subsequent year. Only in the event the forecast for such subsequent year exceeds or equals ** Sandoz shall manufacture and Unigene shall take delivery of such **% obligation API to be paid for by Unigene. For quantities below ** there shall be no obligation for Sandoz to manufacture but there shall be an obligation for Unigene to pay for the minimum purchase obligation of **% as forecasted for the subsequent year.

The payment of the minimum purchase obligation of **% as forecasted for the year 2 of the Rolling Commercial forecast shall be excused in the event of withdrawal of FDA approval of Unigene’s Oral Product and termination by Unigene according to Clause 20(2).

If Unigene has terminated this Agreement for an uncured breach by Sandoz, Unigene’s only obligation under this subpara e) is to pay for all API which meets API Specifications that has been ordered pursuant to a Firm Order and Manufactured at the time of termination at prices then prevailing according to Schedule 7 in the then current version.

(f)	Sandoz shall, at Unigene’s option, either (i) arrange for transportation, at Unigene’s expense, of any Raw Materials paid for by Unigene to Unigene or Unigene’s designated representative or (ii) dispose of such Raw Materials on Unigene’s behalf.

(2)	In the event the License Agreement continues, Clause 21(1)(a), (c) and (d) shall not apply to Sandoz.

(3)

Upon expiry of this Agreement, its termination by Unigene pursuant to Clauses 20(1) or 20(3) or its termination by Sandoz pursuant to Clause 20(3), or for API not Manufactured by Sandoz as contemplated by this Agreement, then Sandoz shall provide information, support and assistance, including technical assistance, as is reasonably necessary for the effective transfer of the Manufacturing of the API and Technical Information to Unigene or to another entity nominated by Unigene. Except in the case of termination by Unigene for a material breach by Sandoz, Unigene shall bear the manpower costs of reasonable technical assistance provided pursuant to this clause at a rate of ** Euro per man-day with each man-

day equal to at least eight (8) working hours plus traveling and accommodation expenses. Off-site assistance provided by Sandoz shall be limited to sixty (60) man days. In the event of termination by Unigene according to Clause 20(1)(a) Sandoz’ assistance shall be provided free of charge, and be limited to sixty (60) man days in total.

(4)	Following termination of this Agreement, Sandoz shall be permitted, so long as the License Agreement is in effect, only to make API, Intermediates and Amidating Enzyme for Novartis and its Affiliates for use in Novartis Drug Products.

(5)	Following termination of this Agreement and the License Agreement, Sandoz shall not use any Licensed Technology or Unigene Confidential Information for any purpose.

22.	ACCEPTANCE

(1)	Sandoz shall notify Unigene in writing when each Batch of the API has been Released and is ready for delivery.

(2)	Within forty-five (45) days after delivery, Unigene or its representatives may, at Unigene’s option, analyze each Batch.

(3)	Any complaints by Unigene that a Batch does not comply with the requirements of the API Specifications shall be delivered to Sandoz in writing within forty-five (45) days after Unigene’s receipt of such Batch, with such complaint being accompanied by supporting data for purposes of consideration and verification by Sandoz.

(4)	If Sandoz receives a complaint under Clause 22(3), the following procedures shall apply:

(a)	If the alleged defect concerns the quantity or quality of the API delivered and Sandoz accepts the details submitted by Unigene as to the API’s noncompliance, Sandoz shall supply to Unigene (at Sandoz’s cost, including the cost of raw materials and components related thereto) the replacement quantity of the API that was allegedly missing or defective from the original Batch.

(b)

If the alleged defect concerns the quantity or quality of the API delivered and Sandoz does not accept the details submitted by Unigene, then within thirty (30) days from the date on which the details of Unigene’s complaint are received by Sandoz, Sandoz will appoint an independent scientific and technical expert acceptable to Unigene to review Unigene’s details supporting its complaint of noncompliance. Unigene shall not unreasonably refuse to accept the appointment of the independent scientific and technical expert identified by Sandoz. The findings of the expert shall be final and conclusively binding on the parties as to whether the API complies with the API Specifications. If the analysis of the expert does not confirm Unigene’s complaint, Unigene shall pay for any replacement quantities delivered by Sandoz. If the expert holds that the API is defective, all the fees and costs of the expert and the independent laboratory appointed by the expert to analyze the API shall be paid by Sandoz, and Unigene shall have no obligation to pay for such replacement quantities of API and Sandoz shall be responsible for all costs associated therewith (including the cost of raw materials, components and shipment related thereto). If the expert rejects Unigene’s complaint, all such fees and costs of the laboratory and the expert will be paid by Unigene, Unigene shall pay for any replacement quantities delivered by Sandoz in addition to the original quantities delivered, and Unigene shall be considered to have finally and completely accepted such Batch of the API.

23.	FORCE MAJEURE

(1)	Neither party shall be liable to the other for any delay or nonperformance of its obligations under this Agreement if such non fulfillment is due to strikes, riots, war, invasion, acts of God, fire, explosion, floods, delay of carrier, acts of government agencies, judicial action, labor disturbance and/or other contingencies beyond its reasonable control, subject to the affected party promptly notifying the other party in writing of the cause and the likely duration of the delay or nonperformance and provided that the affected party shall use reasonable endeavors to limit the effect of such event on the other party; the performance of the affected party’s obligations, to the extent affected by the cause, shall be suspended during the period that the cause persists. Sandoz shall have no obligation to obtain supplies, raw materials, energy, utilities, labor and APIs from a Third Party in order to supply Sandoz’s excused shortfall under this Agreement. Any shortfall shall be pro rated between Unigene and Novartis or its Affiliates based on the Firm Orders pending during the period covered by the Force Majeure. The failure to be granted either U.S. FDA or EMEA approval of Unigene Drug Product shall not be deemed a Force Majeure situation according to the terms of this Agreement.

24.	SPECIFIC INVESTMENTS

(1)

If after the Demonstration Lot Campaign i) the specific attributes of API, ii) Unigene and/or iii) a Regulatory Authority (because of an inspection of Sandoz’s facilities or otherwise) require a change in the Process or Manufacture or to the

API Specifications that affects the cost of Manufacturing the API, then upon written notification by either party to the other, Sandoz and, Unigene will meet to discuss (a) any change to the Fees, (b) the date upon which such Fee increase will take effect, and (c) any other consequences arising from such change.

(2)	In the event such change in the Process or Manufacture after the Demonstration Lot Campaign or to the API Specifications, result in start up costs (including but not limited to investments) then Unigene shall indemnify Sandoz for such costs in the year of completion of such activities in quarterly installments according to progress of work. Investments which may exceed EUR **. during the term of this Agreement in total are subject to separate agreement.

(3)	In the event such change in the Process or Manufacture after the Demonstration Lot Campaign or to the API Specifications is a consequence of requirements of Novartis and Unigene or Novartis Drug Product and Unigene Drug Product and result in start up costs (including but not limited to investments) then Sandoz shall charge Unigene and Novartis equally for such costs in the year of completion of such activities in quarterly installments according to progress of work. Investments which may exceed EUR **. during the term of this Agreement in total are subject to separate agreement.

25.	NOTICES

(1)	Any notice or other information required or permitted to be given under this Agreement shall be in writing and shall be delivered in person, or sent to the other by a recognized international courier service, fax or comparable means of communication followed by delivery in person or by a recognized international courier service addressed as follows:

(a)	if to Unigene, address to:

Unigene Laboratories, Inc.

110 Little Falls Road

Fairfield, NJ 07004

USA

Telephone No: +1-973-882-0860

Fax No: +1-973-227-6088

Attention: President

(b)	if to Sandoz, address to:

Sandoz GmbH

Biochemiestrasse 10

A6250 Kundl

Austria

Telephone No:+43-5338-200-680

Fax No: +43-5338-200-442

Attention: Head of Biotech Cooperations

or to other such address or addresses as may be specified from time to time in a written notice.

(2)	Any notice, request, approval or other document shall be deemed to have been served

(a)	if delivered by courier, at the time of delivery or

(b)	if posted by air mail, at 10.00 a.m. (of the time of the recipient) on the fourth business day after it was put in the post or if sent by fax, two (2) hours after the time of dispatch, if dispatched before 3:00 p.m. (local time at the place of destination) on a business day, and in any other case at 10:00 a.m. (local time at the place of destination) on the next business day after the date of dispatch provided that such fax is confirmed in accordance with Clause 25(2) (a) or (b).

26.	ENTIRE AGREEMENT

(1)	This Agreement, the License Agreement and the Confidentiality Agreement together contain the entire agreement between the parties with respect to its subject matter and supersede all previous agreements, understandings, representations and statements between the parties relating to the subject matter of this Agreement.

(2)	Each party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance made by or on behalf of any other party, other than those representations and warranties expressly made by the parties in this Agreement, the License Agreement or the Confidentiality Agreement.

27.	RESERVED

28.	MISCELLANEOUS PROVISIONS

(1)

Assignment. Unless otherwise expressly permitted hereunder, neither party may assign any of its rights or delegate any of its duties under this Agreement without the express prior written consent of the other party; provided, however, that either party may assign its rights and obligations under this Agreement without the other party’s consent to a third party in the event of (a) a merger with or acquisition by such third party or (b) such third party’s purchase of all or a substantial part of the business to which this Agreement relates. Without limitation to the foregoing restrictions on assignment, this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and its successors and permitted assignees.

(2)	Relationship. Nothing in this Agreement shall create, or be deemed to create, a partnership, agency or joint venture between the parties, and, except as expressly set forth herein, neither party shall have any right by virtue of this Agreement to bind the other party in any manner whatsoever.

(3)	Survival of Provisions. The termination of this Agreement, howsoever occasioned, shall be without prejudice to any obligations or rights on the part of either party that accrued prior to termination. The following Clauses of this Agreement shall survive termination hereof: 4(5)(d), 4.7, 4.8(d), 5(1), 6(3)-(4), 7(2)(only to survive in respect to the two-day-pre-approval inspections), 7.3, 7.4 (only to survive for API relevant visits of Regulatory and government authorities, and for Unigene as long as Sandoz is manufacturing for Unigene, i.e. 21(1)(e)), 12 through 14, 16 through 19, 20(4), 21 through 26, and 28 through 30. (4)

(4)	Waivers. The failure of either party at any time to enforce any of the terms, provisions or conditions of this Agreement or to exercise any right under this Agreement shall not constitute a waiver of the same or affect that party’s right thereafter to enforce the same.

(5)	Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions shall not be affected thereby, and in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of the document a provision that is legal, valid and enforceable, and as similar in terms to such illegal, invalid or unenforceable provision as may be possible while giving effect to the benefits and burdens for which the parties have bargained hereunder.

(6)	Counterparts. This Agreement is executed simultaneously in two counterparts. These two counterparts shall collectively constitute one and the same Agreement.

(7)	Subcontracting. If Sandoz determines that proper Manufacturing of the API requires the retention of one or more subcontractors or consultants, Sandoz will obtain the prior written approval of Unigene and of the FDA (if required) before using any subcontractors or consultants. Sandoz will be fully responsible to Unigene for any portion of the services performed by any subcontractor or consultant to the same extent as if such portion of the services was performed directly by Sandoz.

(8)	Amendments. No modification or alteration of any of the terms of this Agreement shall be of any effect unless in writing signed by both parties.

29.	GOVERNING LAW AND JURISDICTION

This Agreement is governed by and shall be construed in accordance with the laws of the State of New Jersey, without reference to conflicts of laws principles. Each of the Parties irrevocably submits to the exclusive jurisdiction of the state and federal courts situated in the State of New Jersey for purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby and agrees not to commence any action, suit or proceeding relating hereto except in such courts. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Clause 25.1 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. NO PARTY HERETO SHALL CHALLENGE OR CONTEST THE SUBJECT MATTER OR PERSONAL JURISDICTION OF ANY SUCH COURT OR ITS VENUE OR ASSERT THE DEFENSE OF “FORUM NONCONVENIENS” AND EACH PARTY AGREES TO ACCEPT AND NOT TO CONTEST THE ADEQUACY OF SERVICE BY REGISTERED OR CERTIFIED MAIL.

30.	DISPUTE RESOLUTION

The parties agree to attempt to settle any dispute, controversy or difference that may arise between them out of, in relation to, or in connection with this Agreement, including the breach thereof, by good-faith discussions. Any such dispute which cannot be settled by mutual understanding of the parties shall be submitted for resolution to the Chief Executive Officers of each party who shall promptly meet and endeavor to reach resolution through good-faith negotiations. In the event the parties’ Chief Executive Officers cannot reach resolution within twenty (20) days of their first meeting, then either party may commence litigation as described in Clause 29 unless the parties agree to arbitrate the dispute under New Jersey law in New York, New York under the rules of the American Arbitration Association for commercial disputes.

AS WITNESS the hands of the parties (or their duly authorized representatives) on the date which appears first on page 1.

Unigene:	SANDOZ:

Unigene Laboratories, Inc.	Sandoz GmbH

By:	By:

Name:	Warren P. Levy	Name:	E. dolejsi F. Nachtmann
Title:	President & CEO	Title:

Schedules

1. Delivery Procedure

2. API Specifications

3. Quality and Regulatory

4A. Process Transfer Information

4B. Batch Records

5. Seven Year Non-Binding Forecast

6. Raw Materials

7. Batch Sizes, Prices, Fees

8. API Description

9. Technology Transfer Plan

10. Deliverables of Unigene during technology transfer

11. Outline of License Agreement

SCHEDULE 1 to the contract manufacturing agreement by and between Sandoz GmbH and Unigene Laboratories, Inc. dated                     .

Delivery Procedure

Bulk Containers

Label for Bulk Containers

•	Name and address of Sandoz and Unigene.

•	Import Permit Number (if required).

•

Pre-Approval: “Caution: For manufacturing, processing, or repacking in the preparation of a new drug limited by Federal law to investigational use.” Post-Approval: “Caution: For manufacturing, processing, or repacking.”

•	API identifier for BBS (Bulk Biological Substance).

•	Container no.

•	Batch or production run number.

•	Code generated at Sandoz.

•	Filling Volume (L).

•	Date of manufacture.

•	Date and Signature (of Operator).

Shipping Label

•	The universal biohazard symbol.

•	The name, address and contact details (include contact name, telephone and fax number) of the importer.

•	The permit number. (If it is not on the permit, it is not necessary that it be printed on the shipper label).

•	The expiration date of the permit is also issued to the importer, along with the permit put inside the envelope with the shipper label.

•	United Nations symbol.

•

Pre-Approval: “Caution: For manufacturing, processing, or repacking in the preparation of a new drug limited by Federal law to investigational use.” Post-Approval: “Caution: For manufacturing, processing, or repacking.”

•	NDA Number or IND Number.

•	The name, address and contact details (include contact name, telephone and fax number) of the API Sponsor Company (Unigene).

•	Labels showing that the shipment is done on dry ice.

•	**

•	** included in the carton.

•	If applicable: “For Investigational Use Only under BBIND #xxxxx”.

•	If applicable “Caution: New Drug—Limited by Federal (or United States) law to investigational use.”

•	Contact information in case of a delay.

SCHEDULE 2 to the contract manufacturing agreement by and between Sandoz GmbH and Unigene Laboratories, Inc. dated September 24, 2004

API Specifications

Parameter	Test Method	Acceptance Criteria

**	**	**

**	**	**

**	**	**

**	**	**

**	**	**

**	**	**

**	**	**

**	**	**

**	**	**

**	**	**

**	**	**

SCHEDULE 3 to the contract manufacturing agreement by and between Sandoz GmbH and Unigene Laboratories, Inc. dated September 24, 2004

Quality and Regulatory

A quality agreement between Unigene and Sandoz shall be prepared within 3 months after the effective date of this Contract Manufacturing Agreement.

SCHEDULE 4A to the contract manufacturing agreement by and between Sandoz GmbH and Unigene Laboratories, Inc. dated September 24, 2004

Process Transfer Information

Analytical Methods:

**

Process Flow Chart:

SCHEDULE 4B to the contract manufacturing agreement by and between Sandoz GmbH and Unigene Laboratories, Inc. dated September 24, 2004.

Master Batch Records

** Copies of all referenced sub-assembly batch records and SOPs will be provided.

SCHEDULE 5 to the contract manufacturing agreement by and between Sandoz GmbH and Unigene Laboratories, Inc. dated September 24, 2004.

Seven Year Non-Binding Forecast

Year	**	**	**	**	**	**	**
Kilograms	**	**	**	**	**	**	**

SCHEDULE 6 to the contract manufacturing agreement by and between Sandoz GmbH and Unigene Laboratories, Inc. dated September 24, 2004.

Raw Materials

Raw Materials – Salmon Calcitonin

Unigene Part No.	Raw Material Description	Supplier	Cat #	Components of Animal Origin	Country of Animal Origin
**

Raw Materials – Amidating Enzyme

Unigene Part No.	Raw Material Description	Supplier	Cat #	Components of Animal Origin	Country of Animal Origin
**

SCHEDULE 7 to the contract manufacturing agreement by and between Sandoz GmbH and Unigene Laboratories, Inc. dated September 24, 2004.

Batch Sizes, Prices, Fees

1.	Tentative per gram price for API **

2.	Assumptions

For the avoidance of doubt, the following values in the price calculation above are considered as assumptions and shall be adapted according to clause 11(1):

For the calcitonin process:

**

•	** campaign within a year.

For the ** process:

**

2.	General

Fees, Prices and other rates as listed in this Agreement shall be understood free of VAT. VAT shall be added if required by law. Payment shall be made without any deduction or discount and free and clear of and without deduction of taxes, duties, customs duties, fees (including banking fees) and other deduction required by any competent authority. Withholding taxes shall be fully absorbed by the paying party to the extent credit is not allowed against creditor’s income tax liability (Double Taxation Treaty missing).

Fees, Prices and other rates as listed in this Agreement may be increased to be effective on January 1 of each year to provide for inflation. Such increases shall be based on the change of the Austrian Consumer Price Index, from October of the previous year to October of the year of notification. The basis for the first adaptation shall be October 2004. Sandoz shall provide notice to Unigene of each increase as soon as possible after publication of the relevant index details.

SCHEDULE 8 to the contract manufacturing agreement by and between Sandoz GmbH and Unigene Laboratories, Inc. dated September 24, 2004.

API Description

NAMES

The API is salmon calcitonin produced by recombinant DNA technology (rsCT). The United States Adopted Name (USAN) for rsCT is salmon calcitonin, the same USAN as for salmon calcitonin produced by chemical synthesis (ssCT). The International Non-Proprietary Name (INN) is calcitonin (salmon) or calcitonin-salmon, which is also the INN for ssCT. Trivial names for salmon calcitonin include calcitonin salmon (1-32) and thyrocalcitonin.

The Chemical Abstr acts Service (CAS) registry number for salmon calcitonin is [47931-85-1].

STRUCTURE

The chemical structure of rsCT is identical to that of ssCT, each being of the same sequence and structure as the salmon calcitonin from natural sources:

Similarly, the molecular weight of both ssCT and rsCT is 3,432 daltons, and the molecular formula is C145H240N44O48S2.

SCHEDULE 9 to the contract manufacturing agreement by and between Sandoz GmbH and Unigene Laboratories, Inc. dated September 24, 2004.

Technology Transfer Plan

**

SCHEDULE 10 to the contract manufacturing agreement by and between Sandoz GmbH and Unigene Laboratories, Inc. dated September 24, 2004.

Deliverables of Unigene during technology transfer

Cell Banks

1. A reasonable amount of ** for the calcitonin process and the PAM process to enable implementation of the process in Sandoz’ pilot facilities and performing the subsequent Demonstration Lot Campaign. Estimated to be ** for the ** and ** for the **.

2. Performance of the tests for testing of the process implementation at pilot scale and validation of the process at ** scale.

Methods:

**

Samples:

The following samples will be tested:

**

Batches:

The following batches will be tested:

**

SCHEDULE 11 to the contract manufacturing agreement by and between Sandoz GmbH and Unigene Laboratories, Inc. dated September 24, 2004.

Sections 2.4, 2.5, 6.2.4, 6.2.5, 6.2.6, and 6.2.7 of the License Agreement

2.4. Improvement License Grants from Novartis to Unigene to manufacture API.

2.4.1. For Novartis Non-Severable Sole Improvements and Non-Severable Joint Improvements.

2.4.1.1 During the term of the Contract Manufacturing Agreement and/or this Agreement. During the term of the Contract Manufacturing Agreement and/or this Agreement Novartis and/or its Affiliate as applicable shall upon implementation of Novartis Non-Severable Sole Improvements or Non-Severable Joint Improvements in its manufacture of API, Intermediates or Amidating Enzyme, grant to Unigene, its Affiliates and/or Joint Ventures a ** (except as to **), ** license, without the right to **, to Novartis Non-Severable Sole Improvements solely to manufacture API, Intermediates or Amidating Enzyme.

2.4.1.2. Upon termination of the Contract Manufacturing Agreement and this Agreement. After both the Contract Manufacturing Agreement and this Agreement have terminated any license granted to Unigene under Section 2.4.1.1 above shall be converted to a ** (even as to **), ** license with the right to **, to Novartis Non-Severable Sole Improvements and Non-Severable Joint Improvements solely to manufacture and have manufactured API, Intermediates or Amidating Enzyme.

2.4.1.3. Novartis and its Affiliates shall not at any time license Novartis Non-Severable Sole Improvements and/or Non-Severable Joint Improvements to any Third Party, and shall only employ Novartis Non-Severable Sole Improvements and/or Non-Severable Joint Improvements to manufacture API, Intermediates or Amidating Enzyme for Novartis Drug Products or for Unigene.

2.4.2 For Novartis Severable Sole Improvements.

2.4.2.1 During the term of the Contract Manufacturing Agreement and this Agreement. During the term of the Contract Manufacturing Agreement and this Agreement Novartis and/or its Affiliate as applicable shall upon implementation of Novartis Severable Sole Improvements in its manufacture of API, Intermediates or Amidating Enzyme, grant to Unigene, its Affiliates a ** license, without the right to **, to Novartis Severable Sole Improvements solely to manufacture API, Intermediates or Amidating Enzyme, said licenses to expire upon termination of the **.

2.4.2.2. Upon termination of the Contract Manufacturing Agreement and/or the term of this Agreement. Upon termination of the Contract Manufacturing Agreement and/or the term of this Agreement the Parties shall negotiate in good faith the terms of a **

license, without the right to ** solely to manufacture or have manufactured for Unigene, its Affiliates and/or Joint Ventures API, Intermediates or Amidating Enzyme.

2.4.3. Third Party Manufacturing. Unigene shall have the right to grant the rights granted under ** to a ** and/or ** in case ** for use in ** by a ** is required as per Section ** and/or as contemplated under the terms of the **, provided that such ** and/or ** is bound to confidentiality with respect to any information shared in the implementation of such rights and such ** and/or ** are bound by the terms and limitations of such licenses as set forth herein.

2.5. Improvement License Grants from Novartis to Unigene to manufacture proteins or peptides other than API.

2.5.1. For Novartis Non-Severable Sole Improvements. Upon the request of Unigene, the Parties shall negotiate in good faith the terms of an ** license for ** for use in the production of proteins or peptides other than API. Such licenses will be negotiated on an ** basis, unless agreed to the contrary in writing by the Parties. The right to ** will also be negotiated in good faith on an ** basis.

2.5.2. For Novartis Severable Sole Improvements. Upon the request of Unigene, the Parties shall negotiate in good faith the terms of a ** license for ** for use in the production of proteins or peptides other than API. Such licenses will be negotiated on an ** basis, unless agreed to the contrary in writing by the Parties. The right to ** will also be negotiated in good faith on an ** basis.

6.2.4. Enforcement of Unigene Patent Rights. Subject to Section 6.2.5 below, in the event that a Party learns that any Unigene Patent Rights necessary for the manufacture, use and/or sale of API are infringed or misappropriated by a Third Party in any country in the Territory, or is subject to a declaratory judgment action arising from such infringement in such country, such Party shall promptly notify the other Party hereto. Unigene shall have the initial right (but not the obligation) to enforce such Unigene Patent Rights by initiating an appropriate suit or action against such Third Party, or defend any declaratory judgment action with respect thereto, at its expense, and to use Novartis’ name in connection therewith; provided that such use without Novartis’ written consent may only occur where necessary or indispensable for Unigene to bring such suit or action. Novartis shall have the right to join in any suit or action initiated by Unigene within 90 days of the bringing of such suit or action by Unigene. Novartis may retain counsel of its choosing, at Novartis’ sole expense, or Novartis may utilize the counsel selected and directed by Unigene and share equally in the costs associated therewith. In the event that Unigene fails to initiate a suit or action to enforce such Unigene Patent Rights against such a Third Party in any jurisdiction in the Territory within ninety (90) days after notification of such infringement, Novartis may initiate such suit or action in its own name with regard to the applicable Unigene Patent Rights against such infringement, at the expense of Novartis, and to use Unigene’s name in connection therewith; provided that such use without Unigene’s written consent may only occur where necessary or indispensable for Novartis to bring such suit or action. If Novartis initiates such a suit or action, Unigene will have the right to join within ninety (90) days of the bringing of such suit or action by Novartis. Unigene may retain counsel of its choosing, at Unigene’s sole expense, or Unigene may utilize the counsel selected and directed by Novartis and share equally in the costs associated therewith. If only one Party is prosecuting a suit or action, the Party involved in the suit or action (the “Enforcing Party”), shall keep the other Party hereto reasonably informed of the progress of any such action. Unigene and/or Novartis shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made in a suit or action to which they were an active Party. Any excess amount recovered shall be allocated as follows: if the suit is joined by both Parties, the excess amount recovered is divided equally, and if only one Party brings the suit (the “Litigating Party”) and is not joined by the other Party, then only the Litigating Party shall receive the excess amount recovered.

6.2.5. Enforcement of Joint Improvement Patent Rights. Notwithstanding anything to the contrary in Section 6.2.4 above, in the event that any patent that is jointly owned by Unigene and Novartis under Section 6.1.1 of this Agreement is infringed or misappropriated by a Third Party, Novartis and Unigene shall discuss whether, and, if so, how, to enforce such jointly owned patent or defend such jointly owned patent in an infringement action, declaratory judgment or other proceeding. In the event only one Party wishes to participate in such proceeding, it shall have the right to proceed alone, at its expense, and may retain any recovery; provided, however, that at the request and expense of the participating Party, the other Party agrees to cooperate and join in any proceedings in the event that a Third Party asserts that the co-owner of such Joint Improvement patent rights or Non-Severable Joint Improvement patent rights is necessary or indispensable to such proceedings. The participating Party shall keep the other Party hereto reasonably informed of the progress of such proceeding. Damages recovered by a Party or Parties in an action under this Section 6.2.5 are to be allocated according to the scheme set out in Section 6.2.4, above.

6.2.6. Infringement Claims. If the manufacture, use, or sale of API in the Territory pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement against Unigene or Novartis, or their Affiliates, such Party shall promptly notify the other Party hereto. If Novartis or its Affiliate is not named as a Party in such a claim, suit or proceeding, Novartis or its Affiliate may, at its own expense and through counsel of its own choice, seek leave to intervene in such claim, suit or proceeding. Unigene agrees not to oppose such intervention. If Novartis or its Affiliate, and not Unigene, is named as a Party to such claim, suit or proceeding, Novartis shall have the right to control the defense and settlement of such claim, suit or proceeding, at its own expense, using counsel of its own choice. Unigene, however, at its own expense and through counsel of its own choice, may seek to intervene if the claim, suit or proceeding relates to the commercialization of the API in the Field, and in such event, Novartis and its Affiliates agree not to oppose such intervention. If Novartis or its Affiliate is named as a Party, or if Novartis or its Affiliate is successful in intervening in actions brought against Unigene or its Affiliate, and Unigene shall, at any time, tender its defense to Novartis or its Affiliate, then Novartis shall defend Unigene in such claim, suit or proceeding, at Novartis’ own expense and through counsel of its own choice, and Novartis shall control the defense and settlement of any such claim, suit or proceeding; provided, Novartis shall not enter into any agreement which (i) extends or purports to exercise Novartis’ rights under Unigene’s Licensed Technology beyond the rights granted pursuant to this Agreement, (ii) makes any admission regarding (a) wrongdoing on the part of Unigene, or (b) the invalidity, unenforceability or absence of infringement of any Unigene Patent Rights or patent claiming a Joint Invention, without the prior written consent of Unigene, which consent shall not be unreasonably withheld. The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

6.2.7. Litigation Activities Update. The Parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning API, provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a Party pursuant to this Article 6 may be entered into without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

EXHIBIT C

TECHNOLOGY TRANSFER PLAN

**

EXHIBIT D

UNIGENE SOLE IMPROVEMENTS

CONFIDENTIAL

1)	**	**
2)	**	**
3)	**	**

EXHIBIT E

Invention	Country	Status	Application/Patent #	Application/Issued	Expiration date	Number of Patents
**		**	**	**	**	**

**	**	**	**	**	**	**

**	**	**	**	**	**	**

EXHIBIT F

PRODUCT SUPPLY AGREEMENT

THIS PRODUCT SUPPLY AGREEMENT (this “Agreement”) is entered into as of September 24, 2004 (the “Effective Date”), by and between Novartis Pharma AG, a Swiss corporation (“Novartis”), and Unigene Laboratories, Inc., a Delaware corporation (“Unigene”) (each a “Party” and collectively, the “Parties”). All terms not otherwise defined herein shall have their respective meaning as set forth in the License Agreement and the Contract Manufacturing Agreement (as defined below).

1.	GENERAL SCOPE OF AGREEMENT

In connection with that certain License Agreement, dated as of the date hereof, by and between Novartis and Unigene (the “License Agreement”), and that certain Contract Manufacturing Agreement between Sandoz GmbH and Unigene (the “Contract Manufacturing Agreement”), Novartis and/or its Affiliate hereby agree to manufacture, sell and deliver to Unigene the quantities of API described in the Task Order attached hereto as Exhibit A (the “Product”), and in conformity with the terms of the Task Order and the Quality Assurance Agreement entered into by Unigene and Novartis, whereas the Quality Assurance Agreement shall be negotiated between the parties in good faith within three (3) months of Effective Date and that shall be attached hereto as Exhibit B (the Task Order and the Quality Assurance Agreement are referred to collectively herein as the “Quality Requirements”).

2.	TERM OF AGREEMENT

Unless sooner terminated pursuant to Paragraph 12, this Agreement shall commence on the date set forth above and shall continue in force until the Termination Date as defined herein. The Termination Date shall be the date on which Unigene accepts the final shipment of Product to be delivered pursuant to Paragraph 3C of this Agreement.

3.	ACCEPTANCE AND PAYMENT

A.	Acceptance

(a)	Product delivered pursuant to this Agreement shall be subject to inspection at Unigene’s facilities for compliance with the Quality Requirements.

(b)	Within ** days after the applicable shipment of the Product is received by Unigene at the specified Unigene location, and Novartis has provided the documentation required by the Task Order, Unigene may analyze the shipment of the Product. If Unigene determines that any shipment of Product, in whole or in part, fails to conform to the Quality Requirements, Unigene shall so inform Novartis in writing describing the reason for such rejection in detail and providing copies of all written materials upon which such rejection is based.

B.	Consequences of Rejection.

If Novartis receives a complaint under Paragraph 3 (A), the following procedures shall apply:

(a)	If the alleged defect concerns the quantity or quality of the API delivered and Novartis accepts the details submitted by Unigene as to the API’s noncompliance, Novartis shall supply to Unigene (at Novartis’ cost, including the cost of raw materials and components related thereto) the replacement quantity of the API that was allegedly missing or defective from the original batch.

(b)	If the alleged defect concerns the quantity or quality of the API delivered and Novartis does not accept the details submitted by Unigene, then within ** days from the date on which the details of Unigene’s complaint are received by Novartis, Novartis will appoint an independent scientific and technical expert acceptable to Unigene to review Unigene’s details supporting its complaint of noncompliance. Unigene shall not unreasonably refuse to accept the appointment of the independent scientific and technical expert identified by Novartis. The findings of the expert shall be final and conclusively binding on the parties as to whether the API complies with the Quality Requirements. If the analysis of the expert does not confirm Unigene’s complaint, Unigene shall pay for any replacement quantities delivered by Novartis. If the expert holds that the API does not meet the Quality Requirements, all the fees and costs of the expert and the independent laboratory appointed by the expert to analyze the API shall be paid by Novartis, and Unigene shall have no obligation to pay for such replacement quantities of API and Novartis shall be responsible for all costs associated therewith (including the cost of raw materials, components and shipment related thereto). If the expert rejects Unigene’s complaint, all such fees and costs of the laboratory and the expert will be paid by Unigene, Unigene shall pay for any replacement quantities delivered by Novartis in addition to the original quantities delivered, and Unigene shall be considered to have finally and completely accepted such batch of the API.

C.	Except as otherwise provided in Paragraph 3B (b) Unigene shall pay for Product accepted by it within ** days after receipt by Unigene of an invoice from Novartis unless in dispute. All sums due to Novartis shall be payable in United States Dollars by bank wire transfer in immediately available funds to such bank account as Novartis shall designate. The Product will be shipped, at Unigene’s cost, from Novartis [FCA, site of manufacture] INCOTERMS 2000 in accordance with Unigene’s shipping instructions as provided in writing to Novartis. In addition, Novartis shall use Unigene’s designated carrier and shall ship the Product to the address designated on the Task Order. Risk of loss in transit from Unigene’s designated carrier shall lie with Unigene. Novartis shall cooperate with Unigene’s designated carrier and provide all required carrier documentation for the shipment of Product. Unigene shall be responsible only for those taxes imposed on a purchaser by operation of law.

D. Novartis shall deliver a total of ** of Product (“Initial Quantity”) to Unigene free of charge pursuant to the terms and conditions of the Task Order.

E. Unigene is obligated to purchase from Novartis a total amount of the Product to be determined by Unigene by ** (the “Obligated ** Quantity”) to be delivered in accordance with the Task Order by the Obligated Date (as defined in the Task Order) at a price per gram to be determined pursuant to Section 11(1) and Schedule 7 of the Contract Manufacturing Agreement (the “Obligated Price”). For the avoidance of doubt the parties hereby agree, that the Obligated Price shall correspond to the price determined in Schedule 7 upon Effective Date and updated for the first time after the Process is implemented and the Demonstration Lot Campaign batches are Manufactured pursuant to Section 11(1) of the Contract Manufacturing Agreement. If Unigene fails to purchase the Obligated ** Quantity by the Obligated Date, then within ** days after the Obligated Date, Unigene shall pay to Novartis the difference between (i) the Obligated Amount multiplied by the Obligated Price, and (ii) the amount actually paid to Novartis by Unigene for Product purchased pursuant to this Agreement.

F. Unigene may employ Product supplied by Novartis and/or its Affiliates under this Agreement, in connection with human clinical trials.

4.	COMMUNICATIONS

In the Task Order, the Parties shall identify individuals who shall serve as the Parties’ representatives as to technical and administrative matters. Except in case of emergency, all communications between Novartis and Unigene shall be made through these representatives. Any written communication required or deemed necessary hereunder shall be deemed to have been properly served or sent if delivered in person, sent by a recognized overnight delivery service, or deposited in the United States mail, postage prepaid, for mailing by registered or certified mail, and addressed to these representatives.

Novartis shall immediately inform Unigene of any occurrence that creates material uncertainty as to Novartis’ ability to comply fully with any aspect of the Task Order. Without limiting Novartis’ obligations pursuant to this Paragraph, the Parties’ technical representatives shall establish a regular schedule of conferences to facilitate such communications.

5.	INTELLECTUAL PROPERTY

Intellectual property matter shall be governed by Article 6 of the License Agreement.

6.	CONFIDENTIALITY AND EXCHANGE OF INFORMATION

Confidentiality and the Exchange of Confidential Information shall be governed by Article 8 of the License Agreement.

7.	PUBLICITY

A. Except as otherwise permitted by Section 8.3 of the License Agreement, neither Party shall disclose either the fact or terms of this Agreement without the prior written consent of the other Party except as required by law.

B. Neither Party will use, or authorize others to use, the name, symbols, or marks of the other Party in any advertising or publicity material or make any form of representation or statement with regard to this Agreement or any Task Order issued hereunder which would constitute an express or implied endorsement by the other Party of any commercial product or service without that other Party’s prior written approval.

8.	DOCUMENTATION, INSPECTIONS AND AUDITING

A. Novartis and/or its Affiliate will document all aspects of its procedures as described in the Task Order and Quality Assurance Agreement and will deliver to Unigene (or, where applicable, make available to Unigene for inspection during mutually agreeable times during normal business hours) in a timely manner all of the documentation described in the Task Order. In addition, to the extent that such requests do not include Novartis’ and/or its Affiliate’s proprietary or trade secret information and do not conflict with other contractual or legal obligations of Novartis and/or its Affiliate, Novartis and/or its Affiliate will cooperate in good faith to provide any additional documentation that Unigene may reasonably require to determine whether to accept or reject the Product. If Novartis and/or its Affiliate decline to provide any additional documentation in its possession and requested by Unigene, then Unigene may, in its sole discretion, reject the Product.

B. During the term of this Agreement and for three (3) years thereafter (or for such longer period as may be required by law, regulation, or other administrative requirement), Novartis and/or its Affiliate will maintain all books, records and other documents (including but not limited to the documents referred to in Paragraph 8A) relating to the performance of this Agreement or required to be kept by law or permit.

9.	INDEMNIFICATION

A. Novartis agrees to indemnify, defend and hold Unigene and its subsidiaries and affiliates (including all officers, directors, employees, contractors and agents of the foregoing) harmless from and against any and all third party claims, demands, causes of action, damages, liabilities, losses, costs and expenses, including attorneys’ fees (collectively, the “Claims”), arising out of the negligence or willful misconduct of Novartis in the performance of obligations under this Agreement (including, but not limited to, the performance of Novartis’ and/or its Affiliates’ employees, subcontractors or agents); or from the breach by Novartis of its warranties, except to the extent that such Claims were caused by the negligence or willful misconduct of Unigene. Novartis further agrees to indemnify, defend and hold Unigene and its subsidiaries and affiliates (including all officers, directors, employees, contractors and agents of the foregoing) harmless from and against any and all Claims arising out of the actual or alleged infringements of any patents, trademarks, copyrights or other third party intellectual property rights arising from the manufacture of the Product by Novartis and/or its Affiliates. Novartis’ obligation to indemnify Unigene for Claims pursuant to this Paragraph 9A shall not exceed the aggregate dollar amount actually paid to Novartis under this Agreement.

B. Unigene agrees to indemnify, defend and hold Novartis and its subsidiaries and affiliates (including all officers, directors, employees, contractors and agents of the foregoing) harmless from and against any and all Claims, arising out of the negligence or willful misconduct of Unigene in the performance of its obligations under this Agreement (including, but not limited to, the performance of Unigene’s employees, subcontractors or agents); or from the administration or use of the Product by Unigene, except to the extent that such Claims were caused by the negligence or willful misconduct of Novartis and/or its Affiliates in the performance of its obligations under this Agreement (including, but not limited to, the performance of Novartis’ and/or its Affiliates’ employees, subcontractors or agents); or from the breach by Novartis of its warranties.

C. The Party seeking indemnification (“Indemnitee”) will notify promptly the Party from which indemnification is sought (“Indemnitor”) of any complaint, claim or injury relating to any loss subject to indemnification hereunder. Indemnitor shall have the right to select defense counsel and to direct and control the defense or settlement of any such liability, claim, action or suit. Indemnitee shall cooperate fully with Indemnitor and its legal representatives in the investigation and defense relating to any loss subject to indemnification hereunder.

D. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NOVARTIS MAKES NO WARRANTIES AS TO THE PRODUCT, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING AS TO THE MERCHANTABILITY OF THE PRODUCT OR ITS FITNESS FOR A PARTICULAR PURPOSE OR THAT THE USE OF THE PRODUCT WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS HELD BY A THIRD PARTY.

10.	INSURANCE

A. Novartis agrees that it shall maintain liability insurance that is similar in type and amount to insurance that Novartis customarily maintains for a period of ** years following termination of this Agreement.

B. Upon execution of this Agreement, Novartis will provide Unigene with evidence of Novartis’ insurance. In the event that Novartis becomes aware of any changes to its insurance program, Novartis will promptly notify Unigene in writing of such changes.

11.	FORCE MAJEURE

Neither Party shall be liable to the other for any failure to deliver or receive Product or for any delay in delivery or receipt of Product when such failure or delay shall be caused (directly or indirectly) by fire; flood; accident; explosion; equipment or machinery breakdown; sabotage; strike or any labor disturbance (regardless of the reasonableness of the demands of labor); civil commotion; riot; invasion; war; act of terrorism; any act, restraint, requisition, regulation or direction of any governmental authority (whether or not valid); shortage of labor, fuel, power or raw materials; inability to obtain supplies; inability to obtain or delays of transportation facilities; any Act of God; or any other event beyond the reasonable control of the Party whose performance is affected (each, an “Event of Force Majeure”). The Party whose performance is so affected shall provide prompt written notice to the other, shall indicate the estimated duration of such Event of Force Majeure, and shall use all commercially reasonable efforts to mitigate the effects of such Event of Force Majeure. If, by reason of any such Event of Force Majeure, Novartis is excused from performance, then, to the extent Product are not delivered to Unigene in the quantities or at the times required hereunder, Unigene may purchase a replacement product from other sources without liability or obligation to Novartis. In the event Unigene purchases a replacement product from another source, then Unigene may, to the full extent of such purchases, reduce its quantity purchase commitment, if any, hereunder. All such quantities of replacement product so purchased by Unigene shall be considered Product purchased from Novartis for purposes of calculating discounts based on volume allowed under this Agreement, if any. During any period of shortage due to any of said Events of Force Majeure, Novartis and/or its Affiliates shall allocate its supply of Product fairly and equitably among its customers, including Unigene. In addition, Unigene may, at its option, extend the Term of this Agreement to permit partial or total delivery of Product not delivered because of any such Event of Force Majeure. If such Event of Force Majeure continues for more than sixty (60) days, Unigene has the option, at any time thereafter during which the Event of Force Majeure is continuing, to terminate this Agreement without liability to Novartis, except to pay for Product already accepted.

12.	TERMINATION

A. This Agreement and the Task Order issued hereunder may be terminated by Unigene with or without cause upon thirty (30) days written notice to Novartis; provided, however, that, if Unigene terminates this Agreement without cause, together with the delivery of such written notice, Unigene shall deliver to Novartis a termination payment equal to the difference between (i) the Obligated Amount multiplied by the Obligated Price, and (ii) the amount actually paid to Novartis by Unigene for Product purchased pursuant to this Agreement; provided further, however, that if Unigene terminates this Agreement with cause, within thirty (30) days after such written notice, Unigene shall deliver to Novartis a termination payment for costs incurred by Novartis for any fulfillment of Novartis’ obligations under this Agreement through the date of such written notice. Upon receipt of such written notice, Novartis and or its Affiliates shall cease all activities under this Agreement related to the manufacture and delivery of the Product, except as to the delivery of Product already accepted and paid for.

B. In the event that (a) either Party becomes insolvent or is unable to pay its debts as they become due, or a petition in bankruptcy or for reorganization is filed by or against them, or a receiver is appointed of the whole or any substantial portion of its property; or (b) either Party is in material breach of its obligations hereunder, which breach remains uncured for sixty (60) business days following receipt of written notice from the other specifying the breach, then the other Party shall have the right to terminate this Agreement with immediate effect, and without prejudice to its other rights or remedies, by written notice of such election.

C. This Agreement and the Task Order may be terminated by either party for a material breach upon sixty (60) days prior written notice, during which period the other party shall have the opportunity to cure such breach. Notwithstanding the above, in the case of a failure of Unigene to pay any payment due hereunder, the period for cure of any such failure to pay following written notice from Novartis thereof shall be thirty (30) days and, unless payment is made by Unigene within such period or unless Unigene has notified Novartis that a good faith dispute exists regarding Unigene’s failure to pay, the termination shall become effective at the end of such thirty (30) day period.

13.	CONFORMANCE WITH LAW AND ACCEPTED PRACTICE; WARRANTIES

A. Novartis and/or its Affiliates shall perform this Agreement: (i) in a professional manner; and (ii) in conformance with that level of care and skill ordinarily exercised in similar circumstances by other manufacturers of products that are the same as or similar to the Product. Novartis and/or its Affiliates warrant that all Product furnished hereunder has been manufactured, prepared for shipment and delivered to Unigene’s commercial carrier in accordance with all applicable federal, state and local laws, rules, regulations, orders, ordinances and guidelines and good industry practice. Novartis and/or its Affiliate have and will maintain all licenses, permits, and similar authorizations required for the manufacturing, processing and packaging of the Product.

B. Novartis warrants that all Product supplied hereunder: (i) is owned by Novartis free of any lien, claim or encumbrance; (ii) conforms fully to every specification set forth in the Task Order; (iii) conforms fully to every specification set forth in the Quality Assurance Agreement; (iv) to Novartis’ knowledge and belief, is free from contamination and any latent or patent defects in design, materials or workmanship; (v) does not, to Novartis’ knowledge and belief, infringe any patent, any other intellectual property right or any other proprietary right of any third party for which Novartis does not have a license; and (vi) is, to Novartis’ knowledge and belief, suitable for use in humans. Without limiting the generality of the foregoing, Novartis acknowledges and understands that Unigene may use the Product, in Unigene’s sole discretion, as the active pharmaceutical ingredient in clinical (human) trials.

14.	SUBCONTRACTORS

Novartis shall not subcontract any of this Agreement without the prior written approval of Unigene other than to its Affiliates. Any such approval shall not relieve Novartis of its obligations under this Agreement.

15.	APPLICABLE LAW

This Agreement shall be construed by and enforced in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws. Any lawsuit which may arise with respect to this Agreement shall be brought only in a court of competent jurisdiction located in the State of New Jersey.

16.	INDEPENDENT CONTRACTOR

A. In the performance of this Agreement, Novartis shall be deemed to be and shall be an independent contractor and, as such, neither the Novartis nor its employees shall be entitled to any benefits applicable to employees of Unigene.

B. Neither Party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty or representation as to any matter. Neither Party shall be bound by the acts or conduct of the other.

17.	ENTIRE AGREEMENT

This Agreement, together with the Task Order (annexed hereto as Exhibit A), the Quality Assurance Agreement between Novartis and Unigene to be negotiated within three (3) months after Effective Date (annexed hereto as Exhibit B), and the License Agreement including all its Exhibits represent the entire understanding between the Parties with respect to the subject matter hereof and merge and supercede all prior and contemporaneous agreements or understandings, oral or written with respect thereto. None of the Agreements referenced in this Paragraph shall be modified except by a writing signed by the Parties to the particular Agreement to be modified specifying that it is a modification to the particular Agreement to be modified.

18.	SEVERABILITY

The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof.

19.	ASSIGNMENT

This Agreement shall not be assignable by either Party to any third party without the written consent of the other Party hereto; provided, however, that either party may assign this Agreement, without such consent, to (i) an affiliate; or (ii) an entity that acquires all or substantially all of the capital stock, business or assets of Novartis to which this Agreement pertains, (whether by merger, reorganization, acquisition, sale, or otherwise) and agrees in writing to be bound by the terms and conditions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

20.	WAIVER

The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the Party making the waiver.

21.	DEBARTMENT CERTIFICATION

Novartis and/or its Affiliate hereby represent and warrant that neither Novartis nor any person employed by Novartis and/or its Affiliates in connection with any work to be performed for or on behalf of Unigene has been debarred under Section 306(a) or (b) of the Federal Food, Drug and Cosmetic Act, and that no debarred person will in the future be employed by Novartis and/or its Affiliates in connection with any work to be performed for or on behalf of Unigene. If at any time after execution of this Agreement, Novartis becomes aware that Novartis or any person employed by Novartis in connection with any work to be performed for or on behalf of Unigene shall become or shall be in the process of being debarred, Novartis hereby agrees to so notify Unigene at once.

22.	SURVIVAL

The provisions of Paragraphs, 5, 6, 7, 8B, 9, 10, 15, 18, 19 and 20 and this Paragraph 22 shall survive the expiration or termination of this Agreement as well as all payment obligations pending at the time of expiration or termination, if any.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

NOVARTIS PHARMA AG

Name:	Kimberly J. Urdahl
Title:	Head of Legal, Primary Care

Name:	Dr. Tom Chakraborti
Title:	Senior Legal Counsel

UNIGENE LABORATORIES, INC.

Name:	Warren P. Levy
Title:	President and Chief Executive Officer

EXHIBIT A

TASK ORDER

1. Product: API derived from the ** cGMP batches produced during the Demonstration Lot Campaign pursuant to the terms of the Contract Manufacturing Agreement.

2. Quantity of Product:

a	A total of ** of Product, ** of Product from each of first ** different cGMP batches (“Initial Quantity”)

b	An amount of Product still to be determined by Unigene by ** for use in Unigene’s Oral Product for ** (“Obligated ** Quantity”)

3. Specifications: as attached hereto in Schedule 1

4. To be delivered to Unigene:

a	Initial Quantity, no later than within ** after release by Sandoz of the ** cGMP batch from the Demonstration Lot Campaign

b	** Quantity, no later than within ** after the completion and the release of all batches of the Demonstration Lot Campaign by Sandoz (“the Obligated Date”)

5. Price:

a	Initial Quantity, **

b	** Quantity, at the Obligated Price

6. Supplier Procedure Documentation

Novartis and/or its Affiliates will provide the following documents and/or information to Unigene, it being understood that any data provided in accordance with this Task Order shall be in compliance with Section 2.2.4 (Right of Reference) of the License Agreement:

A.	**

B.	**

C.	**

D.	**

E.	**

F.	**

G.	**

H.	**

I.	**

J.	**

K.	**

L.	**

M.	**

Contacts:

If to Novartis for Technical Matters:	If to Supplier for Technical Matters:

**	**

If to Novartis for Administrative Matters:	If to Supplier for Administrative Matters:

**	**

Schedule 1:

Product Specifications

Parameter	Test Method	Acceptance Criteria

**	**	**

**	**	**

**	**	**

**	**	**

**	**	**

**	**	**

**	**	**

**	**	**

**	**	**

**	**	**

**	**	**

EXHIBIT B

QUALITY ASSURANCE AGREEMENT

The Quality Assurance Agreement shall be negotiated between Unigene and Novartis and/or its Affiliates within three months of the Effective Date of the Contract Manufacturing Agreement.

7.

EXHIBIT G

PATENT SECURITY AGREEMENTS

Filed as Exhibits 10.38 and 10.39 to Unigene’s Post-Effective Amendment No. 2 to Form S-3 on Form S-1 Registration Statement, filed December 12, 2001.

EXHIBIT H

UNIGENE PRESS RELEASE

Filed as Exhibit 99.1 to Unigene’s Current Report on Form 8-K, filed on April 8, 2004.